As filed with the Securities and Exchange Commission on February 10, 2009
Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TD AMERITRADE HOLDING CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	6211 (Primary Standard Industrial Classification Code Number)	82-0543156 (I.R.S. Employer Identification Number)

4211 South 102nd Street
Omaha, Nebraska 68127
(402) 331-7856

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

David L. Lambert, Esq.
Deputy General Counsel — Finance/Securities
6940 Columbia Gateway Dr.
Columbia, Maryland 21046
(443) 539-2124
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Larry W. Sonsini, Esq. Martin W. Korman, Esq. Michael S. Ringler, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 (650) 493-9300	Ida K. Kane Senior Vice President and Chief Financial Officer thinkorswim Group Inc. 45 Rockefeller Plaza, Suite 2012 New York, New York 10111 (801) 816-6918	Ethan A. Klingsberg, Esq. Benet J. O’Reilly, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of		Offering	Proposed Maximum Aggregate	Amount of
Securities to be Registered(1)	Amount to be Registered(2)	Price per Unit	Offering Price(3)	Registration Fee
Common Stock, par value $0.01 per share	27,927,074	N/A	$314,004,154	$12,340.36

(1)	This Registration Statement relates to shares of common stock, par value $0.01 per share of the Registrant issuable to holders of shares of common stock, par value $0.01 per share, of thinkorswim Group Inc., a Delaware corporation (“thinkorswim”), in the proposed acquisition of thinkorswim by the Registrant pursuant to the terms of the Agreement and Plan of Merger, dated as of January 8, 2009, by and among thinkorswim, the Registrant, Tango Acquisition Corporation One and Tango Acquisition Corporation Two.

(2)	Based on the maximum number of shares to be issued in connection with the merger, calculated as the product of (a) 70,168,526 shares, the maximum number of shares of thinkorswim common stock that may be cancelled and exchanged in the merger and (b) an exchange ratio of 0.3980 shares of the Registrant’s common stock for each share of thinkorswim common stock.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(f) of the Securities Act of 1933, as amended, based upon the product of (A) $7.815, the average of the high and low prices per share of thinkorswim common stock on February 4, 2009, as quoted on the NASDAQ Global Market, multiplied by (B) 70,168,526, the maximum number of shares of thinkorswim common stock that may be cancelled and exchanged in the merger; less $234,362,877, the aggregate amount of cash that would be payable to the holders of thinkorswim common stock in the merger assuming 70,168,526 shares of thinkorswim common stock were outstanding.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION — DATED FEBRUARY 10, 2009

MERGER PROPOSAL AND EXCHANGE PROGRAM PROPOSAL

YOUR VOTE IS VERY IMPORTANT

Dear stockholder:

On January 8, 2009, thinkorswim Group Inc., referred to as thinkorswim, and TD AMERITRADE Holding Corporation, referred to as TD AMERITRADE, announced a business combination in which thinkorswim would merge with a subsidiary of TD AMERITRADE. If this merger is completed, you will have the right to receive $3.34 in cash, without interest and less any applicable withholding, referred to as the cash consideration, and 0.3980 of a share of TD AMERITRADE common stock, referred to as the stock consideration, and together with the cash consideration, referred to as the merger consideration, for each outstanding share of common stock of thinkorswim that you hold immediately prior to the merger.

The value of the merger consideration will fluctuate with the market price of TD AMERITRADE common stock. The following table shows the closing sale prices of TD AMERITRADE common stock and thinkorswim common stock as reported on the NASDAQ Global Select Market and the NASDAQ Global Market, respectively, on January 7, 2009, the last trading day before the announcement of the potential merger, and on [          ], 2009, the last practicable trading day before the distribution of this document. This table also shows the implied value of the merger consideration proposed for each share of thinkorswim common stock, which we calculated by adding to the cash consideration the product obtained by multiplying the closing price of TD AMERITRADE common stock on those dates by 0.3980, the exchange ratio for the stock consideration.

Implied Value of
One Share of
thinkorswim
	TD AMERITRADE	thinkorswim	Common
	Common Stock	Common Stock	Stock

At January 7, 2009	$13.48	$5.65	$8.705
At [ ], 2009	$ [ ]	$ [ ]	$ [ ]

The market prices of both TD AMERITRADE common stock and thinkorswim common stock will fluctuate before the merger. You should obtain current stock price quotations for TD AMERITRADE common stock and thinkorswim common stock. TD AMERITRADE common stock is quoted on the NASDAQ Global Select Market under the symbol “AMTD.” thinkorswim common stock is quoted on the NASDAQ Global Market under the symbol “SWIM.”

We cannot complete the merger unless thinkorswim’s stockholders approve and adopt the merger agreement and the transactions contemplated thereby, referred to as the merger proposal. thinkorswim will hold a special meeting of its stockholders to vote on the merger proposal at [          ] located at [          ] at [          ], local time, on [          ], 2009. Your vote is important. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in this proxy statement/prospectus. Failing to vote will have the same effect as voting against the merger proposal. You will also have an opportunity to vote to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger proposal, referred to as the adjournment proposal.

In connection with the proposed transaction, thinkorswim has agreed to implement, subject to stockholder approval, a stock option exchange program, referred to as the exchange program, that will permit thinkorswim’s eligible employees and independent contractors, referred to as eligible individuals, to exchange certain thinkorswim options, which were issued under the thinkorswim Second Amended and Restated 2001 Stock Option Plan, the Telescan, Inc. Amended and Restated 1995 Stock Option Plan, the Telescan, Inc. 2000 Stock Option Plan and the Telescan, Inc. Amended and Restated Stock Option Plan, for thinkorswim restricted stock units, which will be assumed by TD AMERITRADE if the merger is completed. At the special meeting, thinkorswim stockholders will have an opportunity to vote to approve the exchange program and an amendment to thinkorswim’s Second Amended and Restated 2001 Stock Option Plan to permit the grant of thinkorswim restricted stock units. This exchange program and the amendment are referred to as the exchange program proposal. The approval of the exchange program proposal is not a condition to completion of the merger and the exchange of thinkorswim options for thinkorswim restricted stock units will occur only if the merger is completed.

The thinkorswim board of directors unanimously recommends that thinkorswim stockholders vote FOR approval of the merger proposal, the exchange program proposal and the adjournment proposal.

This proxy statement/prospectus describes the special meeting, the merger proposal, the exchange program proposal and the adjournment proposal, the documents related to each proposal, and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors” beginning on page 12 for a discussion of the risks relating to the merger proposal. You also can obtain information about our companies from documents that each of us has filed with the Securities and Exchange Commission.

By Order of the Board of Directors

LEE K. BARBA
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the TD AMERITRADE common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is [          ], 2009, and it is first being mailed or otherwise delivered to thinkorswim stockholders on or about [          ], 2009.

THINKORSWIM GROUP INC.
45 Rockefeller Plaza, Suite 2012
New York, NY 10111

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[Date]

To the stockholders of thinkorswim Group Inc.:

thinkorswim Group Inc. (“thinkorswim”) will hold a special meeting of stockholders at [          ] located at [          ] at [          ], local time, on [          ], 2009 to consider and vote upon the following proposals to:

•	approve and adopt the Agreement and Plan of Merger, dated as of January 8, 2009, by and among TD AMERITRADE Holding Corporation, Tango Acquisition Corporation One, Tango Acquisition Corporation Two and thinkorswim, as such agreement may be amended from time to time, and the transactions contemplated thereby (the “Merger Proposal”);

•	approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the Merger Proposal (the “Adjournment Proposal”); and

•	approve (A) a stock option exchange program that, conditioned upon completion of the merger, will permit thinkorswim’s eligible employees and independent contractors to exchange underwater thinkorswim options, issued under the thinkorswim Second Amended and Restated 2001 Stock Option Plan, the Telescan, Inc. Amended and Restated 1995 Stock Option Plan, the Telescan, Inc. 2000 Stock Option Plan and the Telescan, Inc. Amended and Restated Stock Option Plan, for thinkorswim restricted stock units, which will be assumed by TD AMERITRADE Holding Corporation if the merger is completed, and (B) an amendment to thinkorswim’s Second Amended and Restated 2001 Stock Option Plan to permit the grant of thinkorswim restricted stock units (together, the “Exchange Program Proposal”).

The thinkorswim board of directors has fixed the close of business on [          ], 2009 as the record date for the special meeting. Only thinkorswim stockholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. In order for the Merger Proposal to be approved, the holders of at least a majority of the thinkorswim shares outstanding and entitled to vote thereon must vote in favor of approval of the Merger Proposal. In order for the Exchange Program Proposal and the Adjournment Proposal to be approved, the holders of a majority of the shares entitled to vote and present in person or by proxy must vote in favor of approval of each of the Exchange Program Proposal and the Adjournment Proposal.

Regardless of whether you plan to attend the special meeting, please submit your proxy with voting instructions. Please vote as soon as possible. If you hold stock in your name as a stockholder of record, please vote your shares by (i) completing, signing, dating and returning the enclosed proxy card, (ii) using the telephone number on your proxy card, or (iii) using the Internet voting instructions on your proxy card. If you hold your stock in “street name” through a bank or broker, please direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of thinkorswim common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the special meeting in the manner described in the accompanying document.

The thinkorswim board of directors has unanimously approved the Merger Proposal and the Exchange Program Proposal, and unanimously recommends that thinkorswim stockholders vote “FOR” approval of the Merger Proposal, the Exchange Program Proposal and the Adjournment Proposal.

BY ORDER OF THE BOARD OF DIRECTORS,

Paul A. Helbling
Secretary

[          ], 2009

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about TD AMERITRADE and thinkorswim from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

TD AMERITRADE Holding Corporation	thinkorswim Group Inc.
4211 South 102nd Street Omaha, Nebraska 68127 Attention: Investor Relations Telephone: (402) 331-7856	13947 South Minuteman Drive Draper, Utah 84020 Attention: Investor Relations Telephone: (801) 816-6918

You will not be charged for any of these documents that you request. thinkorswim stockholders requesting documents should do so by [          ], 2009 (which is five business days prior to the date of the special meeting) in order ensure that you to receive them before the special meeting.

See “Where You Can Find More Information” on page 86.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, referred to as the SEC, by TD AMERITRADE, constitutes a prospectus of TD AMERITRADE under Section 5 of the Securities Act of 1933, as amended, referred to as the Securities Act, with respect to the shares of TD AMERITRADE common stock to be issued to thinkorswim stockholders in connection with the merger. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of thinkorswim stockholders to consider and vote upon the merger proposal, the adjournment proposal and the exchange program proposal.

Except as otherwise provided herein, all descriptions of and calculations made under the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, assume that no thinkorswim stockholders exercise appraisal rights under Delaware law.

APPENDIX A	—	Agreement and Plan of Merger	A-1
APPENDIX B	—	Form of Voting Agreement	B-1
APPENDIX C	—	Opinion of UBS Securities LLC	C-1
APPENDIX D	—	Section 262 of the General Corporation Law of the State of Delaware	D-1

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:	Why am I receiving this proxy statement/prospectus?

A:	TD AMERITRADE Holding Corporation, referred to as TD AMERITRADE, has agreed to acquire thinkorswim Group Inc., referred to as thinkorswim, by means of a merger with a subsidiary of TD AMERITRADE. Please see “The Merger” beginning on page 22 and “The Merger Agreement” beginning on page 47 for a description of the merger and the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

In connection with the proposed transaction, thinkorswim has agreed to implement, subject to stockholder approval, a stock option exchange program that will permit thinkorswim’s eligible employees and independent contractors to exchange certain underwater thinkorswim options for thinkorswim restricted stock units, referred to as the exchange program. Please see “thinkorswim Proposal 3 — Exchange Program” beginning on page 75 for a description of the exchange program.

To complete the merger, thinkorswim stockholders must vote to approve the merger proposal. thinkorswim will hold a special meeting of stockholders to obtain this approval. You will also be given an opportunity to vote to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the merger proposal, referred to as the adjournment proposal.

At the special meeting, you will also have an opportunity to vote to approve the exchange program and an amendment to thinkorswim’s Second Amended and Restated 2001 Stock Option Plan to permit the grant of thinkorswim restricted stock units, together which are referred to as the exchange program proposal.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly. If you hold stock in your name as a stockholder of record, please vote your shares by (i) completing, signing, dating and returning the enclosed proxy card, (ii) using the telephone number on your proxy card or (iii) using the Internet voting instructions on your proxy card. If you have Internet access, we encourage you to record your vote via the Internet.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy card or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the special meeting.

Q:	Why is my vote important?

A:	If you do not vote by proxy or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold our special meeting. In addition, your failure to vote, by proxy or in person, will have the same effect as a vote against approval of the merger proposal. The merger proposal must be approved by the holders of a majority of the outstanding shares of thinkorswim common stock entitled to vote at the special meeting. In order for the exchange program proposal or the adjournment proposal to be approved, the holders of a majority of the shares entitled to vote and present in person or by proxy must vote in favor of approval of such proposal. The thinkorswim board of directors unanimously recommends that you vote to approve the merger proposal, the exchange program proposal and the adjournment proposal.

Q:	If my shares of common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

i

Q:	What if I abstain from voting or fail to instruct my broker?

A:	If you abstain from voting, the abstention will be counted toward a quorum at the special meeting, but it will have the same effect as a vote against approval of the merger proposal, the exchange program proposal and the adjournment proposal. If you fail to instruct your broker, it will have the same effect as a vote against approval of the merger proposal, the exchange program proposal and the adjournment proposal.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of thinkorswim common stock can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Q:	Can I change my vote?

A:	Yes. You may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to the Secretary of thinkorswim, or by attending the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. The thinkorswim Secretary’s mailing address is 13947 South Minuteman Drive, Draper, Utah 84020.

Any stockholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying the Secretary of thinkorswim) of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	If I am a thinkorswim stockholder, should I send in my thinkorswim stock certificates now?

A:	No. You should not send in your thinkorswim stock certificates at this time. After the merger is consummated, TD AMERITRADE will send you instructions for exchanging thinkorswim stock certificates for the merger consideration. Unless thinkorswim stockholders specifically request to receive TD AMERITRADE stock certificates, the shares of TD AMERITRADE stock they receive in the merger will be issued in book-entry form.

Q:	When do you expect to complete the merger?

A:	We currently expect to complete the merger within the next six months. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of thinkorswim stockholders at the special meeting and the necessary regulatory approvals.

Q:	Whom should I call with questions?

A:	thinkorswim stockholders should call Georgeson Inc., thinkorswim’s proxy solicitor, at (866) 741-9560 with any questions about the merger.

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SUMMARY

This summary highlights material information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 86. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

In the merger, thinkorswim stockholders will have a right to receive a cash amount of $3.34, without interest and less any required withholding under United States federal, state, local or foreign law, and 0.3980 of a share of TD AMERITRADE common stock for each outstanding share of thinkorswim common stock. (page 47)

On January 8, 2009, TD AMERITRADE entered into an Agreement and Plan of Merger, referred to as the merger agreement, by and among TD AMERITRADE, Tango Acquisition Corporation One, a wholly-owned subsidiary of TD AMERITRADE, referred to as Merger Sub One, Tango Acquisition Corporation Two, a wholly-owned subsidiary of TD AMERITRADE, referred to as Merger Sub Two, and thinkorswim. The merger agreement provides for the acquisition of thinkorswim by TD AMERITRADE by means of a merger of Merger Sub One with and into thinkorswim, referred to as the first-step merger, with thinkorswim as the interim surviving corporation, immediately followed by a merger of thinkorswim, as the interim surviving corporation, with and into Merger Sub Two, referred to as the second-step merger, with Merger Sub Two as the final surviving corporation. Unless otherwise specified herein, the second-step merger, taken together with the first-step merger, is referred to in this proxy statement/prospectus as the merger. As a result of the merger, thinkorswim will become a wholly-owned subsidiary of TD AMERITRADE.

Each share of thinkorswim common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive a cash amount of $3.34, without interest and less any required withholding under United States federal, state, local or foreign law, plus 0.3980 of a share of TD AMERITRADE common stock, referred to as the per share merger consideration. The total cash consideration to be paid in the merger is approximately $225 million, and the total number of shares of TD AMERITRADE common stock to be issued is approximately 28 million.

The merger agreement is included as Appendix A to this proxy statement/prospectus.

What Holders of thinkorswim Stock Options and Other Equity-Based Awards Will Receive (page 48)

Each of the vested and unvested options to purchase shares of thinkorswim common stock that are outstanding at the effective time of the merger and that are not cancelled and not exchanged for restricted stock units pursuant to the exchange program described below will be assumed by TD AMERITRADE, and, at the effective time of the merger, converted into the right to receive options to purchase shares of TD AMERITRADE common stock, and will otherwise be subject to the terms and conditions of such awards prior to the completion of the merger.

Each of thinkorswim’s unvested restricted stock units (including restricted stock units issued in exchange for thinkorswim options pursuant to the exchange program) and shares of restricted stock outstanding at the effective time of the merger (and, in the case of shares of restricted stock, that have not become vested either immediately prior to, or as a result of, completion of the merger) will be assumed by TD AMERITRADE, and, at the effective time of the merger, converted into the right to receive TD AMERITRADE restricted stock units or shares of restricted stock, as the case may be, and will otherwise be subject to the terms and conditions of such awards prior to the completion of the merger. Shares of thinkorswim restricted stock that have become vested either immediately prior to or as a result of completion of the merger will be treated as outstanding shares and will be cancelled and exchanged for the merger consideration.

Exchange Program (page 75)

In connection with the proposed transaction, thinkorswim has agreed to implement, subject to stockholder approval, an exchange program that will permit thinkorswim’s eligible employees and independent contractors to exchange outstanding thinkorswim options with an exercise price equal to or greater than the total value of the per share merger consideration (based on the volume-weighted average price of a share of TD AMERITRADE common stock on the trading day immediately prior to the effective time of the merger) for a number of restricted stock units to be granted under thinkorswim’s Second Amended and Restated 2001 Stock Option Plan. The exchange of thinkorswim options for thinkorswim restricted stock units will occur only if the merger is completed.

thinkorswim is asking its stockholders to approve the exchange program and an amendment to thinkorswim’s Second Amended and Restated 2001 Stock Option Plan to permit the grant of restricted stock units.

United States Federal Income Tax Consequences to thinkorswim Stockholders if the Merger is a Reorganization (page 65)

The merger is intended to qualify as a reorganization for United States federal income tax purposes, and it is a condition to the obligations of TD AMERITRADE and thinkorswim to complete the merger that each of TD AMERITRADE and thinkorswim receive a legal opinion to that effect. If the merger qualifies as a reorganization, thinkorswim stockholders who receive cash and shares of TD AMERITRADE common stock will recognize gain for United States federal income tax purposes equal to the lesser of (i) the excess of the sum of the fair market value of the TD AMERITRADE common stock received by the holder in exchange for thinkorswim common stock and the amount of cash received by the holder (including any cash received in lieu of fractional shares) in exchange for thinkorswim common stock over the holder’s tax basis in the thinkorswim common stock and (ii) the amount of cash received by the holder in exchange for thinkorswim common stock (excluding any cash received in lieu of fractional shares). Losses will not be permitted to be recognized. Realized gain or loss must be calculated separately for each identifiable block of shares (i.e., shares acquired at different times and prices) exchanged in the merger, and a loss realized on the exchange of one block cannot be used to offset a gain realized on the exchange of another block.

The United States federal income tax consequences described above may not apply to all holders of thinkorswim common stock. Your tax consequences will depend on your individual situation. Accordingly, TD AMERITRADE and thinkorswim strongly urge you to consult with your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparative Market Prices and Share Information (pages 73)

TD AMERITRADE common stock trades on the NASDAQ Global Select Market under the symbol “AMTD” and thinkorswim common stock trades on the NASDAQ Global Market under the symbol “SWIM.” The following table shows the closing sale prices of TD AMERITRADE common stock and thinkorswim common stock as reported on the NASDAQ Global Select Market and the NASDAQ Global Market, respectively, on January 7, 2009, the last trading day before we announced the signing of the merger agreement, and on [          ], 2009, the last practicable trading day before the distribution of this proxy statement/prospectus. This table also shows the implied value of the merger consideration proposed for each share of thinkorswim common stock, which we calculated by adding $3.34 to the product obtained by multiplying the closing price of a share of TD AMERITRADE common stock on those dates by 0.3980, the exchange ratio for the stock consideration.

Implied Value of
		thinkorswim	One Share of
	TD AMERITRADE	Common	thinkorswim
	Common Stock	Stock	Common Stock

At January 7, 2009	$13.48	$5.65	$8.705
At [ ], 2009	$	$	$

The market price of TD AMERITRADE common stock and thinkorswim common stock will fluctuate prior to the merger. You should obtain current market quotations for the shares.

The thinkorswim Board of Directors Unanimously Recommends that thinkorswim Stockholders Vote “FOR” the Proposals (pages 30, 74 and 75)

The thinkorswim board of directors believes that the merger is in the best interests of thinkorswim and its stockholders and has unanimously approved the merger and the merger agreement. The thinkorswim board of directors unanimously recommends that thinkorswim stockholders vote “FOR” the merger proposal, “FOR” the exchange program proposal and “FOR” the adjournment proposal.

UBS Securities LLC Provided an Opinion to the thinkorswim Board of Directors (page 30)

In connection with the proposed transaction, thinkorswim’s board of directors received a written opinion, dated January 7, 2009, from UBS Securities LLC, referred to as UBS, as to the fairness, from a financial point of view and as of the date of such opinion, of the per share consideration to be received in the transaction by holders of thinkorswim common stock (other than thinkorswim stockholders who have entered into voting agreements with TD AMERITRADE and their respective affiliates, collectively referred to as excluded holders). The full text of UBS’ written opinion, dated January 7, 2009, is attached to this proxy statement/prospectus as Appendix C. Holders of thinkorswim common stock are encouraged to read UBS’ opinion carefully in its entirety. UBS’ opinion was provided for the benefit of thinkorswim’s board of directors in connection with, and for the purpose of, its evaluation of the per share merger consideration from a financial point of view and does not address any other aspect of the transaction. The opinion does not address the relative merits of the transaction as compared to other business strategies or transactions that might be available with respect to thinkorswim or thinkorswim’s underlying business decision to effect the transaction. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the transaction. Although subsequent developments may affect its opinion, UBS does not have any obligation to update, revise or reaffirm its opinion.

thinkorswim’s Officers and Directors Have Financial Interests in the Merger That Differ From Your Interests (page 36)

A number of thinkorswim’s executive officers and directors have interests in the merger that are different from those of other thinkorswim stockholders. As of the record date, all directors and executive officers of thinkorswim, together with their affiliates, beneficially owned approximately [     ]% of the outstanding shares of thinkorswim common stock, which includes shares of restricted stock that will vest within sixty days of such date, and shares underlying vested options and options that will vest within sixty days of such date. Additionally, certain executive officers and the non-employee directors of thinkorswim will be entitled to additional benefits upon or as a result of the consummation of the merger.

Certain Executive Officers of thinkorswim Have Agreed to Vote in Favor of the Merger (page 63)

In connection with the execution of the merger agreement, certain executive officers of thinkorswim entered into voting agreements pursuant to which they have agreed to vote their shares of thinkorswim common stock in favor of the merger. These executive officers own shares representing approximately 18.6% of thinkorswim’s issued and outstanding common stock as of January 6, 2009. They have also agreed to comply with certain restrictions on the disposition of their shares, subject to the terms and conditions contained in the voting agreements. Pursuant to their terms, such voting agreements will terminate concurrently with any termination of the merger agreement.

The form of voting agreement is included as Appendix B to this proxy statement/prospectus.

Holders of thinkorswim Common Stock Are Entitled to Appraisal Rights (page 43)

Under the Delaware General Corporation Law, referred to as the DGCL, holders of thinkorswim common stock who do not vote for the approval of the merger proposal have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement/prospectus. This appraisal amount could be more than, the same as, or less than the amount a thinkorswim stockholder would be entitled to receive under the merger agreement. Any holder of thinkorswim common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to thinkorswim prior to the vote on the approval of the merger proposal and must not vote or otherwise submit a proxy in favor of approval of the merger proposal. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel.

A copy of Section 262 of the DGCL is also included as Appendix D to this proxy statement/prospectus.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 58)

Currently, TD AMERITRADE and thinkorswim expect to complete the merger within the next six months. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval of the merger proposal by thinkorswim stockholders, the expiration or termination of the applicable Hart-Scott-Rodino waiting period, the receipt of all required regulatory approvals (including approval by the Financial Industry Regulatory Authority, referred to as FINRA, the Investment Industry Regulatory Organization of Canada, referred to as IIROC, and certain other Canadian securities regulators) and the receipt of legal opinions by each company regarding the tax treatment of the merger.

Neither TD AMERITRADE nor thinkorswim can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 60)

Either TD AMERITRADE or thinkorswim can terminate the merger agreement under certain circumstances, which would prevent the merger from being completed.

Termination Fee (page 62)

A termination fee of $20,000,000 may be payable by thinkorswim to TD AMERITRADE upon the termination of the merger agreement under several circumstances.

Regulatory Approvals Required for the Merger (page 45)

TD AMERITRADE and thinkorswim have agreed to use reasonable best efforts to obtain as promptly as practicable all regulatory approvals that are required to complete the transactions contemplated by the merger agreement. These approvals include approval from or notices to foreign and state securities authorities, various other federal, state and foreign antitrust and regulatory authorities, including the Department of Justice and the Federal Trade Commission, and self-regulatory organizations. In addition, the indirect change in control of thinkorswim’s broker-dealer subsidiary resulting from the merger is subject to approval by FINRA, and the indirect change of ownership of thinkorswim’s Canadian broker-dealer subsidiary resulting from the merger is subject to approval by IIROC and a number of Canadian provincial securities commissions, including the Ontario Securities Commission.

Although neither TD AMERITRADE nor thinkorswim know of any reason why these regulatory approvals would not be obtained in a timely manner, neither TD AMERITRADE nor thinkorswim can be certain when or if the approvals will be obtained.

Board of Directors and Management of TD AMERITRADE following Completion of the Merger (page [  ])

The directors of thinkorswim and its subsidiaries will resign as of the effective time of the merger. The composition of TD AMERITRADE’s board of directors and management is not anticipated to change in connection with the completion of the merger.

The Rights of thinkorswim Stockholders will Change as a Result of the Merger (page 42)

The rights of thinkorswim stockholders will change as a result of the merger due to differences in TD AMERITRADE’s and thinkorswim’s governing documents. This proxy statement/prospectus contains a summary description of stockholder rights under each of the TD AMERITRADE and thinkorswim governing documents and describes the material differences between them.

thinkorswim will Hold its Special Meeting on [          ], 2009 (page 17)

The special meeting will be held on [     ], 2009 at [     ], local time, at [     ] located at [     ]. At the special meeting, thinkorswim stockholders will be asked to:

•	approve and adopt the merger agreement and the transactions contemplated thereby;

•	approve a stock option exchange program that will permit thinkorswim’s eligible individuals to exchange underwater thinkorswim options for thinkorswim restricted stock units and an amendment to thinkorswim’s Second Amended and Restated 2001 Stock Option Plan to permit the grant of thinkorswim restricted stock units, which will be assumed by TD AMERITRADE if the merger is completed; and

•	approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Record Date.  Only holders of record at the close of business on [     ], 2009 will be entitled to vote at the special meeting. Each share of thinkorswim common stock is entitled to vote. As of the record date, [          ] shares of thinkorswim common stock were outstanding, held by approximately [     ] holders of record.

Required vote.  Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of thinkorswim common stock entitled to vote at the special meeting. Because approval is based on the affirmative vote of a majority of shares outstanding, a thinkorswim stockholder’s failure to vote or an abstention will have the same effect as a vote against approval of the merger proposal.

Approval of each of the exchange program proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote and present in person or by proxy, and in the case of the adjournment proposal, even if less than a quorum is present. Because approval of each of these proposals requires the affirmative vote of a majority of shares present in person or by proxy, abstentions will have the same effect as a vote against these proposals.

Information about the Companies (page 21)

TD AMERITRADE Holding Corporation

TD AMERITRADE, a Delaware corporation, was established in 1971 as a local investment banking firm and began operations as a retail discount securities brokerage firm in 1975. TD AMERITRADE is a leading provider of securities brokerage services and technology-based financial services to retail investors and business partners, predominantly through the Internet, a national branch network and relationships with one of the largest groups of independent registered investment advisors. TD AMERITRADE common stock is traded on the NASDAQ Global Select Market under the symbol “AMTD.” The principal executive offices of

TD AMERITRADE are located at 4211 South 102nd Street, Omaha, Nebraska 68127, and its telephone number is (402) 331-7856.

Additional information about TD AMERITRADE and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 86.

Tango Acquisition Corporation One

Tango Acquisition Corporation One, a wholly-owned subsidiary of TD AMERITRADE, was formed solely for the purpose of consummating the merger. Tango Acquisition Corporation One has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The principal executive offices of Tango Acquisition Corporation One are located at 4211 South 102nd Street, Omaha, Nebraska 68127, and its telephone number is (402) 331-7856.

Tango Acquisition Corporation Two

Tango Acquisition Corporation Two, a wholly-owned subsidiary of TD AMERITRADE, was formed solely for the purpose of consummating the merger. Tango Acquisition Corporation Two has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The principal executive offices of Tango Acquisition Corporation Two are located at 4211 South 102nd Street, Omaha, Nebraska 68127, and its telephone number is (402) 331-7856.

thinkorswim Group Inc.

thinkorswim, a Delaware corporation, offers market-leading investor education and brokerage and related financial products and services for self-directed investors. The investor education segment offers a full range of investor education products and services that provide lifelong learning covering a broad range of financial products, including equity securities, options, fixed income, index products, futures, other derivatives and foreign exchange.

The brokerage segment is a leading online brokerage and provider of related technology-based financial services to self-directed options traders and retail investors. The online brokerage segment offers a broad range of products including equity securities, index products, exchange traded options, futures, mutual funds, bonds and foreign exchange. thinkorswim also provides unique scalable software, desktop, mobile and wireless front-end trading platforms that allow its customers to trade electronically and to implement complex multi-leg options strategies with single clicks.

thinkorswim common stock is traded on the NASDAQ Global Market under the symbol “SWIM.” The principal executive offices of thinkorswim are located at 45 Rockefeller Plaza, Suite 2012, New York, New York and its telephone number is (801) 816-6918.

Additional information about thinkorswim and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 86.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TD AMERITRADE

The following selected financial data of TD AMERITRADE as of and for the five fiscal years in the period ended September 30, 2008, have been derived from TD AMERITRADE’s audited historical financial statements and the selected financial data of TD AMERITRADE as of and for the three months ended December 31, 2008 and 2007 have been derived from TD AMERITRADE’s unaudited consolidated financial statements. In the opinion of TD AMERITRADE’s management, this information reflects all adjustments, which are all of a normal recurring nature, necessary for a fair presentation of this data for those periods. The data below is only a summary and should be read in conjunction with TD AMERITRADE’s consolidated financial statements and accompanying notes, as well as TD AMERITRADE’s management’s discussion and analysis of financial condition and results of operations, all of which can be found in publicly available documents, including those incorporated by reference in this proxy statement/prospectus. For a complete list of documents incorporated by reference in this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 86.

			Fiscal Year Ended
	Three Months Ended December 31,		Sept. 30,	Sept. 30,	Sept. 29,	Sept. 30,	Sept. 24,
	2008	2007	2008	2007	2006*	2005	2004
	(In thousands, except per share amounts)

Consolidated Statements of Income Data:
Net revenues	$610,729	$641,616	$2,537,356	$2,176,946	$1,803,531	$1,003,153	$880,113
Total expenses	310,167	285,629	1,274,782	1,148,124	1,027,648	449,661	421,026
Other income	—	644	928	5,881	81,422	—	—
Net income	184,398	240,839	803,917	645,900	526,759	339,753	282,818
Earnings per share — basic	$0.31	$0.40	$1.35	$1.08	$0.97	$0.84	$0.68
Earnings per share — diluted	$0.31	$0.40	$1.33	$1.06	$0.95	$0.82	$0.66
Weighted average shares outstanding — basic	591,748	594,915	593,746	598,503	544,307	404,215	417,629
Weighted average shares outstanding — diluted	600,601	604,388	603,133	608,263	555,465	413,167	426,972
Dividends declared per share	$—	$—	$—	$—	$6.00	$—	$—

	As of		As of
	December 31,		Sept. 30,	Sept. 30,	Sept. 29,	Sept. 30,	Sept. 24,
	2008	2007	2008	2007	2006*	2005	2004
	(In thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,154,155	$494,317	$674,135	$413,787	$363,650	$171,064	$137,392
Short-term investments	118,148	—	369,133	76,800	65,275	229,819	17,950
Total assets	12,495,222	18,859,233	15,951,522	18,092,327	16,558,469	16,417,110	15,277,021
Long-term obligations	1,434,860	1,474,907	1,444,544	1,481,948	1,710,712	45,736	37,803
Stockholders’ equity	3,078,090	2,386,659	2,925,038	2,154,921	1,730,234	1,518,867	1,210,908

*	The growth in TD AMERITRADE’s results of operations and increase in long-term obligations during fiscal 2006 was primarily due to the acquisition of TD Waterhouse Group, Inc. on January 24, 2006. TD AMERITRADE declared and paid a special cash dividend of $6.00 per share during fiscal 2006 in connection with the TD Waterhouse acquisition.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF THINKORSWIM

The following selected financial data of thinkorswim as of and for the years ended December 31, 2003 through 2007 have been derived from thinkorswim’s audited consolidated financial statements and the selected financial data of thinkorswim as of and for the nine months ended September 30, 2008 and 2007 have been derived from thinkorswim’s unaudited consolidated financial statements. The unaudited information was prepared on the same basis as thinkorswim’s audited consolidated financial statements. In the opinion of thinkorswim’s management, this information reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data for those periods. The data below is only a summary and should be read in conjunction with thinkorswim’s consolidated financial statements and accompanying notes, as well as thinkorswim’s management’s discussion and analysis of financial condition and results of operations, all of which can be found in publicly available documents, including those incorporated by reference in this proxy statement/prospectus. For a complete list of documents incorporated by reference in this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 86.

	Nine Months	Nine Months
	Ended	Ended	Fiscal Year Ended
	Sept. 30,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2007*	2006	2005	2004	2003
	(In thousands, except per share amounts)

Consolidated Statements of Income Data:
Revenues	$286,046	$223,934	$318,009	$170,330	$138,621	$97,169	$69,802
Operating expenses	211,727	211,772	285,240	214,471	154,845	109,079	75,651
Net income (loss)	49,809	4,627	22,435	(40,732)	(15,742)	(11,727)	(7,301)
Earnings per share — basic	$0.75	$0.07	$0.36	$(0.90)	$(0.35)	$(0.26)	$(0.17)
Earnings per share — diluted	$0.73	$0.07	$0.34	$(0.90)	$(0.35)	$(0.26)	$(0.17)
Weighted average shares outstanding — basic	66,101	62,076	62,942	45,042	44,933	45,045	43,692
Weighted average shares outstanding — diluted	68,528	64,468	65,790	45,042	44,933	45,045	43,692

	As of
	Sept. 30,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2007*	2006	2005	2004	2003
	(In thousands)

Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$72,952	$49,090	$63,080	$75,064	$28,337	$24,576	$12,266
Total assets	511,810	498,602	509,330	131,637	72,699	49,778	26,551
Deferred revenues	119,962	167,367	161,870	159,575	77,516	40,378	14,520
Total liabilities	295,303	360,641	347,435	195,288	96,438	57,010	23,367
Stockholders’ equity (deficit)	216,507	137,961	161,895	(63,651)	(23,739)	(7,232)	3,184

*	The growth in thinkorswim Group Inc.’s results of operations and changes in the total assets and liabilities during fiscal 2007 was primarily due to the acquisition of thinkorswim Holdings, Inc. on February 15, 2007.

COMPARATIVE PER SHARE DATA

The following table shows historical information about TD AMERITRADE’s and thinkorswim’s respective earnings per share and book value per share, and similar information reflecting the merger, referred to as pro forma information. In presenting the comparative pro forma information for the periods shown, TD AMERITRADE assumed that the merger was completed.

TD AMERITRADE is required to account for the merger as a “purchase of a business,” as that phrase is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets acquired (including identifiable intangible assets) and liabilities assumed (including executory contracts and other commitments) of thinkorswim as of the completion of the merger, will be recorded at their respective fair values and added to those of TD AMERITRADE. Any excess of the purchase price over the fair values will be recorded as goodwill. The financial statements of TD AMERITRADE issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of thinkorswim.

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of thinkorswim at their respective fair values. These pro forma adjustments are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of thinkorswim will also be subject to adjustment to their respective fair values. Pending more detailed analyses, no pro forma adjustments are included for those assets and liabilities, including additional intangible assets that may be identified. Any change in the fair value of the net assets of thinkorswim will change the amount of the purchase price allocable to goodwill. Additionally, changes to thinkorswim’s stockholders’ equity, including net income through the date the merger is completed, will change the amount of goodwill recorded. The final adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus.

We also anticipate that the merger will provide TD AMERITRADE with financial benefits that include increased revenue and reduced operating expenses, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of TD AMERITRADE would have been had TD AMERITRADE and thinkorswim been combined during the periods presented.

The information in the following table is based on historical financial information and related notes for thinkorswim and TD AMERITRADE. You should read the summary financial information provided in the following table together with historical financial information and related notes. The historical financial information of thinkorswim and TD AMERITRADE is also incorporated into this document by reference. See “Where You Can Find More Information” beginning on page 86 for a description of where you can find this historical information.

	TD AMERITRADE		thinkorswim
				For the
			For the	Period from
		Year Ended	Period from	Oct. 1, 2007 to
	Year Ended	Sept. 30, 2008	Oct. 1, 2007 to	Sept. 30, 2008
	Sept. 30, 2008	Pro Forma	Sept. 30, 2008	Pro Forma
	Historical	Combined	Historical	Equivalent(1)

Earnings per share:
Basic	$1.35	$1.29	$1.03	$0.84
Diluted	$1.33	$1.27	$0.99	$0.83
Book value per share at period end	$4.93	$5.72	$3.26	$3.72

	TD AMERITRADE		thinkorswim
	Three Months Ended December 31, 2008		Three Months Ended
		Pro Forma	September 30, 2008	Pro Forma
	Historical	Combined	Historical	Equivalent(1)

Earnings per share:
Basic	$0.31	$0.31	$0.30	$0.20
Diluted	$0.31	$0.30	$0.29	$0.20
Book value per share at period end	$5.22	$6.00	$3.26	$3.90

(1)	The pro forma thinkorswim equivalent per share amounts were calculated by applying an exchange ratio of 0.65 to the pro forma combined earnings and book value per share. The exchange ratio used in this pro forma table reflects the value of the per share merger consideration of $8.67 divided by the value of a share of TD AMERITRADE common stock of $13.40, with each of the numerator and denominator calculated based on the average of the closing price for TD AMERITRADE common stock for the five trading day period ended January 12, 2009. The final ratio of the per share merger consideration to the value of a share of TD AMERITRADE common stock will vary based on the trading price of TD AMERITRADE common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by, or including the words “could,” “would,” “should,” “target,” “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions. In particular, forward-looking statements contained in this proxy statement/prospectus include expectations regarding the financial conditions, results of operations, earnings outlook and prospects of TD AMERITRADE, thinkorswim and the potential combined company and may include statements regarding the period following the completion of the merger.

The forward-looking statements involve certain risks and uncertainties and may differ materially from actual results. The ability of either TD AMERITRADE or thinkorswim to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on page 12 under “Risk Factors,” as well as, among others, the following:

•	factors discussed and identified in public filings with the SEC made by TD AMERITRADE or thinkorswim;

•	the effect of changes in domestic and global economic conditions in general;

•	the completion of the merger is dependent on, among other things, receipt of stockholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events and unanticipated tax consequences of the merger;

•	the exposure to litigation, including the possibility that litigation relating to the merger agreement and related transactions could delay or impede the completion of the merger;

•	the integration of thinkorswim’s business and operations with those of TD AMERITRADE may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to thinkorswim’s or TD AMERITRADE’s existing businesses; and

•	the anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected.

You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this document. Except to the extent required by applicable law or regulation, TD AMERITRADE and thinkorswim undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to TD AMERITRADE or thinkorswim or any person acting on their behalf are expressly qualified in their entirety by the preceding cautionary statement.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 11, you should carefully consider the following risk factors before deciding whether to vote for approval of the merger proposal, the exchange program proposal and the adjournment proposal. In addition, you should read and consider the risks associated with the business of TD AMERITRADE because these risks will also affect the combined company. These risks can be found in TD AMERITRADE’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2008, which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 86.

Because thinkorswim stockholders will receive in the merger (in addition to cash) a fixed number of shares of TD AMERITRADE common stock rather than a fixed value, if the market price of TD AMERITRADE common stock declines, the value of the TD AMERITRADE common stock to be received by thinkorswim stockholders will also decline.

Upon completion of the merger, each share of thinkorswim common stock will be converted into merger consideration consisting of an amount of cash of $3.34, without interest and less any required withholding under United States federal, state, local or foreign law, and 0.3980 of a share of TD AMERITRADE common stock. The market value of the merger consideration may vary from the closing price of TD AMERITRADE common stock on the date the merger was announced, on the date that this document was mailed to thinkorswim stockholders, on the date of the special meeting of the thinkorswim stockholders and on the date of completion of the merger and thereafter. Any change in the market price of TD AMERITRADE common stock prior to completion of the merger will affect the market value of the merger consideration that thinkorswim stockholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, thinkorswim stockholders will not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger. Neither company is permitted to terminate the merger agreement or resolicit the vote of thinkorswim stockholders solely because of changes in the market prices of either company’s stock. There will be no adjustment to the merger consideration for changes in the market price of either shares of TD AMERITRADE common stock or shares of thinkorswim common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the respective businesses, operations and prospects of TD AMERITRADE and thinkorswim, or regulatory considerations. Many of these factors are beyond the control of TD AMERITRADE and thinkorswim. You should obtain current market quotations for shares of TD AMERITRADE common stock and for shares of thinkorswim common stock.

The market price of TD AMERITRADE’s common stock may decline as a result of the merger.

The market price of TD AMERITRADE’s common stock may decline as a result of the merger for a number of reasons, including:

•	the integration of thinkorswim by TD AMERITRADE may be unsuccessful;

•	TD AMERITRADE may not achieve the perceived benefits of the merger as rapidly as, or to the extent, anticipated by financial or industry analysts; or

•	the effect of the merger on TD AMERITRADE’s financial results may not be consistent with the expectations of financial or industry analysts.

These factors are, to some extent, beyond TD AMERITRADE’s control. In addition, for thinkorswim stockholders who hold their shares in certificated form, there will be a time period between the effective time of the merger and the time when thinkorswim stockholders actually receive book-entry shares evidencing TD AMERITRADE common stock. Until book-entry shares are received, thinkorswim stockholders will not be able to sell their shares of TD AMERITRADE common stock in the open market and, thus, will not be able to avoid losses resulting from any decline in the market price of TD AMERITRADE common stock during this period.

TD AMERITRADE may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on TD AMERITRADE’s ability to realize the anticipated benefits and cost savings from combining the businesses of TD AMERITRADE and thinkorswim. However, to realize these anticipated benefits and cost savings, TD AMERITRADE must successfully combine the businesses of TD AMERITRADE and thinkorswim. If TD AMERITRADE is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

TD AMERITRADE and thinkorswim have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect TD AMERITRADE’s ability to maintain relationships with clients, customers and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of thinkorswim and TD AMERITRADE during such transition period.

The failure of TD AMERITRADE to operate and manage the combined company effectively could have a material adverse effect on TD AMERITRADE’s business, financial condition and operating results.

TD AMERITRADE will need to meet significant challenges to realize the expected benefits and synergies of the merger. These challenges include:

•	integrating the management teams, strategies, cultures, technologies and operations of the two companies;

•	retaining and assimilating the key personnel of each company;

•	retaining existing clients of thinkorswim; and

•	creating uniform standards, controls, procedures, policies and information systems.

The accomplishment of these post-merger objectives will involve considerable risk, including:

•	the potential disruption of each company’s ongoing business and distraction of their respective management teams;

•	the difficulty of incorporating acquired technology and rights into TD AMERITRADE’s products and services;

•	unanticipated expenses related to technology integration; and

•	potential unknown liabilities associated with the merger.

Even if TD AMERITRADE is able to integrate the thinkorswim business operations successfully, this integration may not result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that may be possible from this integration and these benefits may not be achieved within a reasonable period of time.

Failure to retain key employees could diminish the anticipated benefits of the merger.

The success of the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Employees may experience uncertainty about their future role with thinkorswim and TD AMERITRADE until strategies with regard to these employees are announced or executed. If thinkorswim and TD AMERITRADE are unable to retain personnel that are critical to the successful integration and future operations of the companies, thinkorswim and TD AMERITRADE could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.

Uncertainty regarding the merger may cause clients to delay or defer decisions concerning TD AMERITRADE and thinkorswim and adversely affect each company’s ability to attract and retain key employees.

The merger will happen only if stated conditions are met, including the approval of the merger proposal by thinkorswim’s stockholders, the receipt of regulatory approvals, and the absence of any material adverse effect in the business of thinkorswim or TD AMERITRADE. Many of the conditions are outside the control of thinkorswim and TD AMERITRADE, and both parties also have stated rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause clients to delay or defer decisions concerning thinkorswim or TD AMERITRADE, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of thinkorswim and TD AMERITRADE, regardless of whether the merger is ultimately completed. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the merger could have a material adverse effect on each company’s business, regardless of whether the merger is completed. Current and prospective employees of each company may experience uncertainty about their future roles with the combined company. This may adversely affect each company’s ability to attract and retain key management, sales, marketing and technical personnel.

The market price of TD AMERITRADE common stock after the merger may be affected by factors different from those affecting the shares of thinkorswim or TD AMERITRADE currently.

The businesses of TD AMERITRADE and thinkorswim differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of TD AMERITRADE and thinkorswim. For a discussion of the businesses of TD AMERITRADE and thinkorswim and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 86.

The merger may go forward in certain circumstances even if TD AMERITRADE or thinkorswim suffers a material adverse effect.

In general, either party can refuse to complete the merger if a material adverse effect occurs with regard to the other party before the closing. However, neither party may refuse to complete the merger on that basis as a result of any fact, circumstance, change or effect resulting from:

•	general market, economic or political conditions in the United States or any other jurisdiction in which TD AMERITRADE or thinkorswim or any of their respective subsidiaries has substantial business or operations and any changes therein (including any condition or changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent they do not affect TD AMERITRADE or thinkorswim, as applicable, disproportionately relative to other companies organized and based in the United States and operating in the same industries in which TD AMERITRADE or thinkorswim operates;

•	general conditions in the financial services industry, and any changes therein (including any condition or changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent they do not affect TD AMERITRADE or thinkorswim, as applicable, disproportionately relative to other companies organized and based in the United States and operating in the same industries in which TD AMERITRADE or thinkorswim operates;

•	changes or proposed changes in generally accepted accounting principles or applicable federal, state, provincial, local, municipal, foreign or other law;

•	the public announcement of the merger agreement or pendency of the merger, including any loss of or adverse change in the relationship of TD AMERITRADE or thinkorswim with their respective employees, customers, partners or suppliers related thereto to the extent resulting from the announcement of the merger agreement or the pendency of the merger;

•	any action or omission by TD AMERITRADE or thinkorswim taken with the prior written consent of the other party;

•	any failure of TD AMERITRADE or thinkorswim to meet internal or analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself;

•	any decline in the market price or change in the trading volume of TD AMERITRADE or thinkorswim’s public equity securities, in and of itself; or

•	any of the matters disclosed in the respective disclosure schedules of TD AMERITRADE and thinkorswim.

If adverse changes occur but TD AMERITRADE and thinkorswim must still complete the merger, TD AMERITRADE’s stock price may suffer. This in turn may reduce the value of the merger to thinkorswim stockholders.

thinkorswim stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management. In addition, The Toronto-Dominion Bank and the Ricketts holders exercise significant influence over TD AMERITRADE.

thinkorswim stockholders currently have the right to vote in the election of the board of directors of thinkorswim and on other matters affecting thinkorswim. When the merger occurs, each thinkorswim stockholder that receives shares of TD AMERITRADE common stock will become a stockholder of TD AMERITRADE with a percentage ownership of the combined company that is much smaller than the stockholder’s percentage ownership of thinkorswim. It is expected that the former stockholders of thinkorswim as a group will own less than 5% of the outstanding shares of TD AMERITRADE immediately after the merger. Because of this, thinkorswim’s stockholders will have less influence on the management and policies of TD AMERITRADE than they now have on the management and policies of thinkorswim. Furthermore, as of December 22, 2008, The Toronto-Dominion Bank and J. Joe Ricketts, TD AMERITRADE’s founder, members of his family and trusts held for their benefit, referred to as the Ricketts holders, owned approximately 40.3% and 22.2%, respectively, of the outstanding voting securities of TD AMERITRADE. TD AMERITRADE is party to a stockholders agreement with these stockholders that contains certain governance arrangements and various provisions relating to board composition, stock ownership and transfers, voting and other matters. Beginning January 26, 2009, The Toronto-Dominion Bank is permitted to own up to 45% of the outstanding common stock of TD AMERITRADE under the terms of the stockholders agreement. Please see “Comparison of Stockholders’ Rights” beginning on page 68 for a description of certain provisions of the stockholders agreement. As a result of their significant share ownership in TD AMERITRADE, The Toronto-Dominion Bank or the Ricketts holders may have the power, subject to applicable law, to significantly influence actions that might be favorable to The Toronto-Dominion Bank or the Ricketts holders, but not necessarily favorable to other TD AMERITRADE stockholders. In addition, the ownership position and governance rights of The Toronto-Dominion Bank and the Ricketts holders could discourage a third party from proposing a change in control or other strategic transaction concerning TD AMERITRADE. As a result, the common stock of TD AMERITRADE could trade at prices that do not reflect a “takeover premium” to the same extent as do the stocks of similarly situated companies that do not have a stockholder with an ownership interest as large as The Toronto-Dominion Bank’s and the Ricketts holders’ combined ownership interest.

The shares of TD AMERITRADE common stock to be received by thinkorswim stockholders as a result of the merger will have different rights from the shares of thinkorswim common stock.

Upon completion of the merger, thinkorswim stockholders will become TD AMERITRADE stockholders and their rights as stockholders will be governed by the certificate of incorporation and bylaws of TD AMERITRADE. The rights associated with thinkorswim common stock are different from the rights associated with TD AMERITRADE common stock. Please see “Comparison of Stockholders’ Rights” beginning on page 68 for a discussion of the different rights associated with TD AMERITRADE and thinkorswim common stock.

The merger agreement limits thinkorswim’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, limit thinkorswim’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of thinkorswim, as well as a termination fee that is payable by thinkorswim under certain circumstances. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of thinkorswim from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger or might result in a potential competing acquiror proposing to pay a lower per share price to acquire thinkorswim than it might otherwise have proposed to pay.

The merger is subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on TD AMERITRADE or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, various approvals or consents must be obtained from various domestic and foreign securities regulatory and other authorities. While TD AMERITRADE and thinkorswim believe that they will receive the requisite regulatory approvals from these governmental authorities, there can be no assurance of this. In addition, these governmental authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although TD AMERITRADE and thinkorswim do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of TD AMERITRADE following the merger, any of which might have a material adverse effect on TD AMERITRADE following the merger. For a full description of the regulatory clearances, consents and approvals required for the merger, please see “The Merger — Regulatory Approvals Required for the Merger” beginning on page 45.

Failure to complete the merger could negatively affect thinkorswim’s stock price and its future business and operations.

If the merger is not completed for any reason, thinkorswim may be subject to a number of material risks, including the following:

•	thinkorswim may be required under certain circumstances to pay TD AMERITRADE a termination fee of $20 million;

•	the price of thinkorswim’s common stock may decline; and

•	costs related to the merger, such as financial advisory, legal, accounting and printing fees, must be paid even if the merger is not completed.

Finally, if the merger agreement is terminated, thinkorswim may be unable to pursue another business combination transaction on terms as favorable as those set forth in the merger agreement, or at all. This could limit thinkorswim’s ability to pursue its strategic goals.

TD AMERITRADE and thinkorswim may waive one or more of the conditions of the merger without re-soliciting stockholder approval for the merger.

Each of the conditions to TD AMERITRADE’s and thinkorswim’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of TD AMERITRADE and thinkorswim, if the condition is a condition to both TD AMERITRADE’s and thinkorswim’s obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of TD AMERITRADE and thinkorswim may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. TD AMERITRADE and thinkorswim, however, generally do not expect any such waiver to be significant enough to require re-solicitation of stockholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of stockholders, the companies will have the discretion to complete the merger without seeking further stockholder approval. If the closing condition requiring receipt by TD AMERITRADE and thinkorswim of the opinions of their respective tax counsel were waived, the merger would not be completed before further approval of the thinkorswim stockholders was obtained following delivery of relevant additional disclosure to the stockholders.

THE THINKORSWIM SPECIAL MEETING

This section contains information about the special meeting of thinkorswim stockholders that has been called to consider and approve the merger proposal, exchange program proposal and adjournment proposal.

Together with this proxy statement/prospectus, thinkorswim is also sending you a notice of the special meeting and a form of proxy that is solicited by the thinkorswim board of directors.

Time, Date and Place

The special meeting will be held on [          ], 2009 at [          ], local time, at [          ] located at [          ].

Matters to Be Considered

The purpose of the special meeting is to vote for approval of the merger proposal, the exchange program proposal and the adjournment proposal.

Proxies

Each copy of this proxy statement/prospectus mailed to holders of thinkorswim common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a stockholder of record, you should vote your shares by (i) completing, signing, dating and returning the enclosed proxy card, (ii) using the telephone number on your proxy card or (iii) using the Internet voting instructions on your proxy card to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

If you hold stock in your name as a stockholder of record, you may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to thinkorswim’s Secretary, or by attending the special meeting in person, notifying the Secretary, and voting by ballot at the special meeting.

Any stockholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

thinkorswim Group Inc.
13947 South Minuteman Drive
Draper, Utah 84020
Attention: Paul A. Helbling
                 Secretary

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

All shares represented by valid proxies that are received through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger proposal, “FOR” approval of the exchange program proposal and “FOR” approval of the adjournment proposal. According to the thinkorswim amended and restated bylaws, as amended, business to be conducted at a special meeting of stockholders may only be brought before the meeting by or at the direction of the thinkorswim board of directors, or by any thinkorswim stockholder who is entitled to vote at the meeting and who complies with the notice provisions set forth in the thinkorswim amended and restated bylaws, as amended. No matters other than the matters described in this document are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

thinkorswim stockholders should not send thinkorswim stock certificates with their proxy cards. After the merger is completed, holders of thinkorswim common stock will be mailed a transmittal form with instructions on how to exchange their thinkorswim stock certificates for the merger consideration.

Solicitation of Proxies

Since many thinkorswim stockholders are unable to attend the special meeting, thinkorswim’s board of directors is soliciting proxies to be voted at the special meeting to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this proxy statement/prospectus. thinkorswim’s board of directors is asking stockholders to designate Mr. Lee Barba, Ms. Ida Kane and Mr. Paul Helbling, or any one of them, as their proxies.

TD AMERITRADE will pay the costs of printing and mailing this proxy statement/prospectus to thinkorswim’s stockholders, and thinkorswim will pay all other costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its board of directors, including the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, thinkorswim will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of thinkorswim common stock and secure their voting instructions. thinkorswim will reimburse the record holders for their reasonable expenses in taking those actions. thinkorswim has also made arrangements with Georgeson Inc. to assist it in soliciting proxies and has agreed to pay them $25,000 plus reasonable expenses for these services. Representatives of thinkorswim’s investor relations consultant, IRC Inc., may also solicit proxies. IRC will not be specially compensated for these services. If necessary, thinkorswim may use several of its regular employees, who will not be specially compensated, to solicit proxies from thinkorswim stockholders, either personally or by telephone, facsimile, letter or other electronic means.

Record Date

The close of business on [          ], 2009 has been fixed as the record date for determining the thinkorswim stockholders entitled to receive notice of and to vote at the special meeting. At that time, [          ] shares of thinkorswim common stock were outstanding, held by approximately [          ] holders of record.

Voting Rights and Vote Required

The presence, in person or by proxy, of the holders of one-third of the outstanding shares of thinkorswim common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions will be counted for the purpose of determining whether a quorum is present.

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of thinkorswim common stock entitled to vote at the special meeting. You are entitled to one vote for each share of thinkorswim common stock you held as of the record date.

Because the affirmative vote of the holders of a majority of the outstanding shares of thinkorswim common stock entitled to vote at the special meeting is needed for us to proceed with the merger contemplated by the merger agreement, the failure to vote by proxy or in person will have the same effect as a vote against the approval of the merger proposal. Abstentions and the failure to instruct your broker also will have the same effect as a vote against the approval of the merger proposal. Accordingly, the thinkorswim board of directors urges thinkorswim stockholders to promptly vote by (i) completing, signing, dating and returning the enclosed proxy card, (ii) using the telephone number on your proxy card, or (iii) using the Internet voting instructions on your proxy card, or, if you hold your stock in “street name” through a bank or broker, by following the voting instructions of your bank or broker.

Approval of each of the exchange program proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote and present in person or by proxy, and in the case of the adjournment proposal, even if less than a quorum is present. Because approval of each of these proposals requires the affirmative vote of a majority of shares present in person or by proxy, abstentions will have the same effect as a vote against these proposals. Failure to instruct your broker will have the same effect as a vote against the proposals. However, the failure to vote, either by proxy or in person, will have no effect on the exchange program proposal or the adjournment proposal. Approval of the exchange program proposal is not a condition to completion of the merger, and thus the failure to approve the exchange program proposal will have no impact on whether the merger is completed.

Stockholders will vote at the meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by Georgeson Inc., thinkorswim’s proxy solicitor.

As of the record date, directors and executive officers of thinkorswim, and their affiliates, had the right to vote [          ] shares of thinkorswim common stock, or [     ]% of the outstanding thinkorswim common stock at that date. thinkorswim currently expects that each of these individuals will vote their shares of thinkorswim common stock in favor of the proposals to be presented at the special meeting. Certain executive officers of thinkorswim and their affiliates, collectively holding [          ] shares of thinkorswim common stock, or [     ]% of the outstanding thinkorswim common stock as of the record date have entered voting agreements with TD AMERITRADE. Pursuant to the voting agreements, these officers have agreed to vote such shares of thinkorswim common stock in favor of the approval of the merger proposal, and have granted a proxy to TD AMERITRADE to vote the shares in such manner.

Recommendation of the thinkorswim Board of Directors

The thinkorswim board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby and have unanimously approved the exchange program. The thinkorswim board of directors determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of thinkorswim and its stockholders and unanimously recommends that you vote “FOR” approval of the merger proposal, “FOR” approval of the exchange program proposal, and “FOR” approval of the adjournment proposal. See “thinkorswim Proposal 1 — The Merger — thinkorswim’s Reasons for the Merger; Recommendation of the thinkorswim Board of Directors” on page 28 for a more detailed discussion of the thinkorswim board of directors’ recommendation.

Attending the Meeting

All holders of thinkorswim common stock, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. thinkorswim reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Voting By Telephone or Via the Internet

In addition to voting by proxy or in person at the special meeting, thinkorswim stockholders that hold their shares as the stockholder of record also may vote their shares by using the telephone number on the proxy card or using the Internet voting instructions on the proxy card. thinkorswim stockholders that hold their shares in “street name” through a bank or broker may also vote their shares by following the telephone or Internet voting instructions provided by the bank or broker. If you have internet access, we encourage you to vote via the Internet.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if thinkorswim has not received sufficient votes to approve the merger proposal at the special meeting of stockholders. Any adjournments may be made without notice, other than an announcement at the special meeting, by approval of the affirmative vote of holders of at least a majority of shares of thinkorswim common stock who are present in person or represented by proxy at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

At any time prior to convening the special meeting, thinkorswim’s board of directors may postpone the special meeting for any reason without the approval of thinkorswim stockholders. If postponed, thinkorswim will provide notice of the new meeting date as required by law. Although it is not currently expected, thinkorswim’s board of directors may postpone the special meeting for the purpose of soliciting additional proxies if thinkorswim has not received sufficient proxies to constitute a quorum or sufficient votes for adoption of the merger agreement. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Householding of this Proxy Statement/Prospectus and Other Special Meeting Materials

To reduce the expenses of delivering duplicate proxy materials to thinkorswim stockholders, thinkorswim is relying upon SEC rules that permit it to deliver only one proxy statement/prospectus to multiple stockholders who share an address unless thinkorswim received contrary instructions from any stockholder at that address. If you share an address with another stockholder and have received only one proxy statement/prospectus, you may write or call thinkorswim as specified below to request a separate copy of this document and thinkorswim will promptly send it to you at no cost to you.

Appraisal Rights

Under Delaware law, thinkorswim stockholders are entitled to appraisal rights in connection with the merger. Failure to take any of the steps required under Delaware law on a timely basis may result in the loss of these appraisal rights, as more fully described in “thinkorswim Proposal 1 — The Merger — Appraisal Rights” beginning on page 43.

Other Matters

As of the date of this proxy statement/prospectus, the thinkorswim board of directors does not know of any other business to be presented for consideration at the special meeting. If other matters properly come before the special meeting, the persons named in the accompanying form of proxy intend to vote on such matters based on their best judgment and they intend to vote the shares as the thinkorswim board of directors may recommend.

Questions and Additional Information

thinkorswim stockholders who would like additional copies, without charge, of this proxy statement/prospectus or have additional questions about the merger, including the procedures for voting their shares of thinkorswim common stock, should contact:

thinkorswim Group Inc.
13947 South Minuteman Drive
Draper, Utah 84020
Attention: Investor Relations
Telephone: (801) 816-6918

or thinkorswim’s solicitation agent:

Georgeson Inc.
199 Water Street
New York, New York 10038
Toll free: (866) 741-9560

INFORMATION ABOUT THE COMPANIES

TD AMERITRADE Holding Corporation

TD AMERITRADE, a Delaware corporation, was established in 1971 as a local investment banking firm and began operations as a retail discount securities brokerage firm in 1975. TD AMERITRADE is a leading provider of securities brokerage services and technology-based financial services to retail investors and business partners, predominantly through the Internet, a national branch network and relationships with one of the largest groups of independent registered investment advisors. TD AMERITRADE common stock is traded on the NASDAQ Global Select Market under the symbol “AMTD.” The principal executive offices of TD AMERITRADE are located at 4211 South 102nd Street, Omaha, Nebraska 68127, and its telephone number is (402) 331-7856.

Additional information about TD AMERITRADE and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” beginning on page 86.

Tango Acquisition Corporation One

Tango Acquisition Corporation One, a wholly-owned subsidiary of TD AMERITRADE, was formed solely for the purpose of consummating the merger. Tango Acquisition Corporation One has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The principal executive offices of Tango Acquisition Corporation One are located at 4211 South 102nd Street, Omaha, Nebraska 68127, and its telephone number is (402) 331-7856.

Tango Acquisition Corporation Two

Tango Acquisition Corporation Two, a wholly-owned subsidiary of TD AMERITRADE, was formed solely for the purpose of consummating the merger. Tango Acquisition Corporation Two has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The principal executive offices of Tango Acquisition Corporation Two are located at 4211 South 102nd Street, Omaha, Nebraska 68127, and its telephone number is (402) 331-7856.

thinkorswim Group Inc.

thinkorswim, a Delaware corporation, offers market-leading investor education and brokerage and related financial products and services for self-directed investors. The investor education segment offers a full range of investor education products and services that provide lifelong learning covering a broad range of financial products, including equity securities, options, fixed income, index products, futures, other derivatives and foreign exchange.

The brokerage segment is a leading online brokerage and provider of related technology-based financial services to self-directed options traders and retail investors. The online brokerage segment offers a broad range of products including equity securities, index products, exchange traded options, futures, mutual funds, bonds and foreign exchange. thinkorswim also provides unique scalable software, desktop, mobile and wireless front-end trading platforms that allow its customers to trade electronically and to implement complex multi-leg options strategies with single clicks.

thinkorswim common stock is traded on the NASDAQ Global Market under the symbol “SWIM.” The principal executive offices of thinkorswim are located at 45 Rockefeller Plaza, Suite 2012, New York, New York and its telephone number is (801) 816-6918.

Additional information about thinkorswim and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 86.

THINKORSWIM PROPOSAL 1 — THE MERGER

Background of the Merger

On September 18, 2006, thinkorswim (then known as Investools Inc.) entered into a definitive agreement to acquire thinkorswim Holdings, Inc. (then known as thinkorswim Group, Inc.). On February 15, 2007, this acquisition was completed.

In 2006, prior to the execution of the agreement between Investools Inc. and thinkorswim Group, Inc., senior executives of thinkorswim Group, Inc. had met with senior executives of TD AMERITRADE to discuss the nature of their respective businesses and the possibility of exploring strategic initiatives the two companies could jointly pursue. However, no specific proposals were discussed or made at the time.

In August 2007, senior representatives of thinkorswim and a publicly traded company in the brokerage sector, referred to as Party A, engaged in preliminary discussions of potential strategic transactions, including a possible combination of the two companies. On September 20, 2007, at a meeting of executives from Party A and thinkorswim and a representative from thinkorswim’s financial advisor, Paragon Capital Partners, LLC, referred to as Paragon, the parties discussed preliminary transaction structures for a possible combination of the businesses. The parties did not discuss a valuation for thinkorswim.

Also in September 2007, senior executives of TD AMERITRADE contacted Lee Barba, the Chairman and CEO of thinkorswim, to express interest in a possible strategic transaction with thinkorswim. Senior executives of both companies as well as representatives of Paragon spoke over the phone and met in person on several occasions during September 2007 to explore the possibility of a strategic transaction. On September 17, 2007, the two companies signed a reciprocal confidentiality agreement. In October 2007, an executive from TD AMERITRADE informed a representative of Paragon that TD AMERITRADE would not proceed with discussions at that time because TD AMERITRADE was considering other strategic transactions. The executive from TD AMERITRADE indicated that TD AMERITRADE might re-engage with thinkorswim at another time.

In May 2008, a senior executive of TD AMERITRADE contacted Mr. Barba to reinitiate discussions about the possibility of exploring a strategic transaction. In consultation with Paragon, thinkorswim resumed exploratory discussions with TD AMERITRADE. Also in May 2008, the senior executive of a private company engaged in the broker-dealer sector, referred to as Party B, contacted a senior executive of thinkorswim to discuss a possible business combination of Party B and thinkorswim. On May 16, 2008, thinkorswim and Party B executed a reciprocal confidentiality agreement. thinkorswim and Party B then engaged in discussions exploring possibilities for a strategic transaction, including a business combination.

On May 23, 2008, a senior executive of thinkorswim called a senior executive of TD AMERITRADE to inform him that thinkorswim was in negotiations with a potential partner for a strategic transaction that would be an alternative to a combination of TD AMERITRADE and thinkorswim. The senior executive from TD AMERITRADE expressed continued interest in pursuing a transaction with thinkorswim in view of the logical fit between thinkorswim and the strategic interests of TD AMERITRADE. That same day, Fredric Tomczyk, the then current chief operating officer and incoming CEO of TD AMERITRADE, called Mr. Barba and reiterated TD AMERITRADE’s interest in thinkorswim. The two parties, together with representatives of Paragon and Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to as Merrill Lynch, TD AMERITRADE’s financial advisor, proceeded with initial management discussions and due diligence over the next few days.

On May 27, 2008, senior management of thinkorswim and TD AMERITRADE and representatives of Paragon and Merrill Lynch, held a meeting to discuss each company’s businesses and the possibility of a business combination. During this meeting, representatives of TD AMERITRADE indicated that the retention of certain members of thinkorswim’s management team was critical to TD AMERITRADE’s interest in acquiring thinkorswim.

On June 4, 2008, TD AMERITRADE presented thinkorswim with a preliminary, non-binding written proposal to acquire thinkorswim for consideration with a value of $11 to $13 per share (based on the market value per share of TD AMERITRADE common stock of $18.19 as of the market close on June 3, 2008) to be paid in a combination of cash and TD AMERITRADE common stock. TD AMERITRADE indicated that its proposal would not be subject to any financing contingency. TD AMERITRADE also requested a period of exclusive negotiations.

On or about June 4, 2008, a representative of Party B communicated to a senior executive of thinkorswim and a representative of Paragon the interest of Party B in a stock-for-stock merger with thinkorswim. Party B did not propose a specific valuation range or exchange ratio at that time.

On June 5, 2008, Mr. Tom Sosnoff, a director and executive officer of thinkorswim and Joseph H. Moglia, the then current CEO and current chairman of TD AMERITRADE, met and discussed TD AMERITRADE’s proposal.

On June 6, 2008, the thinkorswim board of directors held a special meeting with thinkorswim’s senior management and representatives of Paragon to consider the proposals of TD AMERITRADE and Party B. Representatives of Paragon and senior management reviewed with the board of directors their discussions with TD AMERITRADE and Party B and the proposals received from each. The board members discussed the relative merits of each proposal and the other alternatives available to thinkorswim, including continuing as a stand-alone business and pursuing other combinations, acquisitions or divestitures. At this meeting, the board of directors also received an update on the ongoing investigation by the SEC relating to thinkorswim’s investor education seminars and related risks, referred to as the SEC Investigation.

The thinkorswim board of directors considered the TD AMERITRADE proposal to be more favorable to thinkorswim’s stockholders because the proposed mixture of cash and TD AMERITRADE stock as consideration would provide thinkorswim’s stockholders with reasonably certain value and the ability to participate in the synergies created by the transaction. Furthermore, because TD AMERITRADE was a large, well-established business entity and Party B was a smaller, non-public entity, the board believed there would be less execution risk in a transaction with TD AMERITRADE than a transaction with Party B and that there would be significant uncertainty as to the trading price of a share of the combined company resulting from a merger with Party B. The board of directors authorized the senior management of thinkorswim to proceed with discussions with both TD AMERITRADE and Party B and to make counterproposals to or invite revised proposals from each party.

After the board of directors meeting, Mr. Barba called Mr. Tomczyk to suggest a counterproposal for a merger involving consideration valued at $13 to $14 per share of thinkorswim common stock (based on the market value per share of TD AMERITRADE common stock at that time). Mr. Barba also sent a letter to TD AMERITRADE dated June 6, 2008, indicating that thinkorswim would consider an offer of consideration valued at $13 to $14 per share of thinkorswim common stock.

On June 7, 2008, Party B delivered a non-binding proposal contemplating a merger between Party B and thinkorswim in a stock-for-stock merger in which thinkorswim stockholders would be diluted by the exchange of newly issued shares of thinkorswim common stock for the outstanding shares of Party B, with the result being that thinkorswim’s pre-merger stockholders would own approximately 40% of the combined company’s common stock, with the projected per share trading value being approximately $11.15 per share.

Also on June 7, 2008, Mr. Tomczyk phoned Mr. Barba and indicated that TD AMERITRADE was willing to consider increasing the range of its proposal to $12 to $13 per share of thinkorswim stock to be paid with a combination of cash and TD AMERITRADE common stock. In a subsequent conversation, Mr. Barba proposed $13 per share, and following an internal discussion at TD AMERITRADE, Mr. Tomczyk indicated, subject to completion of due diligence, negotiation of definitive documentation and approval by the TD AMERITRADE board of directors, he would be willing to seek support from his senior management team and board of directors for a merger transaction in which the merger consideration would consist of a fixed combination of TD AMERITRADE common stock and cash with a value of $13 per share (based on the market value per share of TD AMERITRADE common stock at that time).

On June 9, 2008, the thinkorswim board of directors held a special board meeting to discuss, in consultation with thinkorswim’s management and representatives of Paragon, the ongoing discussions with TD AMERITRADE and Party B.

At the meeting a representative of Paragon described Party B’s proposal and reported that, based on discussions with Party B’s financial advisor, Paragon believed the proposal represented Party B’s best and final offer. The members of the board discussed Party B’s proposal, including the risks and uncertainties to thinkorswim’s stockholders of engaging in an all-stock merger with a company that had not yet gone through the SEC registration process and would be valued at 60% of the combined company.

A representative of Paragon then described TD AMERITRADE’S proposal and reported that, after several discussions with representatives of TD AMERITRADE and Merrill Lynch concerning the consideration to be paid, a representative of TD AMERITRADE had orally confirmed that TD AMERITRADE was willing to consider a value of $13 per share (based on the market value per share of TD AMERITRADE common stock at that time), consisting of a fixed combination of cash and TD AMERITRADE common stock. The members of the board discussed TD AMERITRADE’s proposal, including the advantages to stockholders in terms of certainty and value and TD AMERITRADE’s request to enter into an exclusivity agreement as a condition to continuing discussions. Members of the board expressed the belief that a transaction with Party B would involve considerably greater execution risk and less certain value for stockholders than a transaction with TD AMERITRADE.

The members of the thinkorswim board of directors expressed concern that, given the recent drop in thinkorswim’s trading price following the public announcement of the SEC Investigation, if word leaked that thinkorswim was considering offers to sell itself, there were risks that thinkorswim would be forced into a disorderly public auction process that would be detrimental to the business operations of thinkorswim and not obtain the best price for thinkorswim’s stockholders. The thinkorswim board of directors deliberated about the existence of other opportunities worth pursuing in lieu of the outstanding offers of TD AMERITRADE and Party B. After discussion, including consideration of thinkorswim’s stand-alone prospects, the board determined that management should continue to pursue discussions with TD AMERITRADE on an exclusive basis.

On June 12, 2008, thinkorswim and TD AMERITRADE agreed to a period of exclusive negotiations continuing until June 30, 2008 and an extension of their reciprocal confidentiality agreement originally signed in September 2007. Following execution of the exclusivity agreement, TD AMERITRADE received access to confidential financial and operational information regarding thinkorswim and both companies engaged in due diligence review of each other’s business.

On June 13, 2008, Cleary Gottlieb Steen & Hamilton LLP, referred to as Cleary Gottlieb, legal counsel to thinkorswim, received a draft merger agreement from Wilson Sonsini Goodrich & Rosati, Professional Corporation, referred to as Wilson Sonsini Goodrich & Rosati, legal counsel to TD AMERITRADE. Thereafter, until the termination of negotiations by TD AMERITRADE, both companies worked to negotiate and finalize draft documentation for the proposed transaction.

On June 20, 2008, the thinkorswim board of directors held a special board meeting to discuss and analyze, in consultation with representatives of Paragon, Cleary Gottlieb and management, updates on the status of the potential transaction, including progress on due diligence, negotiation of transaction agreements and further discussions with TD AMERITRADE. At this meeting, representatives of Cleary Gottlieb reviewed the fiduciary duties of the directors associated with their evaluation of different strategic alternatives. Also at this meeting, the board discussed, including in executive session without management, the terms of the proposed merger agreement and voting agreement and the insistence by TD AMERITRADE, as a condition to entering into the merger agreement, that certain management stockholders enter into voting agreements and employment agreements with TD AMERITRADE.

Thereafter, due diligence and negotiation of definitive documentation by the parties, Paragon, Merrill Lynch and the parties’ respective legal advisors continued. On or about June 23, 2008, TD AMERITRADE contacted representatives of thinkorswim to indicate that, due to various concerns, including concerns with the potential exposure relating to the SEC Investigation, TD AMERITRADE no longer wished to proceed with negotiations regarding a potential transaction and was releasing thinkorswim from its exclusivity obligations.

Following the termination of exclusive discussions with TD AMERITRADE, thinkorswim resumed discussions with Party B regarding a potential transaction, including a proposal involving preferred equity of Party B that would have allocated more voting power to the pre-merger thinkorswim stockholders, but would not have meaningfully altered the overall economic allocation of equity in the combined company as proposed on June 7, 2008, and continued from time to time to engage in discussions with TD AMERITRADE. On July 10, 2008, representatives of TD AMERITRADE and thinkorswim briefly discussed the possibility of a sale of only the brokerage division of thinkorswim. On July 29, 2008, representatives of thinkorswim and Party B met to discuss a potential transaction. In August 2008, Party B indicated it was no longer interested in proceeding with a transaction and thinkorswim’s discussions with Party B terminated.

Throughout the fall of 2008, senior executives of TD AMERITRADE continued to contact Mr. Barba to inquire about the status of the SEC Investigation and the state of thinkorswim’s business.

In November 2008, a senior executive from Party A contacted a senior executive of thinkorswim to express interest in a potential business combination of Party A and thinkorswim. On November 24, 2008, senior executives of both companies met and discussed a potential transaction.

On or about December 3, 2008, Mr. Barba and Mr. Tomczyk met to discuss a potential transaction. During this meeting, Mr. Tomczyk indicated that TD AMERITRADE was considering making a proposal to acquire thinkorswim in a transaction in which each outstanding share of thinkorswim common stock would be converted into 0.58 to 0.61 of a share of TD AMERITRADE common stock.

On December 4 and 5, 2008, Party A’s financial advisor contacted a representative of Paragon to discuss the details of a proposal for Party A to merge with thinkorswim. On December 5, 2008, senior executives of Party A and thinkorswim met again for discussions.

On or about December 9, 2008, Mr. Tomczyk contacted Mr. Barba to inquire about thinkorswim’s reaction to the terms discussed on December 3. Mr. Barba indicated that thinkorswim’s senior management believed the proposal would need to be increased to be of interest, but that it would be discussed at the next meeting of the thinkorswim board of directors. During this discussion, Mr. Tomczyk asked whether a proposal that involved all-cash consideration would be more attractive to thinkorswim. Mr. Barba indicated that he believed that a mixture of stock and cash would be more attractive than an all-cash proposal because it would allow thinkorswim’s stockholders to benefit from the potential future growth of the companies and share in the potential synergies created by the merger.

On December 11, 2008, thinkorswim received a written non-binding proposal from Party A for a merger in which each outstanding share of thinkorswim common stock would be exchanged for a portion of a share of Party A’s common stock with a value of approximately $6.18, based on the closing price of Party A’s common stock as of December 11, 2008. This value excluded future value creation that would accrue to the benefit of thinkorswim stockholders as a result of realizing the anticipated synergies attributable to this potential transaction. In connection with considering Party A’s proposal, thinkorswim’s management and board of directors took into account not only the current and historical market value of Party A’s common stock, but also the potential for this business combination to generate synergies and the benefits of these synergies to thinkorswim’s stockholders as a result of their retaining a significantly larger equity ownership percentage in a Party A/thinkorswim combination than in a TD AMERITRADE/thinkorswim combination. Party A also indicated that it was willing to discuss replacing some of the stock consideration with cash. Party A requested that thinkorswim agree to exclusive negotiations for a period of two weeks.

Also on December 11, 2008, thinkorswim received a written non-binding proposal from TD AMERITRADE. The proposal provided that, subject to the completion of confirmatory due diligence and negotiation of definitive transaction documents, TD AMERITRADE would propose to acquire all of thinkorswim’s outstanding capital stock for a combination of cash and stock, using approximately $145 million in cash and the remainder paid in shares of TD AMERITRADE common stock, such that the total consideration would imply an exchange ratio of 0.625 to 0.650. Based on the closing price of TD AMERITRADE’s common stock as of December 11, 2008, this implied a value per fully diluted thinkorswim share of $8.08 to $8.40, and represented a premium of 41% to 47% to the trading price of thinkorswim common stock at the time. TD AMERITRADE’s letter also noted the significant work it had previously conducted in connection with a proposed transaction and indicated that, if thinkorswim agreed to exclusive negotiations, TD AMERITRADE could complete its due diligence in two to three weeks and negotiate definitive transaction documents expeditiously. Later that day, Mr. Tomczyk called Mr. Barba to discuss the terms of TD AMERITRADE’s proposal.

On December 12, 2008, the thinkorswim board of directors held a special meeting to discuss the proposals from Party A and TD AMERITRADE, as well as thinkorswim’s stand-alone prospects and strategic alternatives. Representatives of Cleary Gottlieb and Paragon participated in the meeting. Representatives of Cleary Gottlieb reviewed the fiduciary duties of the directors associated with their evaluation of different strategic alternatives. Representatives of Paragon and management then provided an overview of thinkorswim’s stand-alone prospects and various strategic alternatives. Representatives of Paragon also provided analysis of the indicative proposals from TD AMERITRADE and Party A.

In consultation with the representatives of Cleary Gottlieb and Paragon, members of senior management and the board of directors engaged in a detailed discussion regarding TD AMERITRADE’s and Party A’s proposals. The board of directors analyzed the relative premiums afforded by each of the proposals and, based on current and historical trading prices, noted that TD AMERITRADE’s proposal would provide thinkorswim’s stockholders with a significantly greater premium than Party A’s proposal. The board of directors also noted that TD AMERITRADE had already conducted significant due diligence and thus was better prepared to enter into a definitive agreement within a short timeframe, while Party A had not yet conducted any significant due diligence. The board of directors discussed TD AMERITRADE’s and Party A’s future business prospects.

The board of directors also considered thinkorswim’s prospects if it remained independent, noting that thinkorswim continued to face risks from the ongoing SEC Investigation, the decline in economic conditions and the impact of those conditions on the online brokerage industry, and the continuing challenges of integration of the investor education and brokerage sides of the thinkorswim business.

The board of directors also considered whether to approach other potential acquirors of thinkorswim. After considering the universe of other potential acquirors (including the withdrawn proposal by Party B), the general financial situation of those potential acquirors and their strategic fit with thinkorswim, the board of directors, in consultation with Paragon and Cleary Gottlieb, concluded that no other parties would be expected to be interested in pursuing a strategic transaction on terms superior to those proposed by TD AMERITRADE. The board of directors also considered that both TD AMERITRADE and Party A had insisted on a period of exclusivity before continuing with further negotiations. The board discussed whether it would be possible to continue engaging in discussions with both TD AMERITRADE and Party A, but concluded that there was a significant risk that one or both of the potential acquirors would abandon negotiations if not granted a period of exclusive negotiations. Following these discussions, the board of directors unanimously agreed that management should pursue exclusive negotiations with TD AMERITRADE, but should ensure that TD AMERITRADE would assume the risks relating to the SEC Investigation.

Following the December 12, 2008 board meeting, Mr. Tomczyk met with Mr. Sheridan, a director and executive officer of thinkorswim, and Mr. Sosnoff, to discuss their interest in remaining with TD AMERITRADE following a transaction and to answer questions from Mr. Sheridan and Mr. Sosnoff about TD AMERITRADE.

On December 13, 2008, Mr. Barba communicated to Mr. Tomczyk a counterproposal for a sale of thinkorswim for a total of 35 million shares of TD AMERITRADE common stock and $150 million in cash, implying consideration per fully diluted share of thinkorswim common stock of approximately $2.15 in cash and 0.50 of a share of TD AMERITRADE common stock. Based on the closing price of TD AMERITRADE’s common stock as of December 11, 2008, this implied a value per fully diluted share of thinkorswim common stock of $8.61. Mr. Barba also offered to enter into exclusive negotiations with TD AMERITRADE.

On December 14, 2008, Mr. Tomczyk agreed to consider Mr. Barba’s counterproposal subject to completion of due diligence and requested to commence immediately due diligence and the negotiation of definitive documentation.

On December 16, 2008, Mr. Tomczyk phoned Mr. Barba and said that the M&A committee of TD AMERITRADE’s board of directors, which had met earlier that day, had agreed to move forward with negotiations and would consider a final offer price, subject to further analysis and due diligence, in the range between the low end of TD AMERITRADE’s December 11, 2008 proposal and thinkorswim’s counterproposal. That same day, thinkorswim and TD AMERITRADE entered into a letter agreement for exclusive negotiations until January 8, 2009.

Following execution of the exclusivity agreement, thinkorswim and TD AMERITRADE each engaged in due diligence investigations, including the exchange and review of draft disclosure schedules to the merger agreement for thinkorswim and TD AMERITRADE.

On December 17 and December 18, 2008, senior management of thinkorswim and TD AMERITRADE met for business and due diligence discussions.

On December 19, 2008, the board of directors of thinkorswim held a special meeting to review the progress of the negotiations. Mr. Barba reported on his discussions with TD AMERITRADE following the last board meeting, and representatives of Paragon presented an overview of the progress on due diligence and reverse due diligence. The board of directors also received an update on the status of the SEC Investigation.

On December 21, 2008, Wilson Sonsini Goodrich & Rosati delivered to Cleary Gottlieb a draft merger agreement based on the draft merger agreement the parties had discussed in June 2008, and then the parties began to negotiate the terms of the merger agreement. On December 30, 2008, Mr. Tomczyk met with Mr. Sosnoff and Mr. Barba to discuss further the transaction. On December 31, 2008, the board of directors of thinkorswim held a special meeting with representatives of senior management, Paragon and Cleary Gottlieb to review progress in the negotiation of the transaction. The board discussed the proposed terms of the merger agreement and the results of reverse due diligence. In particular, the board revisited the issue of whether TD AMERITRADE had agreed that the SEC Investigation would not constitute a basis for not closing the transaction. Management, in consultation with Paragon and Cleary Gottlieb, explained that TD AMERITRADE had agreed to the inclusion of the SEC Investigation, among other matters, in the disclosure schedule to the merger agreement and that the merger agreement would provide that the items in the disclosure schedule would qualify the representations and warranties and the closing condition that no material adverse effect had occurred.

On January 4, 2009, Mr. Tomczyk contacted Mr. Barba by telephone and indicated that, as a result of its review of thinkorswim’s business, risks and prospects, TD AMERITRADE was now proposing to acquire thinkorswim’s outstanding capital stock for approximately $145 million in cash and 31.5 million shares of TD AMERITRADE common stock. This proposal implied a total value of approximately $8.52 per fully diluted share of thinkorswim common stock, based on the closing price of TD AMERITRADE common stock on January 2, 2009, of $14.25. Mr. Barba indicated that he did not believe the thinkorswim board of directors would approve a transaction at that level. Following continued negotiations, Mr. Tomczyk proposed a transaction consisting of approximately $225 million in cash and 28.3 million shares of TD AMERITRADE common stock, representing the final per fully diluted share price of $3.34 in cash and 0.3980 of a share of TD AMERITRADE common stock. Based on the trading price of TD AMERITRADE common stock at the close of business on January 2, 2009, this proposal had an implied value of $9.01 per fully diluted share of thinkorswim common stock.

Also on January 4, 2009, TD AMERITRADE delivered draft employment agreements for Mr. Barba, Mr. Sheridan and Mr. Sosnoff. TD AMERITRADE reiterated that its willingness to enter into the merger agreement was conditioned on these officers of thinkorswim entering into employment agreements with TD AMERITRADE.

On the evening of January 6, 2009, the board of directors of TD AMERITRADE met and approved the proposed transaction.

On the evening of January 7, 2009, the thinkorswim board of directors held a meeting to consider the potential transaction with TD AMERITRADE. Representatives of Cleary Gottlieb, Paragon and UBS, which had been retained to render an opinion to the thinkorswim board of directors as to the fairness, from a financial point of view, of the proposed merger consideration, participated in the meeting. A representative of Paragon reviewed the history of negotiations between thinkorswim and TD AMERITRADE, the terms of the proposed transaction and the results of the reverse due diligence on TD AMERITRADE. The board also discussed, in consultation with management and Paragon, thinkorswim’s stand-alone prospects and alternatives. Representatives of Cleary Gottlieb reviewed the proposed merger agreement and voting agreement. Also at this meeting, UBS reviewed with thinkorswim’s board of directors UBS’ financial analysis of the per share merger consideration and delivered to thinkorswim’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated January 7, 2009, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the per share consideration to be received in the transaction by holders of thinkorswim common stock (other than excluded holders) was fair, from a financial point of view, to such holders.

The board of directors then considered the proposed terms of the employment agreements that TD AMERITRADE was requiring Mr. Barba, Mr. Sheridan and Mr. Sosnoff to enter into as a condition to its execution of the merger agreement.

Following discussion of the proposed transaction, the stand-alone prospects and alternatives for thinkorswim and review of the merger agreement and the disclosure schedules, voting agreements, employment agreements and related documents, the thinkorswim board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and resolved to recommend that the stockholders of thinkorswim vote to adopt the merger agreement and approve the merger.

The merger agreement and the voting agreements were entered into on January 8, 2009, and the transaction was publicly announced that same day.

thinkorswim’s Reasons for the Merger; Recommendation of the thinkorswim Board of Directors thinkorswim’s board of directors consulted with thinkorswim’s management, as well as thinkorswim’s outside legal counsel and its financial advisor, Paragon, in its evaluation of the merger. In reaching its conclusion to approve and adopt the merger agreement and in determining that the merger was advisable and in the best interests of thinkorswim and its stockholders, the thinkorswim board considered a number of factors, including the following material factors:

•	its understanding of thinkorswim’s business, operations, financial condition, earnings and prospects and, as discussed above under “thinkorswim Proposal 1 — The Merger — Background of the Merger,” potential strategic alternatives, and TD AMERITRADE’s business, operations, financial condition, earnings and prospects;

•	the current and prospective economic and financial environment in which thinkorswim operates, which reflects challenging and uncertain market conditions that the board of directors expected to continue in the near future, including tightening of the credit markets, volatile securities markets and generally uncertain global and national economic conditions;

•	the relative strength of TD AMERITRADE’s capital position, funding capabilities and liquidity as compared to thinkorswim as a stand-alone company, and the ability of the substantially larger and more diversified TD AMERITRADE to weather continued economic difficulties and further crises that might develop;

•	the fact that, as of the close of the last trading day before the announcement of the signing of the merger agreement, the value of the merger consideration represented a 54% premium over the price per share of thinkorswim common stock;

•	the fact that the complementary nature of the respective businesses, customer bases, products and skills of thinkorswim and TD AMERITRADE are expected to result in opportunities to obtain synergies;

•	the value to thinkorswim’s stockholders of the stock portion of the merger consideration, which would allow thinkorswim’s stockholders to participate in a portion of any improvement in thinkorswim’s business and synergies resulting from the merger;

•	the challenges of continuing to integrate the education and brokerage divisions of thinkorswim;

•	the fact that thinkorswim relies heavily on third-party vendors for various services, including trade processing and customer origination, and the interruption in or the cessation of service by these third-party service providers may negatively impact thinkorswim’s business;

•	the fact that TD AMERITRADE is a large financial services company and the thinkorswim board of directors’ belief that its substantial capital resources will provide strong support for thinkorswim’s existing operations, as well as possible future growth;

•	the challenges of integrating thinkorswim’s businesses, operations and workforce with those of TD AMERITRADE, and the risks associated with achieving anticipated cost savings and other synergies;

•	the need to obtain stockholder and regulatory approvals to complete the merger, and the likelihood that such approvals will be obtained;

•	the inclusion of a reference to the SEC Investigation, among other matters, in the disclosure schedule to the merger agreement and the provisions in the merger agreement specifying that the items in the disclosure schedule qualify the representations and warranties and the definition of “material adverse effect;”

•	the historical and current market prices of TD AMERITRADE’s common stock and thinkorswim’s common stock;

•	the fact that, as of December 22, 2008, The Toronto-Dominion Bank and J. Joe Ricketts and members of his family and trusts held for their benefit, owned approximately 40.3% and 22.2%, respectively, of TD AMERITRADE’s outstanding common stock, and that as a result of their significant share ownership, these stockholders may have the power, subject to applicable law, to significantly influence actions that might be favorable to them, but not necessarily favorable to other TD AMERITRADE stockholders (including former thinkorswim stockholders following consummation of the merger), and third parties may be discouraged from proposing a change in control or other strategic transaction concerning TD AMERITRADE;

•	the terms of the merger agreement, including the provisions imposing restrictions on thinkorswim from soliciting or pursuing alternative transactions and the termination fee of $20 million that thinkorswim would be required to pay if the transaction agreement were terminated under certain circumstances, which could limit the willingness of a third party to propose a competing business combination transaction with thinkorswim;

•	the right of thinkorswim to terminate the merger agreement to accept a superior proposal, subject to the terms and conditions set forth in the merger agreement;

•	the expected tax treatment of the merger and of the receipt by thinkorswim’s stockholders of the merger consideration;

•	the opinion of UBS, dated January 7, 2009, to thinkorswim’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the per share consideration to be received in the transaction by holders of thinkorswim common stock (other than excluded holders), as more fully described below under the caption “thinkorswim Proposal 1 — The Merger — Opinion of UBS Securities LLC;”

•	the fact that thinkorswim’s directors and executive officers have interests in the merger that are in addition to their interests as thinkorswim stockholders (see “thinkorswim Proposal 1 — The Merger — thinkorswim’s Directors and Officers Have Financial Interests in the Merger” below); and

•	the right of the stockholders of thinkorswim to exercise dissenters’ rights to assure that they receive a fair price for their shares (see “thinkorswim Proposal 1 — The Merger — Appraisal Rights” below).

The foregoing discussion of the information and factors considered by the thinkorswim board of directors is not exhaustive, but includes the material factors considered by the thinkorswim board of directors. In view of the wide variety of factors considered by the thinkorswim board of directors in connection with its evaluation of the merger and the complexity of these matters, the thinkorswim board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The thinkorswim board of directors evaluated the factors described above and reached consensus that the merger was advisable and in the best interests of thinkorswim and thinkorswim’s stockholders. In considering the factors described above, individual members of the thinkorswim board of directors may have given different weights to different factors.

The thinkorswim board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of thinkorswim and its stockholders. Accordingly, the thinkorswim board of directors unanimously approved the merger and approved and adopted the merger agreement and unanimously recommends that thinkorswim stockholders vote “FOR” approval of the merger proposal.

Opinion of UBS Securities LLC

On January 7, 2009, at a meeting of thinkorswim’s board of directors held to evaluate the proposed transaction, UBS delivered to thinkorswim’s board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated January 7, 2009, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the per share consideration to be received in the transaction by holders of thinkorswim common stock (other than excluded holders) was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Appendix C and is incorporated into this proxy statement/prospectus by reference. Holders of thinkorswim common stock are encouraged to read UBS’ opinion carefully in its entirety. UBS’ opinion was provided for the benefit of thinkorswim’s board of directors in connection with, and for the purpose of, its evaluation of the per share merger consideration from a financial point of view and does not address any other aspect of the transaction. The opinion does not address the relative merits of the transaction as compared to other business strategies or transactions that might be available with respect to thinkorswim or thinkorswim’s underlying business decision to effect the transaction. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the transaction. Although subsequent developments may affect its opinion, UBS does not have any obligation to update, revise or reaffirm its opinion. The following summary of UBS’ opinion is qualified in its entirety by reference to the full text of UBS’ opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to thinkorswim and TD AMERITRADE;

•	reviewed certain internal financial information and other data relating to thinkorswim’s business and financial prospects that were not publicly available, including financial forecasts and estimates prepared by thinkorswim’s management that thinkorswim’s board of directors directed UBS to utilize for purposes of its analysis;

•	reviewed certain internal financial information and other data relating to TD AMERITRADE’s business and financial prospects that were not publicly available, including financial forecasts and estimates prepared by TD AMERITRADE’s management that thinkorswim’s board of directors directed UBS to utilize for purposes of its analysis;

•	conducted discussions with members of the senior managements of thinkorswim and TD AMERITRADE concerning the businesses and financial prospects of thinkorswim and TD AMERITRADE;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the transaction with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of thinkorswim common stock and TD AMERITRADE common stock;

•	reviewed a draft, as of January 7, 2009, of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of thinkorswim’s board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of thinkorswim’s board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of thinkorswim or TD AMERITRADE, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of thinkorswim’s board of directors, that such forecasts and estimates had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of thinkorswim and TD AMERITRADE as to the future financial performance of thinkorswim and TD AMERITRADE. UBS assumed, with the consent of thinkorswim’s board of directors, that the transaction would qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

In connection with its engagement, UBS was not requested to, and it did not, participate in the negotiation or structuring of the transaction. While UBS was not authorized to solicit and did not solicit indications of interest in a transaction with thinkorswim from any party, representatives of thinkorswim advised UBS that indications of interests in a transaction with thinkorswim were solicited from third parties on behalf of thinkorswim and that discussions with certain of these parties were held prior to the date of UBS’ opinion. At the direction of thinkorswim’s board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the per share merger consideration to the extent expressly specified in UBS’ opinion, of the merger agreement or the form of the transaction. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the transaction, or any class of such persons, relative to the per share merger consideration. UBS expressed no opinion as to what the value of TD AMERITRADE common stock would be when issued pursuant to the transaction or the prices at which TD AMERITRADE common stock or thinkorswim common stock would trade at any time. In rendering its opinion, UBS assumed, with the consent of thinkorswim’s board of directors, that (i) the final executed form of the merger agreement would not differ in any material respect from the draft that UBS reviewed, (ii) the parties to the merger agreement would comply with all material terms of the merger agreement, and (iii) the transaction would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained without any material adverse effect on thinkorswim, TD AMERITRADE or the transaction. Except as described above, thinkorswim imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS’ opinion was approved by an authorized committee of UBS.

In connection with rendering its opinion to thinkorswim’s board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analyses of thinkorswim and TD AMERITRADE and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to thinkorswim, TD AMERITRADE or the transaction. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of thinkorswim and TD AMERITRADE provided by the managements of thinkorswim and TD AMERITRADE or derived from public sources in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of thinkorswim and TD AMERITRADE. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

The merger consideration was determined through negotiation between thinkorswim and TD AMERITRADE and the decision by thinkorswim to enter into the transaction was solely that of thinkorswim’s board of directors. UBS’ opinion and financial analyses were only one of many factors considered by thinkorswim’s board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of thinkorswim’s board of directors or management with respect to the transaction or the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with thinkorswim’s board of directors on January 7, 2009, in connection with UBS’ opinion relating to the proposed transaction. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses. For purposes of the “thinkorswim Financial Analyses” described below, the term “implied value of the per share merger consideration” refers to the $8.98 implied value of the per share merger consideration based on the per share cash portion of the merger consideration of $3.34 and the implied value, utilizing the closing price of TD AMERITRADE common stock on January 6, 2009, of the per share stock portion of the merger consideration of 0.3980 of a share of TD AMERITRADE common stock.

thinkorswim Financial Analyses

thinkorswim Selected Companies Analysis.  UBS compared selected financial and stock market data of thinkorswim with corresponding data of the following five publicly traded companies in the online brokerage industry as well as TD AMERITRADE, two of which are primarily focused, as is thinkorswim, on the execution of online trading transactions for retail customers, referred to as the selected eBrokers, and three of which provide more diversified services, referred to as the other selected companies:

Selected eBrokers	Other Selected Companies

• optionsXpress Holdings, Inc.	• The Charles Schwab Corporation
• TradeStation Group, Inc.	• E*TRADE Financial Corporation
• Interactive Brokers Group, Inc.

UBS reviewed, among other things, closing stock prices of the selected companies and TD AMERITRADE on January 6, 2009 as a multiple of latest 12 months earnings per share, or EPS, and calendar years 2008 and 2009 estimated EPS. UBS then compared these multiples derived for the selected companies and TD AMERITRADE with corresponding multiples implied for thinkorswim based both on the closing price of thinkorswim common stock on January 6, 2009 and the implied value of the per share merger consideration. Financial data for the selected companies and TD AMERITRADE were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Estimated financial data for thinkorswim were based both on internal estimates of thinkorswim’s management, referred to as “thinkorswim Management Estimates,” and publicly available research analysts’ consensus estimates, referred to as “thinkorswim Wall Street Consensus Estimates.” This analysis indicated the following implied multiples for each of the selected eBrokers, as compared to corresponding multiples implied for thinkorswim, and also indicated the following implied mean multiples for the other selected companies referred to above (implied multiples for E*TRADE Financial Corporation were excluded from the calculation of implied mean multiples for the other selected companies reflected in the table below since multiples for E*TRADE Financial Corporation were negative for two of the three periods observed) as well as the following implied multiples for TD AMERITRADE:

					Implied Multiples
					for thinkorswim Based on
									Implied Value of Per Share
					Closing Stock Price on 1/6/09				Merger Consideration
							thinkorswim				thinkorswim
	Implied Multiples		Implied Multiples		thinkorswim		Wall Street		thinkorswim		Wall Street
	for optionsXpress		for TradeStation		Management		Consensus		Management		Consensus
	Holdings, Inc.		Group, Inc.		Estimates		Estimates		Estimates		Estimates

Closing Stock Price as Multiple of EPS:
Latest 12 Months	8.6	x	9.0	x	5.9	x	5.9	x	8.8	x	8.8	x
Calendar Year 2008E	9.0	x	9.1	x	7.0	x	6.3	x	10.5	x	9.4	x
Calendar Year 2009E	10.1	x	11.5	x	8.5	x	7.8	x	12.8	x	11.7	x

	Implied Mean
	Multiples for
	Other Selected		Implied Multiples
	Companies		for TD AMERITRADE

Closing Stock Price as Multiple of EPS:
Latest 12 Months	12.2	x	10.3	x
Calendar Year 2008E	12.2	x	11.1	x
Calendar Year 2009E	12.9	x	12.5	x

thinkorswim Selected Transactions Analysis.  UBS reviewed transaction values in the following 15 selected transactions in the online brokerage industry:

Announcement Date	Acquiror	Target

• 7/14/2008	• The Bank of Nova Scotia	• E*TRADE Canada Securities Corporation
• 6/25/2008	• optionsXpress Holdings, Inc.	• Open E Cry, LLC
• 1/24/2007	• optionsXpress Holdings, Inc.	• Xpresstrade, LLC
• 9/19/2006	• INVESTools, Inc.	• thinkorswim Group Inc.
• 9/29/2005	• E*TRADE Financial Corporation	• BrownCo, LLC
• 8/8/2005	• E*TRADE Financial Corporation	• Harrisdirect LLC
• 6/22/2005	• Ameritrade Holding Corporation	• TD Waterhouse Group, Inc.
• 6/7/2004	• Ameritrade Holding Corporation	• JB Oxford & Company
• 11/6/2003	• Ameritrade Holding Corporation	• Bidwell & Company
• 5/10/2002	• Bank of Montreal	• [Morgan Stanley Dean Witter] (online brokerage business)
• 4/6/2002	• Ameritrade Holding Corporation	• Datek Online Holding Corporation
• 11/28/2001	• Bank of Montreal	• CSFBdirect, Inc.
• 7/30/2001	• Ameritrade Holding Corporation	• National Discount Brokers Corporation
• 5/20/2001	• E*TRADE Group, Inc.	• Web Street, Inc.
• 10/10/2000	• Deutsche Bank AG	• National Discount Brokers Group, Inc.

UBS reviewed transaction values in the selected transactions, calculated as purchase price paid for the target company’s equity, plus debt at book value, preferred stock at liquidation value and minority interests at book value, less cash and cash equivalents, as a multiple of number of core accounts as of the most recent completed accounting period prior to public announcement of the relevant transaction. UBS also reviewed purchase prices paid in the selected transactions for the target company’s equity as a multiple of, to the extent publicly available, latest twelve months net income and forward twelve months estimated net income. UBS then compared these multiples derived for the selected transactions with corresponding multiples implied for thinkorswim based on the implied value of the per share merger consideration. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data for thinkorswim were based both on thinkorswim Management Estimates and thinkorswim Wall Street Consensus Estimates. This analysis indicated the following implied high, mean, median and low multiples for the selected transactions, as compared to corresponding multiples implied for thinkorswim (net income multiples for the E*TRADE Group, Inc./Web Street, Inc. transaction were negative and therefore excluded from the calculation of high, mean, median and low multiples reflected in the table below):

									Implied Multiples for
									thinkorswim Based on
									Implied Value of Per Share
									Merger Consideration
											thinkorswim
	Implied Multiples								thinkorswim		Wall Street
	for Selected Transactions								Management		Consensus
	High		Mean		Median		Low		Estimates		Estimates

Transaction Value as Multiple of Core Accounts	22,222	x	3,953	x	1,497	x	484	x	6,733	x	6,733	x
Purchase Price of Equity as Multiple of Earnings:
Latest 12 Months	33.7	x	25.4	x	30.6	x	7.9	x	8.8	x	8.8	x
Forward 12 Months	48.5	x	32.0	x	27.2	x	20.2	x	12.8	x	11.7	x

thinkorswim Discounted Cash Flow Analysis.  UBS performed a discounted cash flow analysis of thinkorswim using financial forecasts and estimates relating to thinkorswim prepared by thinkorswim’s management. UBS calculated a range of implied present values (as of December 31, 2008) of the standalone after-tax levered free cash flows that thinkorswim was forecasted to generate from January 1, 2009 until December 31, 2013 and of terminal values for thinkorswim based on thinkorswim’s calendar year 2013 estimated normalized net income (normalized for the purpose of calculating terminal value by reducing thinkorswim’s estimated depreciation and amortization expense for calendar year 2013 to an amount equal to thinkorswim’s estimated capital expenditures for that period). Implied terminal values were derived by applying a range of net income multiples of 8.0x to 11.0x. Present values of cash flows and terminal values were calculated using discount rates ranging from 14.0% to 18.0%. The discounted cash flow analysis resulted in a range of implied present values of approximately $6.00 to $8.25 per share of thinkorswim common stock, as compared to the implied value of the per share merger consideration of $8.98.

TD AMERITRADE Financial Analyses

TD AMERITRADE Selected Companies Analysis.  UBS compared selected financial and stock market data of TD AMERITRADE with corresponding data of the following five publicly traded companies in the online brokerage industry, two of which are financial services companies engaged, as is TD AMERITRADE, in multiple businesses including online brokerage, referred to as the selected diversified eBrokers, and three of which are less diversified, referred to as the other selected companies:

Selected Diversified eBrokers	Other Selected Companies

• The Charles Schwab Corporation	• Interactive Brokers Group, Inc.
• E*TRADE Financial Corporation	• optionsXpress Holdings, Inc.
• TradeStation Group, Inc.

UBS reviewed, among other things, closing stock prices of the selected companies on January 6, 2009 as a multiple of latest twelve months EPS and calendar years 2008 and 2009 estimated EPS. UBS then compared these multiples derived for the selected companies with corresponding multiples implied for TD AMERITRADE based on the closing price of TD AMERITRADE common stock on January 6, 2009. Financial data for the selected companies and TD AMERITRADE were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. This analysis indicated the following implied multiples for each of the selected diversified eBrokers (calendar years 2008 and 2009 estimated EPS multiples for E*TRADE Financial Corporation were negative and therefore considered not meaningful, or “nm”), as compared to corresponding multiples implied for TD AMERITRADE, and also indicated the following implied mean and median multiples for the other selected companies referred to above:

			Implied Multiples
	Implied Multiples		for E*TRADE
	for The Charles Schwab		Financial		Implied Multiples
	Corporation		Corporation		for TD AMERITRADE

Closing Stock Price as Multiple of EPS:
Latest 12 Months	15.7	x	2.3	x	10.3	x
Calendar Year 2008E	15.8	x	nm		11.1	x
Calendar Year 2009E	17.4	x	nm		12.5	x

	Implied Multiples
	for Other Selected
	Companies
	Mean		Median

Closing Stock Price as Multiple of EPS:
Latest 12 Months	8.7	x	8.6	x
Calendar Year 2008E	8.9	x	9.0	x
Calendar Year 2009E	10.0	x	10.1	x

TD AMERITRADE Discounted Cash Flow Analysis.  UBS performed a discounted cash flow analysis of TD AMERITRADE using financial forecasts and estimates relating to TD AMERITRADE prepared by TD AMERITRADE’s management. UBS calculated a range of implied present values (as of December 31, 2008) of the standalone after-tax levered free cash flows that TD AMERITRADE was forecasted to generate from January 1, 2009 until September 30, 2013 and of terminal values for TD AMERITRADE based on TD AMERITRADE’s fiscal year 2013 estimated normalized net income (normalized for the purpose of calculating terminal value by reducing TD AMERITRADE’s estimated depreciation and amortization expense for fiscal year 2013 to an amount equal to TD AMERITRADE’s estimated capital expenditures for that period). Implied terminal values were derived by applying a range of net income multiples of 11.0x to 14.0x. Present values of cash flows and terminal values were calculated using discount rates ranging from 13.0% to 17.0%. The discounted cash flow analysis resulted in a range of implied present values of approximately $13.25 to $17.75 per share of TD AMERITRADE common stock, as compared to the closing price of TD AMERITRADE common stock on January 6, 2009 of $14.16.

Miscellaneous

UBS was engaged by thinkorswim in connection with the transaction for purposes of rendering an opinion and thinkorswim agreed to pay UBS an aggregate fee of $1.5 million in connection with its opinion. In addition, thinkorswim agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

As of the date of UBS’ opinion, UBS or an affiliate was a participant in credit facilities of TD AMERITRADE for which it received and, as of the date of UBS’ opinion, continued to receive fees and interest payments. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of thinkorswim and TD AMERITRADE and, accordingly, may at any time hold a long or short position in such securities. thinkorswim selected UBS in connection with the transaction because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

thinkorswim Officers and Directors Have Financial Interests in the Merger

In considering the recommendation of the thinkorswim board of directors that you vote to approve the merger proposal, you should be aware that some of thinkorswim’s executive officers and directors have financial interests in the merger that are different from, or in addition to, those of thinkorswim’s stockholders generally. The members of thinkorswim’s board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending to the stockholders that the merger agreement be approved and adopted. For purposes of all of the thinkorswim and TD AMERITRADE agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Equity Compensation Awards

The merger agreement provides that, upon completion of the merger, each thinkorswim option, thinkorswim restricted stock unit and unvested share of thinkorswim restricted stock will be converted, based on the option exchange ratio, on the same terms into an option, restricted stock unit or share of restricted stock of TD AMERITRADE common stock and each then-issued and outstanding share of restricted stock that, as of or resulting from the completion of the merger, is or becomes vested will represent the right to receive the merger consideration.

Pursuant to agreements with Mr. Barba, Ms. Ida Kane and Mr. Paul Helbling, upon a change in control of thinkorswim, their unvested thinkorswim options will become fully vested and exercisable. Pursuant to agreements with Mr. Sosnoff and Mr. Scott Sheridan, upon a change in control of thinkorswim, certain of their unvested thinkorswim options would have become vested in full, but for the waiver described below. Pursuant to agreements with Mr. Barba, Ms. Kane and Mr. Helbling, upon a change in control of thinkorswim, their unvested shares of thinkorswim restricted stock will vest in full, except as otherwise described below. The following table identifies, for each of Mr. Barba, Ms. Kane and Mr. Helbling (A) the number of unvested options to acquire shares of thinkorswim common stock (at exercise prices ranging from $5.18 to $13.79) that would vest upon completion of the merger as a result of the transactions contemplated and (B) the number of shares of unvested thinkorswim restricted stock (not including the shares of thinkorswim restricted stock described below) that would vest upon completion of the merger as a result of the transactions contemplated, in each case based on thinkorswim equity compensation holdings as of January 8, 2009, and assuming a closing date of [          ]:

		Unvested thinkorswim
	Unvested thinkorswim	Restricted Stock Vesting
	Options Vesting upon	upon Completion of the
Name	Completion of Merger	Merger

Mr. Barba	161,725	42,500
Ms. Kane	23,750	7,500
Mr. Helbling	17,500	5,000

Pursuant to an agreement with Peter Santori, upon a voluntary resignation within 180 days of a change in control of thinkorswim or in the event his employment is terminated without cause, unvested stock options and shares of restricted stock held by Mr. Santori will vest in full. Based on thinkorswim equity compensation holdings as of January 8, 2009, and assuming a closing date of [          ], upon completion of the merger, (A) the number of unvested options to acquire shares of thinkorswim common stock (at an exercise price of $8.11) held by Mr. Santori that would vest is 15,000 and (B) the number of unvested shares of restricted stock in respect of thinkorswim common stock held by Mr. Santori that would vest is 15,000. Mr. Santori also received, as part of his 2008 compensation, a grant of 3,850 shares of restricted stock that will vest as a result of the change in control only if his employment is terminated without cause following the change in control (and not if he voluntarily resigns).

As part of their 2008 compensation, Mr. Barba, Ms. Kane and Mr. Helbling received grants of 115,000, 35,000 and 15,500 shares of thinkorswim restricted stock respectively on January 14, 2009. In each case, 50% of the grant vests on the first anniversary of the date of grant and the remaining 50% vests on the second anniversary of the date of grant. However, for Mr. Barba, this grant of shares of thinkorswim restricted stock will vest 100% on the six-month anniversary of a change in control so long as he remains employed until such date, or upon termination by thinkorswim (or, following completion of the merger, by TD AMERITRADE) without cause, due to his death or disability or by constructive termination (as defined in his employment agreement). For Ms. Kane and Mr. Helbling, this grant of shares of restricted stock will vest 100% on the two-month anniversary of a change in control unless, in each case, they are terminated without cause, die or become disabled prior thereto (in which case the awards will vest as of such termination, death or disability).

thinkorswim also maintains agreements with Mr. Sheridan and Mr. Sosnoff pursuant to which their respective unvested shares of thinkorswim restricted stock (including the grant made to each of them in January 2009 as part of their 2008 compensation) would vest in full upon a termination of employment with thinkorswim in connection with a change in control of thinkorswim. However, Mr. Sheridan and Mr. Sosnoff have entered into employment agreements with TD AMERITRADE which will become effective as of the completion of the merger. Pursuant to these agreements with TD AMERITRADE, which will supersede and replace all other agreements, including the employment agreements with thinkorswim, Mr. Sheridan and Mr. Sosnoff have agreed to waive their right to receive any payments or benefits, including but not limited to any vesting acceleration of outstanding thinkorswim options or thinkorswim restricted stock awards granted under the thinkorswim equity plans. The employment agreements with TD AMERITRADE, which are described in further detail below, generally provide for certain vesting acceleration of certain equity awards granted by TD AMERITRADE under the TD AMERITRADE equity plans in connection with a termination of employment without cause or for good reason (as such terms are defined in the employment agreements). These agreements do not provide for vesting acceleration of any thinkorswim options or thinkorswim restricted stock awards held by Mr. Sheridan and Mr. Sosnoff.

Pursuant to agreements with the non-employee directors of thinkorswim, namely Hans von Meiss, Douglas T. Tansill, F. Warren McFarlan and Lisa Polsky, their awards of thinkorswim restricted stock will vest as a result of the consummation of the transaction. Upon consummation of the merger, by operation of the merger agreement, the non-employee directors of thinkorswim will cease to be directors and their unvested shares of thinkorswim restricted stock will vest in full. The following table identifies, for each of Mr. von Meiss, Mr. Tansill, Mr. McFarlan and Ms. Polsky, the number of shares of unvested thinkorswim restricted stock that would vest upon completion of the merger as a result of the transactions contemplated, based on thinkorswim equity compensation holdings as of January 8, 2009, and assuming a closing date of [          ]:

Unvested thinkorswim
Restricted Stock Vesting
upon Completion of the
Name	Merger

Mr. von Meiss	1,000
Mr. Tansill	1,000
Mr. McFarlan	1,000
Ms. Polsky	1,000

In addition, Mr. von Meiss, Mr. Tansill, Mr. McFarlan and Ms. Polsky each received a grant of 7,000 shares of thinkorswim restricted stock on January 14, 2009. These shares of thinkorswim restricted stock will fully vest upon completion of the merger as a result of their resignation from the board pursuant to the terms of the merger agreement.

Option Exchange

Under the terms of the merger agreement, thinkorswim is required to make an offer to certain holders of underwater options outstanding under thinkorswim option plans, to be completed immediately prior to the completion of the merger, whereby the holder may agree to the cancellation of all such holder’s underwater options in exchange for the grant by thinkorswim of an award of restricted stock units. This offer may be made to certain thinkorswim executive officers if they hold underwater options. The terms of the exchange program are described in further detail in “thinkorswim Proposal 3 — Exchange Program” beginning on page 75. The acceptance of thinkorswim options tendered in, and completion by thinkorswim of, this offer will only occur if the merger is consummated. At the consummation of the merger, each thinkorswim restricted stock unit granted pursuant to the exchange program described above that is outstanding immediately prior to such consummation will be assumed by TD AMERITRADE and converted into a right to receive TD AMERITRADE common stock upon the vesting of such unit. Each assumed restricted stock unit will otherwise be subject to the same terms and conditions (including as to vesting) as were applicable under the respective thinkorswim restricted stock unit immediately prior to the consummation of the merger.

Protection of thinkorswim Directors and Officers Against Claims

TD AMERITRADE has agreed to cause the surviving corporation in the merger to indemnify and hold harmless each present and former director and officer of thinkorswim from liability for matters arising at or prior to the completion of the merger to the fullest extent provided by applicable law. TD AMERITRADE also has agreed that it will maintain in place existing indemnification and exculpation rights in favor of thinkorswim directors, officers and employees for six years after the merger and that it will enter into a policy of directors’ and officers’ liability insurance coverage providing at least equivalent insurance coverage of thinkorswim directors and officers, for six years following completion of the merger, except that TD AMERITRADE is not required to incur premium expense in excess of $1,500,000.

Certain Employment Agreements

Each of Ms. Kane and Mr. Santori are party to an employment agreement that provides that, in the event that their employment is terminated by thinkorswim or its successor without cause, or upon a voluntary resignation by Ms. Kane (provided she no longer reports to the then current chief executive officer of thinkorswim) or Mr. Santori within one hundred eighty days, following a change in control of thinkorswim, they would be entitled to receive cash severance in an amount equal to twelve months base salary. In addition, Ms. Kane would be entitled to receive up to twelve months continued health coverage. In the event that Ms. Kane’s employment is terminated without cause (not within one hundred eighty days following a change in control), she would receive cash severance in an amount equal to six months base salary and up to six months of company-paid continued health care coverage. In the event that Mr. Santori’s employment is terminated without cause (not within one hundred eighty days following a change in control), he would receive cash severance in an amount equal to six months base salary and full vesting of his stock options and restricted stock.

In addition, Mr. Helbling is party to a letter agreement that provides that, in the event his employment is terminated without cause within one hundred eighty days of a change in control of thinkorswim, he would receive cash severance in an amount equal to twelve months base salary and up to twelve months of company-paid continued health coverage.

Employment Arrangements with TD AMERITRADE

In connection with the merger, TD AMERITRADE has entered into employment agreements with Mr. Sosnoff and Mr. Sheridan and has entered into an employment agreement amendment with Mr. Barba, each of which is conditioned and becomes effective upon completion of the merger. It is possible that other members of thinkorswim’s current management team will enter into arrangements with TD AMERITRADE or its affiliates, after the date of this proxy statement/prospectus. Any new arrangements are currently expected to be entered into at or prior to completion of the merger and would not become effective until after the merger is completed.

Barba Employment Agreement Amendment.  Mr. Barba has entered into an employment agreement amendment with TD AMERITRADE pursuant to which TD AMERITRADE will assume his existing employment agreement with thinkorswim and change his role to that of Integration Advisor to the Chief Executive Officer, reporting to the Chief Executive Officer of TD AMERITRADE, for the purpose of assisting in the integration of thinkorswim’s operations into those of TD AMERITRADE. The term of Mr. Barba’s employment in this capacity under the agreement is six months from the date of consummation of the merger. At that time, Mr. Barba will cease to be employed with TD AMERITRADE or its subsidiaries, and will be entitled to severance as provided in his employment agreement. Specifically, Mr. Barba would be entitled to receive, in addition to accrued but unpaid base salary and benefits as provided in his employment agreement, (A) a lump sum payment, within thirty days of termination, of cash severance in an amount equal to two years of (i) his base salary and (ii) the greater of his target bonus (equal to 100% of his base salary) for the year of termination or the actual bonus earned by him in the year immediately preceding such termination, (B) an additional cash severance payment in an amount equal to a pro rata portion of his target bonus for the year of termination, (C) two years of continued coverage under certain health and welfare plans, unless such continued coverage is not permissible (in which case Mr. Barba will be entitled to alternative coverage for such period), and (D) full vesting acceleration of all outstanding stock options and shares of restricted stock then held by him. In addition, pursuant to Mr. Barba’s employment agreement amendment, upon termination without cause or constructive termination (as defined in his employment agreement), Mr. Barba’s vested, exercisable options will remain exercisable until the earlier of one year after his termination or the expiration of the original option term.

The provisions of Mr. Barba’s employment agreement with thinkorswim regarding severance or other payments or benefits continue to govern in all other material respects. In particular, in the event that Mr. Barba would become subject to the excise tax under Section 4999 of the Code, his employment agreement provides that Mr. Barba will be entitled to receive an amount such that, after payment by Mr. Barba of all taxes imposed upon the amounts payable in accordance with the employment agreement’s severance provisions, including but not limited to income tax and the Section 4999 excise tax, Mr. Barba will retain an amount equal to the amount of such excise tax on the payments or benefits.

Pursuant to the employment agreement amendment, Mr. Barba is bound by a lock-up arrangement pursuant to which he is prohibited from directly or indirectly selling, offering, contracting for or granting any option to sell, pledge, swap, hedge, transfer or otherwise dispose of a portion of the shares issued to him as consideration in the merger or from publicly announcing an intention to do so for a period commencing on the consummation of the merger and ending, for 50% of the shares he receives as merger consideration, after the six-month anniversary of the consummation of the merger and, for the remaining 50% of the shares he receives as merger consideration, after the first anniversary of the consummation of the merger. This lock-up will cease to apply in the event of Mr. Barba’s death.

Sheridan and Sosnoff Employment Agreement.  The employment agreements between each of Mr. Sheridan and Mr. Sosnoff and TD AMERITRADE provide that, in the event of a termination of employment (A) by TD AMERITRADE without cause or by Mr. Sheridan or Mr. Sosnoff for good reason (as each term is defined in the agreement) or (B) upon the expiration of the initial term of these agreements because TD AMERITRADE provided written notice of non-renewal, the employee will become entitled to certain payments and benefits under the agreement, including a severance payment of $600,000, as well as an additional severance payment determined by pro-rating the then-current year’s annual incentive target to the date of termination. In addition, Mr. Sheridan and Mr. Sosnoff would be entitled to receive (A) full vesting of all time-based restricted share units granted under TD AMERITRADE’s long term incentive plan that would have become vested within twelve months of the end of the calendar year of such termination, (B) vesting of that portion of the performance-based restricted share units granted under TD AMERITRADE’s long-term incentive plan that would vest during the twelve-month period following the end of the calendar year in which such termination occurs, depending upon the achievement of the applicable performance criteria, and (C) company-paid COBRA coverage under TD AMERITRADE’s group medical and dental plans for a period of up to twelve months following the date of termination. The receipt of severance is subject to each employee executing and not revoking a separation and release of claims agreement and complying with the non-solicitation, non-competition and non-disparagement provisions of the employment agreement during employment with TD AMERITRADE and for a certain period of time following termination.

Subject to obtaining approval by the compensation committee of TD AMERITRADE’s board of directors, each of Mr. Sheridan and Mr. Sosnoff will receive a special award upon the consummation of the merger of a stock option to purchase 600,000 shares of common stock of TD AMERITRADE. Additionally, each of Mr. Sheridan and Mr. Sosnoff will be eligible to receive, pursuant to the terms of TD AMERITRADE’s long term incentive program, an annual equity award with a grant-date value of approximately $400,000, and an annual cash bonus with a target of $400,000, for each full fiscal year of employment with TD AMERITRADE. The employment agreements entitle each of Mr. Sheridan and Mr. Sosnoff to an annual base salary of $200,000. While it is not anticipated that any of the current thinkorswim directors will serve on the thinkorswim board following completion of the merger, Mr. Sheridan and Mr. Sosnoff are obligated, under the employment agreements that will become effective upon completion of the merger, to serve, without additional compensation, as a director of a TD AMERITRADE subsidiary, if requested by TD AMERITRADE.

Pursuant to the employment agreement, each of Mr. Sheridan and Mr. Sosnoff is bound by a lock-up arrangement pursuant to which he is prohibited from directly or indirectly selling, offering, contracting for or granting any option to sell, pledge, swap, hedge, transfer or otherwise disposing of 1,000,000 of the shares issued to him as consideration in the merger or from publicly announcing an intention to do so for a period commencing on the consummation of the merger and ending on the second anniversary of the consummation of the merger. This lock-up will cease to apply in the event that Mr. Sheridan’s or Mr. Sosnoff’s employment with TD AMERITRADE is terminated by TD AMERITRADE without cause or by Mr. Sheridan or Mr. Sosnoff with good reason during the stock lock-up period.

The following table identifies, for each of Mr. Barba, Ms. Kane, Mr. Helbling, Mr. Santori, Mr. Sheridan and Mr. Sosnoff, the estimated values of the (A) cash severance payments and (B) continued benefit coverage to which such executive will be entitled pursuant to the agreement described above, assuming that the executive’s employment is terminated by TD AMERITRADE for reasons other than cause, death or disability, or where applicable, the executive resigns voluntarily, for good reason, due to constructive termination or upon providing services for a specified period after consummation of the merger, based on the terms of the employment agreements as described above.

Estimated Value of
	Estimated Cash		Continued Benefit
Name	Severance Payments		Coverage

Mr. Barba	$	[ ]	$	[ ]
Ms. Kane	$	[ ]	$	[ ]
Mr. Helbling	$	[ ]	$	[ ]
Mr. Santori	$	[ ]		—
Mr. Sheridan(1)	$	[ ]	$	[ ]
Mr. Sosnoff(1)	$	[ ]	$	[ ]

(1)	Reflects the terms of severance payments to be made to the executive under the employment agreement entered into between the executive and TD AMERITRADE as described above, pursuant to which such executive waived any severance payments and benefits under his employment agreement with thinkorswim.

TD AMERITRADE’s Reasons for the Merger

The TD AMERITRADE board of directors unanimously approved the merger agreement at a special meeting held on January 6, 2009, and determined that the merger agreement and the merger are in the best interests of TD AMERITRADE and its stockholders. In reaching this decision, the TD AMERITRADE board considered the financial performance and condition, business operations and prospects of each of TD AMERITRADE, thinkorswim and the combined company, the terms and conditions of the merger agreement and the ancillary documents, including the implied thirty and ninety day premiums based on the agreed merger consideration, the results of the due diligence investigation conducted by TD AMERITRADE’s management, accountants and legal counsel, and the analysis of TD AMERITRADE’s legal and financial advisors.

The TD AMERITRADE board of directors also considered a number of potential benefits of the merger, including those listed below:

•	the acquisition of thinkorswim is expected to complement and extend TD AMERITRADE’s active trader leadership position, particularly among option traders;

•	the merger will permit TD AMERITRADE to enhance offerings to existing clients, including sophisticated software applications, options trading, futures, foreign exchange trading and portfolio margining;

•	the merger will enable TD AMERITRADE to provide its clients with significantly expanded access to education content and seminars;

•	the merger is expected to provide TD AMERITRADE with a fast-growing channel for new account growth focused on active traders and education;

•	the accretive nature of the merger in the twelve months following the completion of the merger and in fiscal year 2010;

•	the merger will permit TD AMERITRADE to use its cash in an accretive manner in the current low interest rate environment;

•	the merger enhances TD AMERITRADE’s management team depth and technical expertise through the addition of certain of thinkorswim’s senior management and technical personnel and other employees;

•	the merger advances TD AMERITRADE’s trading and education strategy by several years; and

•	the merger is expected to increase operational efficiency and create opportunities for cost reduction through the elimination of redundant overhead expenses and public company costs.

The TD AMERITRADE board of directors also considered a number of potentially negative factors, including those listed below:

•	the risk that the value of the thinkorswim business could decline after the execution of the merger agreement, particularly in light of the fact that the merger consideration would not be adjusted to reflect declines in the market price of thinkorswim common stock;

•	the risk that the potential benefits of the merger would not be realized fully as a result of challenges the companies might face in integrating their technology, personnel and operations, as well as general industry-wide or economic conditions or other factors;

•	the risk that, if the merger is not consummated, TD AMERITRADE’s management would have devoted substantial time and resources to the combination at the expense of attending to and growing TD AMERITRADE’s business or other business opportunities;

•	the risk associated with the additional demands that the acquisition of thinkorswim would place on management; and

•	the risk and cost associated with the SEC Investigation on the thinkorswim business prior to completion of the merger and on the TD AMERITRADE business after completion of the merger.

The foregoing list comprises the material factors considered by the TD AMERITRADE board of directors in its consideration of the merger. In view of the variety of factors and information considered, the TD AMERITRADE board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its decision. Rather, the decision was made after consideration of all of the factors as a whole. In addition, individual members of the TD AMERITRADE board of directors may have given different weight to different factors.

Board of Directors and Management of TD AMERITRADE Following Completion of the Merger

Upon completion of the merger, the current directors and officers of TD AMERITRADE are expected to continue in their current positions. Information about the current TD AMERITRADE directors and executive officers can be found in the documents listed under the heading “TD AMERITRADE SEC Filings” in the section entitled “Where You Can Find More Information” beginning on page 86.

Public Trading Markets

TD AMERITRADE’s common stock trades on the NASDAQ Global Select Market under the symbol “AMTD.” thinkorswim’s common stock trades on the NASDAQ Global Market under the symbol “SWIM.” Upon completion of the merger, thinkorswim common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act. The newly issued TD AMERITRADE common stock issuable pursuant to the merger agreement will be listed on the NASDAQ Global Select Market. The shares of TD AMERITRADE common stock to be issued in connection with the merger will be freely transferable under the Securities Act.

TD AMERITRADE’s Dividend Policy

TD AMERITRADE has not declared or paid regular cash dividends on its common stock. TD AMERITRADE’s credit agreement prohibits the payment of cash dividends to its stockholders. The payment of any future dividends will be at the discretion of TD AMERITRADE’s board of directors, subject to the provisions of its credit agreement, and will depend upon a number of factors, including future earnings, the success of TD AMERITRADE’s business activities, capital requirements, the general financial condition and future prospects of TD AMERITRADE’s business, general business conditions and such other factors as TD AMERITRADE’s board of directors may deem relevant.

Appraisal Rights

Under Section 262 of the DGCL, any holder of thinkorswim common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares, exclusive of any element of value arising from the accomplishment or expectation of the first-step merger, and receive payment of fair value in cash, together with interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL. The full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Appendix D. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of thinkorswim common stock who exercises appraisal rights.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than twenty days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes such notice, and the applicable statutory provisions are attached to this proxy statement/prospectus as Appendix D. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Appendix D. Any holder of thinkorswim common stock, who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Appendix D carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. If you lose your appraisal rights, you will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•	The stockholder must not vote in favor of the proposal to adopt and approve the merger agreement and the transactions contemplated thereby. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal, abstain or not vote its shares.

•	The stockholder must deliver to thinkorswim a written demand for appraisal before the vote on the merger agreement at the special meeting.

•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within one hundred twenty days after the effective time of the merger. The surviving company is under no obligation to file any petition and has no intention of doing so.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the proposal to adopt and approve the merger agreement and the transactions contemplated thereby will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of thinkorswim common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform thinkorswim of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

thinkorswim Group Inc.
13947 South Minuteman Drive
Draper, Utah 84020
Attention: Corporate Secretary

If the merger is completed, thinkorswim will give written notice of the effective time of the merger within ten days after such effective time to each former thinkorswim stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within one hundred twenty days after the effective time of the merger, but not later, either the surviving company or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of thinkorswim common stock held by all dissenting stockholders. The surviving company is under no obligation to file any petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within one hundred twenty days after the effective time of the first-step merger, any stockholder who, to that point in time, has complied with the provisions of Section 262 of the DGCL, may receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which thinkorswim has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to the stockholder within the later of ten days of receipt of the request or ten days after expiration of the period for delivery of demands for appraisal.

If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings and any stockholder who fails to comply with such direction may be dismissed from such proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of thinkorswim common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with interest, if any, to be paid on the amount determined to be fair value.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than sixty days after the effective time of the merger will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on such terms as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the consideration for your dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a thinkorswim stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

Regulatory Approvals Required for the Merger

TD AMERITRADE and thinkorswim have agreed to use reasonable best efforts to obtain as promptly as practicable all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from or notices to foreign and state securities authorities, various other federal, state and foreign antitrust and regulatory authorities and self-regulatory organizations. TD AMERITRADE and thinkorswim have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.

Department of Justice/Federal Trade Commission.  The merger is subject to review by the Department of Justice, referred to as the DOJ, and the Federal Trade Commission, referred to as the FTC. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, and the related rules prohibit the completion of transactions such as the merger unless the parties notify the FTC and the DOJ in advance. TD AMERITRADE and thinkorswim filed the requisite HSR Act notification forms on January 26, 2009 and January 14, 2009, respectively. The HSR Act further provides that a transaction or portion of a transaction that is notifiable under the HSR Act, such as the merger, may not be consummated until the expiration of a thirty calendar-day waiting period, or the early termination of that waiting period, following the later of the parties’ filing of their respective HSR Act notification forms. If the DOJ or the FTC issues a request for additional information and documentary material prior to the expiration of the waiting period, the parties must observe a second thirty calendar-day waiting period, which would begin to run only after both parties have substantially complied with the request for information, unless the waiting period is terminated earlier or extended with the consent of the parties.

At any time before or after the acquisition is completed, either the DOJ or FTC could take action under the antitrust laws in opposition to the merger, including seeking to enjoin the acquisition or seeking divestiture of substantial assets of TD AMERITRADE or thinkorswim or their subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, TD AMERITRADE and thinkorswim believe that the completion of the merger will not violate U.S. antitrust laws. However, TD AMERITRADE and thinkorswim can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that TD AMERITRADE and thinkorswim will prevail.

In addition, the merger may be reviewed by the state attorneys general in the various states in which TD AMERITRADE and thinkorswim operate. While TD AMERITRADE and thinkorswim believe there are substantial arguments to the contrary, these authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove the merger under the circumstances and based upon the review set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger or that, if a challenge is made, TD AMERITRADE and thinkorswim will prevail.

Other Requisite Approvals, Notices, and Consents.  Applications and notices are being filed with various regulatory authorities and self-regulatory organizations in connection with the merger, including applications and notices in connection with the indirect change in control, as a result of the merger, of certain subsidiaries directly or indirectly owned by thinkorswim. The indirect change in control of thinkorswim’s broker-dealer subsidiary resulting from the merger is subject to approval by FINRA. TD AMERITRADE and thinkorswim have filed and submitted, or will shortly file and submit, all applications and notices required to be submitted to obtain these approvals and provide these notices.

Certain Foreign Approvals.  Applications and notices are being filed with various Canadian securities regulators. The Canadian broker-dealer subsidiary of thinkorswim is a member of the Investment Industry Regulatory Organization of Canada, referred to as IIROC. Pursuant to IIROC rules, thinkorswim’s Canadian broker-dealer subsidiary is required to provide notice to IIROC and file for IIROC District Council approval regarding the transactions contemplated by the merger agreement. In addition, thinkorswim’s Canadian broker-dealer subsidiary is registered in all Canadian provinces as an investment dealer (or equivalent). Under provincial securities laws and regulations, thinkorswim’s Canadian broker-dealer subsidiary and TD AMERITRADE are required to provide notice to, or obtain approval from, a number of the provincial securities commissions, including the Ontario Securities Commission.

Timing.  TD AMERITRADE and thinkorswim cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, TD AMERITRADE and thinkorswim cannot assure you as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. TD AMERITRADE also cannot assure you that the DOJ, the FTC or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, TD AMERITRADE and thinkorswim cannot assure you as to its result.

TD AMERITRADE and thinkorswim believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on TD AMERITRADE and thinkorswim. The parties’ obligation to complete the merger is conditioned upon the expiration or termination of all applicable waiting periods under the HSR Act, and, subject to certain exceptions, the receipt of all clearances, approvals and consents required to be obtained in connection with the merger under all applicable foreign laws governing antitrust or unfair competition, and approval by FINRA, IIROC and certain Canadian provincial securities regulators of the transactions contemplated by the merger agreement.

TD AMERITRADE and thinkorswim are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Litigation Relating to the Merger

On January 26 and 27, 2009, two purported class actions lawsuits were filed on behalf of thinkorswim stockholders in the Circuit Court of Cook County, Illinois docketed as Jonathan Simons v. Tom Sosnoff, et al., Case No. 09CH02970, and Jim Burns v. thinkorswim Group Inc., et al., Case No. 09CH03435, which complaints are filed as exhibits 99.4 and 99.5 of this registration statement of which this proxy statement/prospectus forms a part. The lawsuits name each of the members of the thinkorswim board of directors, thinkorswim, TD AMERITRADE and Merger Sub One as defendants. The lawsuits allege, among other things, that the members of the thinkorswim board of directors breached their fiduciary duties to thinkorswim’s stockholders by entering into a merger agreement with TD AMERITRADE for an unfair price and failing to engage in a fair sale process with respect to the merger and that TD AMERITRADE and Merger Sub One aided and abetted the directors of thinkorswim in the alleged breaches of their fiduciary duties. They also allege that the thinkorswim directors are attempting to obtain personal financial benefits at the expense of the thinkorswim stockholders. The plaintiffs are seeking relief that includes, among other things, preliminary and permanent injunctions prohibiting consummation of the merger, rescission or recessionary damages if the merger is consummated prior to entry of the court’s final judgment and payment of the plaintiff’s costs and expenses. thinkorswim and TD AMERITRADE believe the lawsuits to be without merit, and thinkorswim and TD AMERITRADE intend to vigorously contest the plaintiffs’ claims. There can be no assurance, however, with regard to the outcome of the lawsuits.

THE MERGER AGREEMENT

The following description describes the material terms of the merger agreement. This description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. The merger agreement has been included to provide you with information regarding its terms. TD AMERITRADE and thinkorswim encourage you to read the entire merger agreement. The merger agreement is not intended to provide any other factual information about TD AMERITRADE or thinkorswim. Such information can be found elsewhere in this proxy statement/prospectus and in the other public filings each of TD AMERITRADE and thinkorswim makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Merger

Each of the thinkorswim board of directors and TD AMERITRADE board of directors has approved the merger agreement, which provides for the merger of Merger Sub One with and into thinkorswim, with thinkorswim remaining as the surviving corporation, immediately followed by the merger of thinkorswim, as the surviving corporation of the first-step merger, with and into Merger Sub Two, with Merger Sub Two remaining as the surviving corporation. The first-step merger and the second-step merger are referred to collectively as the merger. As a result of the merger, thinkorswim will become a wholly-owned subsidiary of TD AMERITRADE.

Per Share Merger Consideration

Each share of thinkorswim common stock issued and outstanding immediately prior to the effective time of the first-step merger will be converted into the right to receive a cash amount of $3.34, without interest and less any required withholding under United States federal, state, local or foreign law, referred to as the per share cash amount, plus 0.3980 of a share of TD AMERITRADE common stock, which, together with the per share cash amount, is referred to as the per share merger consideration. The per share merger consideration is subject to future adjustment for stock splits, recapitalizations, reclassifications or other similar changes, as well as for dividends or distributions in cash by TD AMERITRADE, in each case occurring prior to the completion of the first-step merger.

No fractional shares of TD AMERITRADE common stock will be issued in the first-step merger. Instead, each thinkorswim stockholder otherwise entitled to a fraction of a share of TD AMERITRADE common stock (after aggregating all fractional shares of TD AMERITRADE common stock issuable to such stockholder) will be entitled to receive in cash the dollar amount (rounded to the nearest whole cent), determined by multiplying such fraction by the volume-weighted average price (rounded to the nearest one-tenth of a cent) of a share of TD AMERITRADE common stock on the NASDAQ Global Select Market over the five trading days immediately prior to the date the first-step merger is completed.

Treatment of thinkorswim Stock Options and Other Equity-Based Awards thinkorswim Stock Options

Each outstanding option to acquire thinkorswim common stock granted under thinkorswim’s stock incentive plans that is not cancelled pursuant to the exchange program will be converted automatically at the effective time of the merger into an option to purchase TD AMERITRADE common stock and will continue to be governed by the terms of the thinkorswim stock plan and related grant agreements under which it was granted, except that:

•	the number of shares of TD AMERITRADE common stock subject to each converted TD AMERITRADE stock option will be equal to the product, rounded down to the nearest whole share of TD AMERITRADE common stock, of (A) the number of shares of thinkorswim common stock previously subject to the thinkorswim stock option and (B) the option exchange ratio, which is equal to the sum of (X) 0.3980 and (Y) the decimal representing the fraction whose numerator is the per share cash amount and whose denominator is the volume-weighted average price for a share of TD AMERITRADE common stock (rounded to the nearest one-tenth of a cent) on the NASDAQ Global Select Market for the trading day immediately prior to the date the merger is completed; and

•	the exercise price per share of TD AMERITRADE common stock subject to each converted TD AMERITRADE stock option will be equal to the exercise price for each share of thinkorswim common stock previously subject to the thinkorswim stock option divided by the option exchange ratio, rounded up to the nearest cent.

thinkorswim Restricted Stock

Shares of thinkorswim common stock that remain, as of the effective time of the merger, unvested or subject to a repurchase option, risk of forfeiture or other conditions under any restricted stock purchase agreement or other agreement or arrangement with thinkorswim (taking into account any accelerated vesting or lapse of a repurchase option or risk of forfeiture as a result of the consummation of the merger pursuant to the terms applicable to such award of restricted stock), referred to as restricted stock, will be converted automatically at the effective time of the merger into shares of restricted stock of TD AMERITRADE. The number of shares of restricted stock of TD AMERITRADE to be issued upon conversion of the shares of thinkorswim restricted stock will be equal to the product of (A) the number of shares of thinkorswim restricted common stock, times (B) the option exchange ratio, rounded down to the nearest whole share. The shares of TD AMERITRADE restricted stock will be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to the restricted stock.

thinkorswim Restricted Stock Units

Restricted stock units in respect of thinkorswim common stock outstanding immediately prior to the merger will be converted automatically at the effective time of the merger into restricted stock units in respect of shares of TD AMERITRADE common stock. The number of shares of TD AMERITRADE common stock subject to each converted restricted stock unit will be equal to the product of (A) the number of shares of thinkorswim common stock previously subject to the thinkorswim restricted stock unit, times (B) the option exchange ratio, rounded down to the nearest whole share. The TD AMERITRADE restricted stock units will be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to the restricted share units.

Option Exchange for Underwater thinkorswim Stock Options

In accordance with the terms of the merger agreement, thinkorswim will propose an exchange program to all holders of outstanding options to acquire thinkorswim common stock that have an exercise price equal to or greater than the total value of the per share merger consideration (based on the volume-weighted average price for a share of TD AMERITRADE common stock (rounded to the nearest one-tenth of a cent) on the NASDAQ Global Select Market for the trading day immediately prior to the date the merger is completed), referred to as underwater options. The terms of the exchange program are described in more detail elsewhere in this proxy statement/prospectus. See “thinkorswim’s Proposal 3 — Exchange Program” beginning on page 75. Underwater options that are not exchanged for restricted stock units of TD AMERITRADE pursuant to the terms of the option exchange will be assumed by TD AMERITRADE.

TD AMERITRADE has agreed to file a registration statement with the SEC on an appropriate form to the extent necessary to register TD AMERITRADE common stock subject to the converted stock options and other equity or equity-based awards.

Completion of the Merger

The merger agreement requires the parties to complete the merger after all of the conditions to the completion of the merger contained in the merger agreement are satisfied or waived, including the adoption of the merger agreement by the stockholders of thinkorswim. The first-step merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as is agreed by TD AMERITRADE, Merger Sub One and thinkorswim and specified in the certificate of merger. The second-step merger will become effective at the time of filing of the certificate of merger with the Secretary of State of the State of Delaware. Because the completion of the merger is subject to the receipt of governmental and regulatory approvals and the satisfaction of other conditions, the exact timing of the completion of the merger cannot be predicted.

Conversion of Shares; Exchange of Certificates

The merger agreement provides that TD AMERITRADE will select a reputable bank or trust company, reasonably acceptable to thinkorswim, to act as the payment and exchange agent. The merger agreement provides that on or prior to the date of completion of the first-step merger, TD AMERITRADE will deposit with the exchange agent a sufficient amount of cash to make payments of the cash amount payable and stock certificates representing the shares of TD AMERITRADE common stock issuable in exchange for shares of thinkorswim common stock and a sufficient amount of cash to make payments in lieu of fractional shares and in respect of dividends or distributions to which holders of thinkorswim common stock are entitled pursuant to the terms of the merger agreement. The exchange agent will be entitled to deduct and withhold from the cash amounts payable to any thinkorswim stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

The merger agreement contemplates that, as promptly as practicable following the completion of the merger, the exchange agent for the merger will mail to each record holder of thinkorswim common stock immediately prior to the completion of the merger a letter of transmittal and instructions for surrendering and exchanging the record holder’s thinkorswim stock certificates. The merger agreement provides that, upon surrender of a thinkorswim common stock certificate for exchange to the exchange agent (or upon receipt of an appropriate agent’s message in the case of book-entry shares), together with a duly signed letter of transmittal, and such other documents as the exchange agent or TD AMERITRADE may reasonably require, the holder of the thinkorswim stock certificate will be entitled to receive the following:

•	the per share cash amount payable for each share of thinkorswim common stock;

•	a certificate representing a number of shares of TD AMERITRADE common stock calculated based on the exchange ratio;

•	cash in lieu of any fractional share of TD AMERITRADE common stock; and

•	cash in respect of any dividends or other distributions declared by TD AMERITRADE after the effective time of the merger.

After the completion of the first-step merger, all holders of certificates representing shares of thinkorswim common stock that were outstanding immediately prior to the completion of the first-step merger will cease to have any rights as stockholders of thinkorswim, other than the right to receive the merger consideration and subject to the rights described under “thinkorswim Proposal 1 — Appraisal Rights.” In addition, no transfer of thinkorswim common stock after the completion of the first-step merger will be registered on the stock transfer books of thinkorswim.

If any thinkorswim stock certificate has been lost, stolen or destroyed, TD AMERITRADE may, in its discretion and as a condition to the payment of cash or the issuance of any certificate representing TD AMERITRADE common stock in exchange therefor, require the owner of such certificate to deliver an affidavit claiming such certificate has been lost, stolen or destroyed and deliver a bond as indemnity against any claim that may be made with respect to that certificate against TD AMERITRADE, the surviving corporation or the exchange agent.

Stock certificates should not be surrendered for exchange by thinkorswim stockholders before the completion of the first-step merger and should be sent only pursuant to instructions set forth in the letters of transmittal which the merger agreement provides will be mailed to thinkorswim stockholders as promptly as practicable following the completion of the merger. In all cases, the cash payments, certificates representing shares of TD AMERITRADE common stock and cash in lieu of fractional shares will be delivered only in accordance with the procedures set forth in the letter of transmittal.

Representations and Warranties

The merger agreement contains customary representations and warranties that TD AMERITRADE and thinkorswim made to, and solely for the benefit of, each other. None of the representations and warranties in the merger agreement will survive the completion of the merger. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that TD AMERITRADE and thinkorswim have exchanged in connection with signing the merger agreement. While TD AMERITRADE and thinkorswim do not believe that these disclosure schedules contain information securities laws require the parties to publicly disclose other than information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the companies’ general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

In the merger agreement, thinkorswim, TD AMERITRADE, Merger Sub One and Merger Sub Two each made representations and warranties relating to, among other things:

•	organization and standing;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	the absence of conflicts with organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	capitalization;

•	documents filed with the SEC and other governmental authorities;

•	financial statements and controls;

•	the absence of undisclosed liabilities;

•	the absence of certain changes since September 30, 2008;

•	compliance with laws and orders and permits;

•	the absence of litigation and orders;

•	tax matters; and

•	broker’s fees.

In the merger agreement, TD AMERITRADE, Merger Sub One and Merger Sub Two also each made representations and warranties relating to:

•	their not owning any shares of thinkorswim common stock; and

•	the absence of agreements with thinkorswim’s directors or executive officers relating to the transactions contemplated by the merger agreement, other than the employment agreements and the voting agreements described under “thinkorswim Proposal 1 — thinkorswim Officers and Directors Have Financial Interests in the Merger” and “Voting Agreements.”

In the merger agreement, thinkorswim also made representations and warranties relating to:

•	subsidiaries;

•	material contracts;

•	employee benefits;

•	labor matters;

•	real property;

•	environmental matters;

•	assets and personal property;

•	intellectual property;

•	insurance;

•	the absence of transactions with related parties;

•	state anti-takeover statutes;

•	receipt by the thinkorswim board of directors of an opinion from UBS; and

•	the value of assets and revenues from thinkorswim’s Canadian operations.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions of TD AMERITRADE and thinkorswim in the merger agreement use the phrase “material adverse effect.” The merger agreement provides that “material adverse effect” means, with respect to either TD AMERITRADE or thinkorswim, as the case may be, any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that:

•	has or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, operations, financial condition or results of operations of TD AMERITRADE or thinkorswim, as applicable, and its respective subsidiaries, taken as a whole;

•	would materially impair TD AMERITRADE’s or thinkorswim’s ability, as applicable, to consummate the transactions contemplated by the merger agreement and applicable legal requirements; or

•	would materially delay the consummation of the merger and the other transactions contemplated by the merger agreement.

The merger agreement provides, however, that none of the following will be deemed to constitute, or be taken into account in determining whether there has occurred, a material adverse effect on TD AMERITRADE or thinkorswim, as applicable:

•	general market, economic or political conditions in the United States or any other jurisdiction in which TD AMERITRADE or thinkorswim or any of their respective subsidiaries has substantial business or operations and any changes therein (including any condition or changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent they do not affect TD AMERITRADE or thinkorswim, as applicable, disproportionately relative to other companies organized and based in the United States and operating in the same industries in which TD AMERITRADE or thinkorswim operates;

•	general conditions in the financial services industry, and any changes therein (including any condition or changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent they do not affect TD AMERITRADE or thinkorswim, as applicable, disproportionately relative to other companies organized and based in the United States and operating in the same industries in which TD AMERITRADE or thinkorswim operates;

•	changes or proposed changes in generally accepted accounting principles or applicable federal, state, provincial, local, municipal, foreign or other law;

•	the public announcement of the merger agreement or pendency of the merger, including any loss of or adverse change in the relationship of TD AMERITRADE or thinkorswim with their respective employees, customers, partners or suppliers related thereto to the extent resulting from the announcement of the merger agreement or the pendency of the merger;

•	any action or omission by TD AMERITRADE or thinkorswim taken with the prior written consent of the other party;

•	any failure of TD AMERITRADE or thinkorswim to meet internal or analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself;

•	any decline in the market price or change in the trading volume of TD AMERITRADE or thinkorswim’s public equity securities, in and of itself; and

•	any of the matters disclosed in the respective disclosure schedules of TD AMERITRADE and thinkorswim (which include certain legal proceedings disclosed in thinkorswim’s periodic reports filed with the SEC before the execution of the merger agreement, including the SEC inquiry relating to thinkorswim’s investor education seminars).

Covenants; Conduct of Business Prior to the Merger

Interim Conduct of the Business

thinkorswim has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, thinkorswim agreed to (1) carry on its business in the ordinary course and in compliance with all applicable laws, (2) take all steps necessary to cause its subsidiary, thinkorswim, Inc., to maintain specified minimum levels of net capital and (3) use commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with persons and entities with which it has significant business dealings. thinkorswim further agreed that, with certain exceptions and except with TD AMERITRADE’s prior written consent, thinkorswim will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	amend its certificate of incorporation or bylaws;

•	authorize for issuance, issue, sell, or deliver any securities of thinkorswim or any of its subsidiaries, subject to certain exceptions;

•	acquire, redeem, or amend any securities of thinkorswim or its subsidiaries, except to the extent that such acquisition or redemption is pursuant to the terms of an employee benefit plan or any agreement subject to any such employee benefit plan;

•	pay any dividends, split, combine or reclassify any shares of capital stock of thinkorswim or make any other distribution in respect of the shares of capital stock of thinkorswim, subject to certain exceptions;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of thinkorswim or any of its subsidiaries;

•	incur or assume any indebtedness or issue any debt securities, assume or guarantee the obligations of any other person, make any loans or advances to employees of thinkorswim or any of its subsidiaries, acquire or make any capital contributions to or investments in any other person, or mortgage or pledge any of thinkorswim or its subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien, subject to certain exceptions;

•	enter into, adopt, amend, modify or terminate any thinkorswim employee benefit plan in any material respect, increase or decrease the compensation or fringe benefits of any director, executive officer or employee, pay any bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any thinkorswim employee benefit plan, subject to certain exceptions;

•	forgive any loans to any employees, officers or directors of thinkorswim or any of its subsidiaries, or any of their respective affiliates;

•	make any deposits or contributions to or fund the compensation or benefits under thinkorswim’s employee plans or contracts subject to the employee plans, other than as required pursuant to the terms of the employee benefit plans or any contracts subject to the employee benefit plans;

•	enter into, amend, or extend any collective bargaining agreement;

•	acquire, lease or license any property or assets with a fair market value in excess of $500,000 in the aggregate per fiscal quarter, or sell, lease, license or dispose of any property or assets with a fair market value in excess of $500,000 in the aggregate per fiscal quarter, subject to certain exceptions;

•	except as may be required as a result of a change in applicable laws or in generally accepted accounting principles, make any change in any of the accounting principles or practices used by thinkorswim;

•	make or change any material tax election, settle or compromise any material United States federal, state, local or non-United States tax liability or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material taxes;

•	enter into or amend any licenses of thinkorswim intellectual property, subject to certain exceptions;

•	grant any exclusive rights with respect to any of thinkorswim’s intellectual property, divest any of thinkorswim’s intellectual property, or materially modify thinkorswim’s warranty terms, except if such divestiture, amendment or modification individually or in the aggregate, is not material to thinkorswim or any of its subsidiaries;

•	authorize, incur or commit to incur any capital expenditures which, individually or in the aggregate, is or are material to thinkorswim, other than pursuant to existing contracts;

•	at any time permit the net capital of its subsidiary, thinkorswim, Inc., to be less than the greater of (x) an amount equal to 8 1/3% of the “aggregate indebtedness” (as defined in Rule 15c3-1 under the Exchange Act) of thinkorswim, Inc., and (y) $2.5 million;

•	settle or compromise any pending or threatened legal proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation, subject to certain exceptions, or settle certain specified litigation matters;

•	except as required by applicable law or generally accepted accounting principles, revalue in any material respect any of its properties or assets including writing-off notes or accounts receivable;

•	except as required by applicable law, convene any stockholders meeting other than the special meeting;

•	other than in the ordinary course of business consistent with past practice, enter into, renew, extend, terminate or make any material amendment or change in any material contract;

•	enter into any lease or sublease of real property, modify, amend or exercise any right to renew any lease or sublease of real property, or open, relocate or close any branch office or other real property;

•	enter into any new line of business or change thinkorswim’s material operating policies in any material respect, except as required by law or by policies imposed by any governmental authority;

•	enter into any securitizations of any loans or create any special purpose funding or variable interest entity;

•	enter into a contract, or make any arrangement or understanding, to do any of the foregoing; or

•	knowingly take any action which results or is reasonably likely to result in any of the conditions to the merger not being satisfied, has or is reasonably likely to have a material adverse effect on thinkorswim, would materially impair thinkorswim’s ability to consummate the transactions contemplated by the merger agreement or would materially delay the consummation of the merger and the other transactions contemplated by the merger agreement.

Other Covenants

The merger agreement also contains covenants relating to the preparation of this proxy statement/prospectus and the holding of the special meeting of thinkorswim stockholders, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement and efforts to coordinate the repayment of thinkorswim indebtedness concurrently with the completion of the merger.

Reasonable Best Efforts of thinkorswim to Obtain the Required Stockholder Vote thinkorswim has agreed to hold a meeting of its stockholders as promptly as practicable following the date of this proxy statement/prospectus (and, if reasonably practicable, within forty five days following the date of this proxy statement/prospectus) for the purpose of obtaining stockholder approval of the merger proposal and the exchange program proposal. thinkorswim will use its reasonable best efforts to obtain such approvals. Unless the merger agreement is terminated, thinkorswim has agreed to submit the merger agreement to a stockholder vote even if its board of directors no longer recommends approval of the merger proposal.

Limitation on the Solicitation, Negotiation and Discussion of Other Acquisition Proposals by thinkorswim thinkorswim also has agreed that neither it nor its subsidiaries will, and that they will not authorize or permit their respective directors, officers, or other employees, controlled affiliates or advisors to, directly or indirectly:

•	solicit, initiate or knowingly encourage, facilitate or induce any inquiries with respect to an “acquisition proposal” or “acquisition transaction” (as defined below);

•	furnish to any person any nonpublic information relating to thinkorswim or its subsidiaries, or provide access to its business, assets, properties or books and records in a manner intended to assist or facilitate any inquiry or proposal that is or could lead to an acquisition proposal or an acquisition transaction;

•	participate or engage in any discussions or negotiations, or enter into any agreement, regarding any acquisition proposal or acquisition transaction; or

•	take any action to exempt any person from applicable anti-takeover laws.

As used in the merger agreement, an “acquisition proposal” means any indication of interest, offer or proposal relating to an acquisition transaction.

As used in the merger agreement, “acquisition transaction” means any transaction or series of related transactions (other than a transaction with TD AMERITRADE or its affiliates) involving:

•	any direct or indirect purchase or other acquisition by any person or group from thinkorswim of 15% or more of thinkorswim’s total outstanding equity interests or voting securities, or any tender offer or exchange offer that would result in any person or group beneficially owning 15% or more of thinkorswim’s total outstanding equity interests or voting securities;

•	any direct or indirect purchase or other acquisition of 50% or more of any class of equity or other voting securities of one or more thinkorswim subsidiaries that, individually or in the aggregate, generate or constitute 15% or more of thinkorswim’s consolidated net revenues, net income or assets (as of or for the twelve month period ending on the last day of thinkorswim’s most recently completed fiscal year), which are referred to as “significant subsidiaries;”

•	any merger, consolidation, business combination or other similar transaction involving thinkorswim or one or more of its significant subsidiaries, pursuant to which thinkorswim’s stockholders (as a group) or the stockholders of such significant subsidiary, as applicable, would hold less than 85% of the equity interests in or voting securities of the surviving or resulting entity of such transaction;

•	any direct or indirect sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of thinkorswim or one or more of its significant subsidiaries; or

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of thinkorswim or one or more of its significant subsidiaries.

thinkorswim has also agreed:

•	to cease any existing activities, discussions or negotiations with respect to any acquisition proposal or acquisition transaction;

•	to notify TD AMERITRADE promptly (but no later than forty eight hours) after it receives any acquisition proposal, any request for information that would reasonably be expected to lead to an acquisition proposal, or any inquiry with respect an acquisition proposal, and to provide TD AMERITRADE with relevant information regarding the acquisition proposal or request;

•	to keep TD AMERITRADE reasonably informed of the status and any changes in the material terms and conditions of any such acquisition proposal; and

•	to provide TD AMERITRADE with prior written notice of a meeting of its board (or any committee thereof) at which the board (or any committee thereof) is reasonably expected to consider an acquisition proposal or acquisition transaction.

Exception to the Limitation on the Negotiation and Discussion by thinkorswim of Other Acquisition Proposals

However, prior to obtaining approval of the merger from its stockholders, thinkorswim may engage and participate in discussions and negotiations with respect to an unsolicited, written acquisition proposal, and furnish non-public information regarding thinkorswim to the party making such acquisition proposal if:

•	the thinkorswim board of directors determines reasonably in good faith (after consultation with thinkorswim’s financial advisors and outside legal counsel) that such acquisition proposal is or is reasonably likely to lead to a “superior proposal” (as defined below) and (after consultation with thinkorswim’s outside legal counsel) that failure to take these actions would reasonably be expected to result in a breach of the board’s fiduciary duties to thinkorswim stockholders under Delaware law;

•	none of thinkorswim, any of its subsidiaries, or any of their respective directors, officers or other employees, controlled affiliates or advisors have violated, with respect to such acquisition proposal, the restrictions on solicitation of other offers;

•	thinkorswim has first entered into a confidentiality and “standstill” agreement with the party making the acquisition proposal on terms no less favorable to thinkorswim than those in thinkorswim’s confidentiality agreement with TD AMERITRADE;

•	thinkorswim provides TD AMERITRADE with prior written notice of its intent to participate in discussions with respect to such acquisition proposal (including notice of the identity of the party making the acquisition proposal and the material terms and conditions of such acquisition proposal); and

•	thinkorswim contemporaneously provides TD AMERITRADE with any non-public information provided to the party making such acquisition proposal.

thinkorswim Board Recommendation of the Merger

The thinkorswim board of directors has adopted a resolution recommending that the thinkorswim stockholders approve and adopt the merger agreement and the transactions contemplated thereby. Under the merger agreement, the thinkorswim board of directors may not (1) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to TD AMERITRADE or approval of the merger, its recommendation, or (2) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal or acquisition transaction. Any of these actions is referred to as a board recommendation change.

Board Recommendation Change for Superior Proposal

However, prior to obtaining approval of the merger from the thinkorswim stockholders, the thinkorswim board of directors may make a board recommendation change and terminate the merger agreement (as described in “The Merger Agreement — Termination of the Merger Agreement — thinkorswim’s Termination Rights”) if it receives an unsolicited, written acquisition proposal and, prior to making such board recommendation change:

•	none of thinkorswim, any of its subsidiaries or any of their respective directors, officers or other employees, controlled affiliates or advisors have violated, with respect to such acquisition proposal (or any other acquisition proposal made by the person making such acquisition proposal), the merger agreement’s restrictions on solicitation of other offers (as described in “The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion of Other acquisition proposals by thinkorswim”);

•	it reasonably determines in good faith (A) after consultation with thinkorswim’s financial advisors and its outside legal counsel, that such acquisition proposal constitutes a superior proposal (as defined below) and (B) after consultation with thinkorswim’s outside legal counsel, that in light of such superior proposal, the failure to make a board recommendation change would reasonably be expected to result in a breach of its fiduciary duties under Delaware law;

•	it provides TD AMERITRADE at least five business days prior written notice (A) of the identity of the person making such superior proposal and all of the material terms and conditions of such superior proposal, and (B) of its intention to make a board recommendation change in response to such superior proposal;

•	during such five business day period, it provides TD AMERITRADE the opportunity to meet with thinkorswim and its financial advisors and outside legal counsel to discuss in good faith such superior proposal, the merger agreement and the terms and conditions thereof, and any modifications of the terms and conditions of the merger agreement that TD AMERITRADE may propose in response to such superior proposal; and

•	after such five business day period (and, if requested by TD AMERITRADE, the meetings described in the preceding bullet), it reasonably determines in good faith (A) after consultation with thinkorswim’s financial advisor and outside legal counsel, that such acquisition proposal continues to constitute a superior proposal, and (B) after consultation with thinkorswim’s outside legal counsel, that in light of such superior proposal and after good faith consideration of all proposals (whether or not binding) by TD AMERITRADE, the failure to make a board recommendation change would reasonably be expected to result in a breach of its fiduciary duties under Delaware Law.

As used in the merger agreement, “superior proposal” means any unsolicited, bona fide written offer or proposal to acquire 100% of thinkorswim’s outstanding voting securities that thinkorswim’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, is:

•	more favorable, from a financial point of view, to thinkorswim’s stockholders than the transactions contemplated by the merger agreement;

•	reasonably likely to receive all requisite regulatory approvals; and

•	reasonably likely to be consummated on the terms and conditions set forth in the written proposal.

The merger agreement requires the board to take the following factors, in addition to any factors the thinkorswim board of directors determines to be relevant, into account as part of its determination process: (A) all relevant financial considerations, (B) the identity and prior history of the person making such offer or proposal and of its sources of financing, (C) the anticipated timing, conditions and prospects for completion of the transaction contemplated by such offer or proposal, (D) the other terms and conditions of such offer or proposal and their implications on thinkorswim, and (E) any offer capable of acceptance made by TD AMERITRADE in response to such offer or proposal.

Board Recommendation Change for Intervening Event

Prior to obtaining approval of the merger from thinkorswim stockholders, the thinkorswim board of directors also may make a board recommendation change if a material fact, event, change, development or set of circumstances (other than an acquisition proposal) that was not known by thinkorswim’s board of directors on or prior to January 8, 2009, referred to as an intervening event, occurs and:

•	after consultation with its outside legal counsel, it reasonably determines in good faith that in light of such intervening event, the failure make a board recommendation change would reasonably be expected to result in a breach of its fiduciary duties under Delaware law;

•	it provides TD AMERITRADE at least five business days prior written notice of its intention to make a board recommendation change;

•	during such 5 business day period, it provides TD AMERITRADE the opportunity to meet with it and thinkorswim’s financial advisors and outside legal counsel to discuss in good faith (A) the board’s rationale for proposing to make a board recommendation change, and/or (B) possible modifications of the terms and conditions of the merger agreement so as to eliminate the board’s need to effect such board recommendation change in response to the intervening event; and

•	after such 5 business day period (and, if requested by TD AMERITRADE, the meetings described in the preceding bullet), it reasonably determines in good faith (after consultation with outside legal counsel) that in light of such intervening event and any proposals by TD AMERITRADE to modify the terms of the merger agreement, the failure to make a board recommendation change would reasonably be expected to result in a breach of its fiduciary duties under Delaware Law.

Employee Matters

TD AMERITRADE has agreed to maintain, for a period of two years after completion of the merger, employee benefit plans and compensation opportunities for employees of thinkorswim and its subsidiaries that are at least as favorable, in the aggregate, as those made available to similarly situated employees of

TD AMERITRADE and its subsidiaries, or no less favorable, in the aggregate, than those made available to employees of thinkorswim and its subsidiaries immediately prior to the completion of the merger, or a combination of the foregoing.

In addition, TD AMERITRADE has agreed, to the extent any thinkorswim employee becomes eligible to participate in TD AMERITRADE employee benefit plans following the merger:

•	generally to recognize each employee’s service with thinkorswim prior to the completion of the merger for purposes of eligibility, vesting credits and, except under defined benefit pension plans or to the extent it would result in a duplication of these benefits, benefit accruals;

•	to cause any exclusion for pre-existing conditions or eligibility waiting periods under any TD AMERITRADE health plans to be waived, to the extent the employee (and their eligible dependents) were not subject to such pre-existing conditions and eligibility waiting periods under comparable thinkorswim plans as of the time immediately before the completion of the merger; and

•	to provide each employee with credit for any deductibles paid under any thinkorswim plan that provides medical, dental or vision benefits in the plan year in effect as of the closing of the merger for purposes of satisfying any applicable deductible or out-of-pocket requirements under any TD AMERITRADE medical, dental or vision plans to the same extent that such expenses were recognized under the comparable thinkorswim plan.

TD AMERITRADE has also agreed to honor all existing thinkorswim employment, change in control and severance agreements in accordance with the terms thereof. TD AMERITRADE has the right to amend or terminate thinkorswim employee benefit plans to the extent permitted under the terms of such plans, and has no obligation to continue the employment of any thinkorswim employee for any period following the merger.

Indemnification and Insurance

The merger agreement requires the current rights of the directors and officers of thinkorswim and its subsidiaries to indemnification under these entities’ organizational documents and other disclosed agreements to continue in effect for six years after completion of the merger. The merger agreement also provides that, upon completion of the merger, TD AMERITRADE will cause the surviving corporation to indemnify and hold harmless, and provide advancement of expenses to, all past and present officers and directors of thinkorswim and its subsidiaries against all losses or liabilities incurred in their capacities as such to the fullest extent permitted by applicable laws.

The merger agreement requires TD AMERITRADE to obtain a “tail” prepaid directors’ and officers’ liability insurance policy with a claims period of six years after completion of the merger with at least the same coverage and amount and containing terms and conditions that are not less favorable than thinkorswim’s current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that TD AMERITRADE is not required to incur premium expense greater than $1,500,000.

Conditions to Complete the Merger

Conditions to the Obligations of TD AMERITRADE and thinkorswim

The respective obligations of thinkorswim and TD AMERITRADE to complete the merger are subject to the satisfaction or waiver of certain conditions, including:

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the TD AMERITRADE common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	the approval of the merger proposal by thinkorswim stockholders;

•	the expiration or termination of all applicable waiting periods under the HSR Act, and, subject to certain exceptions, the receipt of all clearances, approvals and consents required to be obtained in connection with the merger under all applicable foreign laws governing antitrust or unfair competition;

•	the approval by FINRA and IIROC of the transactions contemplated by the merger agreement;

•	the approval of the listing of the TD AMERITRADE common stock to be issued in the merger on the NASDAQ Global Select Market, subject to official notice of issuance;

•	the receipt by each of TD AMERITRADE and thinkorswim of a legal opinion to the effect that the merger will constitute a “reorganization” for United States federal income tax purposes; and

•	the absence of any order, decree or injunction by any court or other governmental entity or other law that prohibits or makes illegal completion of the transactions contemplated by the merger agreement (other than the exchange program).

Conditions to the Obligations of TD AMERITRADE

The merger agreement provides that the obligations of TD AMERITRADE, Merger Sub One and Merger Sub Two to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the accuracy in all material respects of a limited number of representations and warranties made by thinkorswim in the merger agreement, including those relating to corporate organization, authorization to enter into the merger agreement, required governmental consents, capitalization, inapplicability of state anti-takeover statutes and the absence of any arrangements requiring the payment of broker’s or finder’s fees other than to thinkorswim’s financial advisors identified in the merger agreement;

•	the accuracy of the remaining representations and warranties made by thinkorswim in the merger agreement, provided that inaccuracies in such representations and warranties will be disregarded to the extent that such inaccuracies, individually or in the aggregate, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on thinkorswim;

•	performance of or compliance with, in all material respects, by thinkorswim all of its agreements and covenants set forth in the merger agreement that are required to be performed or complied with by thinkorswim at or prior to the completion of the merger;

•	no event, development, change, circumstance or condition shall have occurred or shall exist that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on thinkorswim;

•	thinkorswim’s chief executive officer and chief financial officer shall have delivered to TD AMERITRADE a certificate confirming that certain conditions have been satisfied;

•	there shall not be pending any legal proceeding brought by a governmental body (including FINRA and IIROC) seeking to restrain or prohibit the completion of any of the transactions contemplated by the merger agreement, or the performance of any of the transactions contemplated by the merger agreement or the voting agreements (other than the exchange program); and

•	the approval by certain Canadian provincial securities regulators of the transactions contemplated by the merger agreement.

Conditions to the Obligations of thinkorswim

The merger agreement provides that the obligations of thinkorswim to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the accuracy in all material respects of a limited number of representations and warranties made by TD AMERITRADE in the merger agreement, including those relating to corporate organization, authorization to enter into the merger agreement, required governmental consents, capitalization and the and the absence of any arrangements requiring the payment of broker’s or finder’s fees other than to TD AMERITRADE’s financial advisor identified in the merger agreement;

•	the accuracy of the remaining representations and warranties made by TD AMERITRADE in the merger agreement, provided that inaccuracies in such representations and warranties will be disregarded to the extent that such inaccuracies, individually or in the aggregate, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on TD AMERITRADE;

•	performance of or compliance with, in all material respects, by TD AMERITRADE all of its agreements and covenants set forth in the merger agreement that are required to be performed or complied with by TD AMERITRADE at or prior to the completion of the merger;

•	no event, development, change, circumstance or condition shall have occurred or shall exist that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on TD AMERITRADE; and

•	TD AMERITRADE’s chief executive officer and chief financial officer shall have delivered to thinkorswim a certificate confirming that certain conditions have been satisfied.

Termination of the Merger Agreement

The merger agreement provides that, at any time prior to the completion of the first-step merger, either before or after the requisite approval of thinkorswim’s stockholders has been obtained, TD AMERITRADE and thinkorswim can terminate the merger agreement by mutual written consent, if such action is duly authorized by their respective boards of directors.

The merger agreement also provides that, at any time prior to the completion of the first-step merger, either before or after the requisite approval of thinkorswim’s stockholders has been obtained, either company can terminate the merger agreement if:

•	the merger has not been completed by October 7, 2009, provided that neither party will be permitted to terminate the merger agreement under this provision of the merger agreement if the failure to complete the merger by October 7, 2009, or to satisfy any of the conditions to complete the merger by such date, is attributable to an action or failure to act by such party, and provided further that if TD AMERITRADE or any of its subsidiaries announces, following the date of the merger agreement and prior to October 7, 2009, entry into a definitive agreement for a transaction that is reportable under the HSR Act or subject to review by FINRA, the right of TD AMERITRADE to terminate the merger agreement under this provision will not be available until the later of (1) 11:59 p.m. (New York City time) on October 7, 2009 and (2) 11:59 p.m. (New York City time) on the thirtieth day immediately following the earlier to occur of the consummation or termination of such transaction;

•	a court or governmental body has enacted or issued a law or a final and non-appealable order prohibiting the completion of the merger or any other transaction contemplated by the merger agreement (other than the exchange program);

•	a governmental body from which antitrust approval is required has denied such approval, and such denial is final and non-appealable; or

•	the thinkorswim special meeting (including any postponements and adjournments thereof) has been held, a final vote on the approval of the merger proposal has been taken and thinkorswim’s stockholders do not approve the merger proposal.

TD AMERITRADE’s Termination Rights

The merger agreement further provides that TD AMERITRADE may terminate the merger agreement at any time prior to the completion of the first-step merger, either before or after the requisite approval of thinkorswim’s stockholders has been obtained, if:

•	any of the following events have occurred (which are referred to as thinkorswim triggering events):

¡	any director or executive officer of thinkorswim (or any employee, controlled affiliate, advisor or representative of thinkorswim acting at the express direction of a thinkorswim director or executive officer) materially breaches or violates the provisions of the merger agreement relating to (A) limitations on the solicitation of other acquisition proposals, (B) thinkorswim’s obligation to hold a meeting of its stockholders for the purpose of obtaining stockholder approval of the merger proposal, or (C) thinkorswim’s obligations in connection with its board of director’s recommendation that the thinkorswim stockholders adopt the merger agreement;

¡	the thinkorswim board of directors makes a board recommendation change;

¡	thinkorswim fails to include in this proxy statement/prospectus its board of directors’ recommendation in favor of the adoption of the merger agreement;

¡	a tender or exchange offer relating to securities of thinkorswim is commenced and (A) thinkorswim does not issue a public statement, within ten business days, reaffirming the thinkorswim board of director’s recommendation of the merger and recommending rejection of the tender or exchange offer or (B) at any time after such ten business day period, thinkorswim issues a press release or files a Schedule 14D-9 with the SEC relating to the tender or exchange offer that fails to reaffirm its board of director’s recommendation of the merger and recommend rejection of the tender or exchange offer; or

¡	the thinkorswim board of directors fails to reaffirm its recommendation in favor of the adoption of the merger agreement within ten days after TD AMERITRADE reasonably requests a reaffirmation;

•	subject to certain limitations, a limited number of the representations and warranties (including those relating to corporate organization, authorization to enter into the merger agreement, required governmental consents, capitalization, inapplicability of state anti-takeover statutes and the absence of any arrangements requiring the payment of broker’s or finder’s fees other than to thinkorswim’s financial advisors identified in the merger agreement) made by thinkorswim in the merger agreement are inaccurate in any material respect, provided that if any inaccuracy is curable, TD AMERITRADE may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of thirty days following notice thereof (or such earlier date that thinkorswim ceases to use commercially reasonable efforts to cure such inaccuracy);

•	subject to certain limitations, inaccuracies in the remaining representations and warranties made by thinkorswim in the merger agreement constitute or would reasonably be expected to have or result in a material adverse effect on thinkorswim, provided that if any inaccuracy is curable, TD AMERITRADE may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of thirty days following notice thereof (or such earlier date that thinkorswim ceases to use commercially reasonable efforts to cure such inaccuracy); or

•	subject to certain limitations, thinkorswim has breached any of its covenants and obligations under the merger agreement in any material respect, provided that if any breach is curable, TD AMERITRADE may not terminate the merger agreement under this provision unless the breach remains uncured for a period of 30 days following notice thereof (or such earlier date that thinkorswim ceases to use commercially reasonable efforts to cure such inaccuracy).

thinkorswim’s Termination Rights

Finally, the merger agreement provides that thinkorswim may terminate the merger agreement if:

•	at any time prior to obtaining the requisite approval of the merger by thinkorswim’s stockholders, thinkorswim shall have received an unsolicited, written acquisition proposal and complied with the provisions of the merger agreement governing a board recommendation change in connection with a superior proposal (as described in “The Merger Agreement — thinkorswim Board Recommendation of the Merger — Recommendation Change for Superior Proposal”), provided that concurrently with such termination (and as a condition to the effectiveness of such termination), thinkorswim (A) enters into a definitive agreement for such superior proposal and (B) pays to TD AMERITRADE a termination fee of $20 million;

•	at any time prior to the completion of the first-step merger, either before or after the requisite approval of thinkorswim’s stockholders has been obtained, subject to certain limitations, a limited number of the representations and warranties (including those relating to corporate organization, authorization to enter into the merger agreement, required governmental consents, capitalization, inapplicability of state anti-takeover statutes and the absence of any arrangements requiring the payment of broker’s or finder’s fees other than to TD AMERITRADE’s financial advisors identified in the merger agreement) made by TD AMERITRADE in the merger agreement are inaccurate in any material respect, provided that if any inaccuracy is curable, thinkorswim may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of thirty days following notice thereof (or such earlier date that TD AMERITRADE ceases to use commercially reasonable efforts to cure such inaccuracy);

•	at any time prior to the completion of the first-step merger, either before or after the requisite approval of thinkorswim’s stockholders has been obtained, subject to certain limitations, inaccuracies in the remaining representations and warranties made by TD AMERITRADE in the merger agreement constitute or would reasonably be expected to have or result in a material adverse effect on TD AMERITRADE, provided that if any inaccuracy is curable, thinkorswim may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of thirty days following notice thereof (or such earlier date that TD AMERITRADE ceases to use commercially reasonable efforts to cure such inaccuracy); or

•	at any time prior to the completion of the first-step merger, either before or after the requisite approval of thinkorswim’s stockholders has been obtained, TD AMERITRADE has breached any of its covenants and obligations under the merger agreement in any material respect, provided that if any breach is curable, thinkorswim may not terminate the merger agreement under this provision unless the breach remains uncured for a period of thirty days following notice thereof (or such earlier date that TD AMERITRADE ceases to use commercially reasonable efforts to cure such inaccuracy).

Expenses and Termination Fees

The merger agreement provides that all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses.

The merger agreement provides that thinkorswim will pay TD AMERITRADE a termination fee of $20 million if any of the following events occur:

•	(A) an acquisition proposal has been publicly announced or otherwise become publicly known after the date of the merger agreement and prior to the date of the thinkorswim special meeting, (B) the merger agreement is terminated by thinkorswim or TD AMERITRADE under the provision of the merger agreement permitting such termination in the event that the stockholders of thinkorswim have voted not to adopt the merger agreement (or the merger agreement is terminated by thinkorswim after such vote for any other reason), and (C) within twelve months following the termination of the merger agreement, thinkorswim either closes a specified acquisition transaction or enters into an agreement providing for a specified acquisition transaction and such specified acquisition transaction or any other specified acquisition transaction is subsequently completed within twenty four months after the date such agreement is signed;

•	(A) an acquisition proposal has been publicly announced or otherwise become publicly known after the date of the merger agreement and prior to the date of the thinkorswim special meeting, (B) the merger agreement is terminated by thinkorswim or TD AMERITRADE under the provision of the merger agreement permitting such termination in the event that the merger is not completed by October 7, 2009 (or by TD AMERITRADE at such later date as described in “The Merger Agreement — Termination of the Merger Agreement”), and (C) within twelve months following the termination of the merger agreement, thinkorswim either closes a specified acquisition transaction or enters into an agreement providing for a specified acquisition transaction and such specified acquisition transaction or any other specified acquisition transaction is subsequently completed within twenty four months after the date such agreement is signed;

•	(A) an acquisition proposal has been publicly announced or otherwise become publicly known after the date of the merger agreement and prior to the date of the thinkorswim special meeting, (B) the merger agreement is terminated by TD AMERITRADE under the provision of the merger agreement permitting such termination in the event of uncured breaches or inaccuracies of the representations, warranties and covenants made by thinkorswim in the merger agreement, and (C) within twelve months following the termination of the merger agreement, thinkorswim either closes a specified acquisition transaction or enters into an agreement providing for a specified acquisition transaction and such specified acquisition transaction or any other specified acquisition transaction is subsequently completed within twenty four months after the date such agreement is signed;

•	the merger agreement is terminated by thinkorswim under the provision of the merger agreement permitting such termination in the event thinkorswim has received an unsolicited, written acquisition proposal and complied with the provisions of the merger agreement governing the making of a board recommendation change in connection with a superior proposal (as described in “The Merger Agreement — Termination of the Merger Agreement — thinkorswim’s Termination Rights”); or

•	the merger agreement is terminated by TD AMERITRADE under the provision of the merger agreement permitting such termination in the event of the occurrence of any of the thinkorswim triggering events described in the first bullet in “The Merger Agreement — Termination of the Merger Agreement — TD AMERITRADE’s Termination Rights.”

A “specified acquisition transaction” has the same meaning as an “acquisition transaction” except all references to “15%” or “85%” are replaced by “50%” instead.

VOTING AGREEMENTS

Voting Agreements

As a condition and inducement to TD AMERITRADE’s willingness to enter into the merger agreement, each of Messrs. Barba, Sheridan and Sosnoff and the Sosnoff Trust, a trust for the benefit of Mr. Sosnoff’s spouse and children, has entered into voting agreements with TD AMERITRADE. According to the terms of the voting agreements, each of the parties agrees to vote the beneficially owned shares (or to cause the holder of record of such shares to so vote) and has granted TD AMERITRADE irrevocable proxies to vote the beneficially owned shares in favor of the merger, against any proposition made in opposition or in competition with the merger, and generally against any other proposed business transaction which would interfere with the merger. As of [          ], 2009, Messrs. Barba, Sheridan and Sosnoff together beneficially owned 12,416,623 shares of thinkorswim common stock or approximately [          ]% of the voting power of thinkorswim common stock and together held stock options to purchase an additional [          ] shares of thinkorswim common stock. The following table identifies (A) the number of shares of thinkorswim common stock beneficially owned as of [          ], 2009, by each of Messrs. Barba, Sheridan and Sosnoff, and the Sosnoff Trust and (B) the number of shares of thinkorswim common stock beneficially owned as of [          ], 2009, by each of Messrs. Barba, Sheridan and Sosnoff, issuable upon exercise of outstanding stock options.

		Number of Shares of
		thinkorswim Common Stock
	Number of Shares of	Beneficially Owned Upon
	thinkorswim Common Stock	Exercise of Outstanding
Name	Beneficially Owned	thinkorswim Options

Mr. Barba	1,144,828	2,146,577
Mr. Sheridan	4,390,903	492,782
Mr. Sosnoff	4,000	492,781
Sosnoff Trust	4,411,760	—

The voting agreements generally prohibit the sale, pledge, encumbrance, assignment, transfer, tender or other disposition by these thinkorswim stockholders of their shares of thinkorswim common stock, or the entrance into an agreement or commitment to do any of the foregoing.

Each stockholder executing a voting agreement has made representations and warranties to TD AMERITRADE regarding any information relating to and provided in writing by such stockholder or his affiliates for inclusion in this proxy statement/prospectus and regarding his ownership and unencumbered title to the shares of thinkorswim stock subject to the voting agreement. Each of these thinkorswim stockholders has also made representations and warranties to TD AMERITRADE regarding power and authority to execute the voting agreement, and due execution and enforceability of the voting agreement.

The voting agreements will terminate at the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

ACCOUNTING TREATMENT

The merger will be accounted for as a “purchase of a business,” as that phrase is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets acquired (including identifiable intangible assets) and liabilities assumed (including executory contracts and other commitments) of thinkorswim as of the acquisition date (i.e., the completion of the merger) will be recorded at their respective fair values and added to those of TD AMERITRADE. Any excess of purchase price over the fair values will be recorded as goodwill. The financial statements of TD AMERITRADE issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of thinkorswim.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material United States federal income tax consequences of the merger to holders of thinkorswim common stock who hold their stock as a capital asset (generally, for investment).

The summary is based on the Code, the Treasury regulations issued under the Code, and administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect. For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

A “non-U.S. holder” means a beneficial owner of thinkorswim common stock (other than a partnership) that is not a U.S. holder. If a partnership (including any entity or arrangement, domestic or foreign, treated as a partnership for United States federal income tax purposes) holds thinkorswim common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If a holder is a partner in a partnership holding thinkorswim common stock, the holder should consult its tax advisors.

This summary is not a complete description of all the tax consequences of the merger and, in particular, may not address United States federal income tax considerations applicable to holders of thinkorswim common stock who are subject to special treatment under United States federal income tax law (including, for example, certain former citizens or residents of the United States, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired thinkorswim common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders exercising dissenters’ rights or appraisal rights, and holders who hold thinkorswim common stock as part of a hedge, straddle, constructive sale or conversion transaction). This summary does not address the tax consequences of any transaction other than the merger, whether or not in connection with the merger. This summary does not address the tax consequences to any person who actually or constructively owns 5% or more of thinkorswim common stock. Also, this summary does not address United States federal income tax considerations applicable to holders of options to purchase thinkorswim common stock, or holders of debt instruments convertible into thinkorswim common stock. In addition, no information is provided with respect to the tax consequences of the merger under applicable state, local or non-United States laws or under estate, gift, excise or other non-income tax laws.

The obligations of TD AMERITRADE and thinkorswim to consummate the merger are conditioned on the receipt of opinions of their respective tax counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation (as to TD AMERITRADE) and Cleary Gottlieb Steen & Hamilton LLP (as to thinkorswim), dated the effective date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Each of the tax opinions will be subject to customary qualifications and assumptions, including the assumption that the merger will be completed according to the terms of the merger agreement and will rely on representations contained in certificates of officers of TD AMERITRADE and thinkorswim, which must be updated and confirmed immediately prior to closing. In order for the merger to meet the “continuity of interest” test necessary to qualify as a reorganization, a sufficient amount of thinkorswim proprietary interests must be preserved in the merger. Counsel to TD AMERITRADE has indicated that if TD AMERITRADE declares a cash dividend with a record date prior to closing, its determination of whether a sufficient amount of thinkorswim proprietary interest will be preserved in the merger would be based on the closing date value of TD AMERITRADE common stock. TD AMERITRADE has no current intention to declare a dividend prior to closing, but is not expressly prohibited from doing so under the terms of the merger agreement. However, each of thinkorswim and TD AMERITRADE has agreed to use reasonable best efforts to cause the conditions to the merger to be satisfied and not to take any action that would reasonably be expected to cause the merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Neither the tax opinions nor the discussion that follows is binding on the Internal Revenue Service, referred to as the IRS, or the courts. In addition, the parties do not intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusion expressed in the tax opinions or the discussion below, or that a court will not sustain such a challenge.

The following discussion assumes that the exchange of shares of thinkorswim common stock for shares of TD AMERITRADE common stock pursuant to the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

United States federal income tax consequences to U.S. holders if the merger is a reorganization

A U.S. holder of thinkorswim common stock who receives cash and shares of TD AMERITRADE common stock in the merger generally will recognize gain equal to the lesser of (i) the excess of the sum of the fair market value of the shares of TD AMERITRADE common stock and the amount of cash (including any cash received in lieu of fractional shares) received by the U.S. holder in exchange for thinkorswim common stock over the U.S. holder’s tax basis in the thinkorswim common stock and (ii) the amount of cash received by the U.S. holder in exchange for thinkorswim common stock (excluding any cash received in lieu of fractional shares). No loss will be recognized by U.S. holders of thinkorswim common stock in the merger, except possibly in connection with the receipt of cash in lieu of fractional shares, as discussed below. Any gain recognized by a U.S. holder of thinkorswim common stock generally will be long-term capital gain if the U.S. holder’s holding period of the thinkorswim common stock is more than one year. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation.

The aggregate tax basis of the shares of TD AMERITRADE common stock received (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate tax basis of the thinkorswim common stock surrendered, reduced by the amount of cash the U.S. holder of thinkorswim common stock received (excluding any cash received in lieu of fractional shares), and increased by the amount of gain that the U.S. holder of thinkorswim common stock recognizes, but excluding any gain or loss from the deemed receipt and redemption of fractional shares described below. The holding period of shares of TD AMERITRADE common stock received by a U.S. holder of thinkorswim common stock in the merger will include the holding period of the U.S. holder’s thinkorswim common stock.

For a U.S. holder who acquired different blocks of thinkorswim common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the merger, and a loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares. If a U.S. holder has differing bases or holding periods in respect of shares of thinkorswim common stock, the U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of TD AMERITRADE common stock received in the merger.

Cash received by a U.S. holder of thinkorswim common stock in lieu of fractional shares will generally be treated as if the U.S. holder received the fractional shares in the merger and then received the cash in redemption of the fractional shares. The U.S. holder should generally recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of fractional shares and the portion of the U.S. holder’s tax basis allocable to the fractional shares.

Reporting requirements

U.S. holders of shares of thinkorswim common stock receiving shares of TD AMERITRADE common stock in the merger will be required to retain records pertaining to the merger. U.S. holders who owned at least 5% (by vote or value) of the total outstanding thinkorswim common stock before the merger or whose tax basis in the thinkorswim common stock surrendered pursuant to the merger equals or exceeds $1 million are subject to certain reporting requirements with respect to the merger. U.S. holders are urged to consult with their tax advisors with respect to these and other reporting requirements applicable to the merger.

United States federal income tax consequences to non-U.S. holders if the merger is a reorganization

The receipt of cash and shares of TD AMERITRADE common stock by a non-U.S. holder pursuant to the merger generally will be exempt from United States federal income tax, unless: (A) the gain on thinkorswim common stock, if any, is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the non-U.S. holder’s permanent establishment in the United States) (in which case (i) the non-U.S. holder will be subject to United States federal income tax as described above under “United States federal income tax consequences to U.S. holders if the merger is a reorganization,” but such non-U.S. holder should provide appropriate documentation (that is, an IRS Form W-8ECI) in accordance with applicable requirements of the backup withholding rules, and (ii) if the non-U.S. holder is a corporation, it may be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty)); or (B) the non-U.S. holder is an individual who was present in the United States for one hundred eighty three days or more in the taxable year and certain other conditions are met (in which case the non-U.S. holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the thinkorswim common stock pursuant to the merger net of applicable United States losses from sales or exchanges of other capital assets recognized during the year).

Backup withholding

Backup withholding may apply with respect to the consideration received by a holder of thinkorswim common stock in the merger unless the holder:

•	in the case of a U.S. holder, is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a correct taxpayer identification number (typically by completing and signing an IRS Form W-9), certifies as to no loss of exemption from backup withholding and that such holder is a United States person (including a United States resident alien) and otherwise complies with applicable requirements of the backup withholding rules; or

•	in the case of a non-U.S. holder, provides a completed and signed IRS Form W-8BEN (or IRS Form W-8ECI if the holder’s gain is effectively connected with the conduct of a United States trade or business) or other applicable IRS Form W-8.

Further, a holder of thinkorswim common stock who does not provide TD AMERITRADE (or the exchange agent) with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s federal income tax liability, provided that the holder timely furnishes certain required information to the IRS.

The foregoing discussion of United States federal income tax consequences is not intended to constitute a complete description of all tax consequences relating to the merger. The tax consequences of the merger to a holder of thinkorswim common stock will depend upon the facts of a holder’s particular situation. Because individual circumstances may differ, holders of thinkorswim common stock are urged to consult with their own tax advisor regarding the applicability of the rules discussed above and the particular tax effects of the merger, including the application of state, local and foreign tax laws, and, in the case of non-U.S. holders, possible eligibility for benefits under applicable income tax treaties.

COMPARISON OF STOCKHOLDERS’ RIGHTS

TD AMERITRADE and thinkorswim are both incorporated under Delaware law. Any differences, therefore, between the rights of TD AMERITRADE stockholders and the rights of thinkorswim stockholders result from differences in the companies’ respective certificates of incorporation and bylaws and agreements, if any, defining rights of securityholders. In addition, TD AMERITRADE is a party to a stockholders agreement, referred to as the stockholders agreement, among TD AMERITRADE Holding Corporation, the stockholders listed on Exhibit A thereto, referred to as the Ricketts holders, and The Toronto-Dominion Bank, dated as of June 22, 2005, as amended, which sets forth certain stockholder rights as described below. Upon completion of the merger, thinkorswim stockholders will exchange their shares of thinkorswim common stock for cash and shares of TD AMERITRADE common stock, and as a TD AMERITRADE stockholder your rights will be governed by the TD AMERITRADE certificate of incorporation and bylaws.

The following is a summary of the material differences between the rights of holders of TD AMERITRADE common stock and the rights of holders of thinkorswim common stock, but does not purport to be a complete description of those differences. The certificates of incorporation and bylaws of TD AMERITRADE and thinkorswim are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 86.

TD AMERITRADE	thinkorswim

AUTHORIZED CAPITAL STOCK

Authorized Shares
TD AMERITRADE is authorized under its certificate of incorporation to issue 1,100,000,000 shares, consisting of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.	thinkorswim is authorized under its certificate of incorporation to issue 101,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

Preferred Stock
TD AMERITRADE’s certificate of incorporation provides that the board of directors is authorized to issue one or more series of preferred stock and to fix the number, designation, voting powers, preferences, special rights and limitations of such series.	thinkorswim’s certificate of incorporation provides that the board of directors is authorized to issue one or more series of preferred stock and to fix the number, designation, voting powers, preferences, special rights and limitations of such series.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION
Under the DGCL, an amendment to the certificate of incorporation requires (1) the approval of the board of directors, (2) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.
The TD AMERITRADE certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all shares of TD AMERITRADE stock entitled to vote when the amendment relates to: (1) stockholder and director rights to make investments or participate in a competing business, (2) the fiduciary duties of directors and officers in the event of a corporate opportunity, and (3) The Toronto-Dominion Bank’s duties in the event of a corporate opportunity.	The thinkorswim certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all shares of thinkorswim stock entitled to vote in the election of directors, voting as a single class, when the amendment relates to: (1) the number, class and removal of directors, (2) the requirements to call a special meeting of the stockholders, (3) the requirements to amend, alter or repeal the bylaws, and (4) the requirements to amend the certificate of incorporation.

TD AMERITRADE	thinkorswim

AMENDMENT TO THE BYLAWS

Under the DGCL, bylaws may be adopted, amended or repealed by the stockholders entitled to vote, and by the board of directors if the corporation’s certificate of incorporation confers the power to adopt, amend or repeal the corporation’s bylaws upon the directors.
The TD AMERITRADE certificate of incorporation provides that the board of directors may adopt, amend or repeal the bylaws, provided however, that the bylaw that requires two-thirds approval by the board of directors to appoint the chief executive officer may only be amended by the unanimous vote of the board of directors or the affirmative vote of the holders of at least 80% of the voting power of all shares of TD AMERITRADE stock entitled to vote. The TD AMERITRADE bylaws also prescribe specific requirements regarding amendments to certain committees of the board of directors.	The thinkorswim certificate of incorporation provides that the board of directors may adopt, amend or repeal the bylaws, provided however, that the affirmative vote of the holders of at least 80% of the voting power of all shares of thinkorswim stock entitled to vote in the election of directors, voting as a single class, is required to amend any provision of the bylaws relating to (1) the number, class and removal of directors, (2) the requirements to call a special meeting of stockholders, and (3) the requirements to amend the bylaws.

SPECIAL MEETINGS OF STOCKHOLDERS
The TD AMERITRADE certificate of incorporation provides that a special meeting of stockholders may be called for any purpose at the request of stockholders owning 25% or more of the outstanding shares of common stock or by a majority of the board of directors.	The thinkorswim certificate of incorporation provides that a special meeting of the stockholders may be called by the board of directors pursuant to a resolution approved by the majority of the entire board of directors or as otherwise provided in the bylaws.
The thinkorswim bylaws provide that a special meeting of the stockholders may be called by the chairman of the board of directors, the president or the board of directors.

STOCKHOLDER ACTION

Action by Written Consent Without a Meeting
The TD AMERITRADE certificate of incorporation prohibits stockholder action by written consent.	The thinkorswim certificate of incorporation does not prohibit stockholder action by written consent.

Quorum
The TD AMERITRADE bylaws provide that a majority in voting power of the stock entitled to vote at a meeting, present in person or by proxy, shall constitute a quorum.	The thinkorswim bylaws provide that one-third of the shares entitled to vote at any meeting, present in person or by proxy, shall constitute a quorum.

STOCKHOLDER PROPOSALS AND NOMINATIONS
The TD AMERITRADE bylaws specify that nominations for the board of directors and for proposal of business to be considered by the stockholders may be made at a meeting of the stockholders (a) by the board of directors or (b) by any stockholder entitled to vote at the meeting who complies with the notice provisions.	The thinkorswim bylaws specify that nominations for the board of directors and proposals of business to be considered by the stockholders may only be made: (a) by the board of directors or (b) by any stockholder entitled to vote at the meeting who complies with the notice provisions.

TD AMERITRADE	thinkorswim

For director nominations and other business to be properly brought by a stockholder before an annual meeting of stockholders, the stockholder must deliver notice to the secretary of TD AMERITRADE not less than ninety days nor more than one hundred twenty days prior to the anniversary of TD AMERITRADE’s annual meeting in the preceding year, except that if the date of the annual meeting is advanced or delayed by more than thirty days from such anniversary date, notice must be delivered not less than ninety days nor more than one hundred twenty days prior to the date of the current year’s annual meeting.	For notice of director nominations to be timely, the notice must be delivered to the secretary of thinkorswim not less than ninety days prior to the anniversary of thinkorswim’s annual meeting in the preceding year, except that if no annual meeting was held in the preceding year or if the date of the annual meeting is advanced by more than thirty days prior to, or delayed more than sixty days after such anniversary date, the notice must be received no later than close of business on the tenth day following the day on which the date of such meeting was publicly disclosed.
For nominations or other business to be properly brought before a special meeting of stockholders, the notice must be delivered to the secretary of TD AMERITRADE not earlier than the ninetieth day and not later than the sixtieth day prior to such special meeting.	Such notice must include: (1) for each nominee, all information required pursuant to Regulation 14A of the Exchange Act and (2) as to the stockholder giving notice, the stockholder’s name, address and the class and number of shares beneficially owned by the stockholder.
The notice must include: (1) for each nominee, all information required pursuant to Regulation 14A of the Exchange Act, (2) as to any other business, a brief description of the business, the reasons for conducting such business and any material interest of the stockholder or beneficial owner in such business, and (3) the stockholder’s or beneficial owner’s name, address and the class and number shares beneficially owned by the stockholder or beneficial owner.	For business to be brought before a stockholder meeting by a stockholder, the notice must be delivered to the secretary of thinkorswim not less than fifty days prior to the meeting, except that if less than fifty-five days’ notice of the meeting date is given, the notice must be received no later than close of business on the tenth day following the date on which the date of the meeting was publicly disclosed.

TD AMERITRADE	thinkorswim

Pursuant to the terms of the stockholders agreement, the composition of the TD AMERITRADE board of directors is as follows: (i) three directors nominated by the Ricketts holders, each to serve in a different class of directors, (ii) five directors nominated by The Toronto-Dominion Bank, including one Class I director, two Class II directors, and two Class III directors, (iii) the chief executive officer of TD AMERITRADE serves as a Class I director, and (iv) three independent directors. The parties to the stockholders agreement have agreed to vote their shares to effect the nominations set forth above. The composition may be adjusted from time to time in accordance with the terms of the stockholders agreement. Specifically, the number of directors that may be nominated by the Ricketts holders and by The Toronto-Dominion Bank is based upon such parties’ respective beneficial ownership percentages of TD AMERITRADE common stock, and is subject to adjustment as such ownership percentages change. The certificate of incorporation and bylaws of TD AMERITRADE provide that, prior to the termination of the stockholders agreement, any stockholder entitled to nominate a director under the stockholders agreement need not comply with the advance notice provisions as described above.	The notice must include: (a) a brief description of the business and the reasons for conducting such business, (b) the stockholder’s name and address, (c) the class and number of shares beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

BOARD OF DIRECTORS

Number of Directors
The TD AMERITRADE certificate of incorporation provides that the board of directors will consist of twelve members. After the termination of the stockholders agreement, the number of directors will be such number as may be fixed and changed from time to time by the board of directors.	The thinkorswim bylaws provide that the board of directors will consist of not less than three nor more than fifteen members, such number to be fixed from time to time by the board of directors.

Classification
The TD AMERITRADE certificate of incorporation provides that the board of directors will be divided into three classes, of equal size as nearly as possible. Each class is to serve for three years, subject to a director’s earlier resignation or removal.	The thinkorswim certificate of incorporation provides that the thinkorswim board of directors will be divided into three classes, of equal size as nearly as possible. Each class is to serve for three years, subject to a director’s earlier resignation or removal.

Removal
The certificate of incorporation of TD AMERITRADE provides that the holders of a majority of TD AMERITRADE’s outstanding common stock may remove directors of TD AMERITRADE at any time (i) with cause and (ii) prior to the termination of the stockholders agreement, without cause.	The thinkorswim certificate of incorporation provides that directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all shares of thinkorswim stock entitled to vote in the election of directors, voting as a single class.

TD AMERITRADE	thinkorswim

Special Meetings of the Board of Directors
The TD AMERITRADE bylaws provide that a special meeting of the board of directors may be called by the chairman or vice chairman of the board, the chief executive officer or by the secretary upon the written request of a majority of the members of the board of directors.	The thinkorswim bylaws provide that a special meeting of the board of directors may be called by the chairman of the board, the president, any vice president, the secretary or by the director.

STOCKHOLDER RIGHTS PLAN
TD AMERITRADE does not currently have a stockholder rights plan in effect and its certificate of incorporation provides that, prior to the termination of the stockholders agreement, TD AMERITRADE may not adopt a stockholder rights plan unless such plan expressly excludes The Toronto-Dominion Bank and its affiliates and the Ricketts holders to the extent any actions would be permitted by the terms of the stockholders agreement and does not impair the rights of The Toronto-Dominion Bank and its affiliates or the Ricketts holders under the stockholders agreement.	thinkorswim does not currently have a stockholder rights plan in effect.

COMPARATIVE MARKET PRICES AND DIVIDENDS

TD AMERITRADE’s common stock trades on the NASDAQ Global Select Market and thinkorswim’s common stock trades on the NASDAQ Global Market. The following table sets forth the high and low sales prices of shares of TD AMERITRADE common stock as reported on the NASDAQ Global Select Market and thinkorswim common stock as reported on the NASDAQ Global Market and the quarterly cash dividends declared per share for the periods indicated.

	thinkorswim		TD AMERITRADE
	Common Stock		Common Stock
	High	Low	High	Low

2006
Quarter ended March 31	$8.80	$5.30	$26.37	$18.86
Quarter ended June 30	9.88	7.47	22.19	13.50
Quarter ended September 30	10.71	6.99	19.18	13.30
Quarter ended December 31	14.00	10.56	19.69	15.51
2007
Quarter ended March 31	17.49	12.71	18.67	14.80
Quarter ended June 30	16.05	9.74	21.31	14.67
Quarter ended September 30	14.41	9.29	20.94	13.82
Quarter ended December 31	18.23	12.01	21.13	17.15
2008
Quarter ended March 31	17.77	9.29	20.64	15.06
Quarter ended June 30	12.53	6.90	19.68	16.50
Quarter ended September 30	10.91	6.41	23.49	16.00
Quarter ended December 31	9.45	4.63	18.43	9.34
2009
Quarter ending March 31 (through [ ], 2009)	[ ]	[ ]	[ ]	[ ]

Neither TD AMERITRADE nor thinkorswim have declared dividends on their common stock during the last three fiscal years, other than a $6.00 per share special dividend on January 4, 2006, declared by TD AMERITRADE in connection with the TD Waterhouse acquisition.

On January 7, 2009, the last full trading day before the public announcement of the potential merger, the high and low sales prices of shares of TD AMERITRADE common stock as reported on the NASDAQ Global Select Market were $14.03 and $13.44, respectively. On [          ], 2009, the last full trading day before the date of this proxy statement/prospectus, the high and low sale prices of shares of TD AMERITRADE common stock as reported on the NASDAQ Global Select Market were $[     ] and $[     ], respectively.

On January 7, 2009, the last full trading day before the public announcement of the potential merger, the high and low sales prices of shares of thinkorswim common stock as reported on the NASDAQ Global Market were $5.89 and $5.48, respectively. On [          ], 2009, the last full trading day before the date of this proxy statement/prospectus, the high and low sales prices of shares of thinkorswim common stock as reported on the NASDAQ Global Market were $[     ] and $[     ], respectively.

As of [          ], 2009, the last date prior to printing this document for which it was practicable to obtain this information, there were approximately [          ] registered holders of TD AMERITRADE common stock and approximately [          ] registered holders of thinkorswim common stock.

TD AMERITRADE stockholders and thinkorswim stockholders are advised to obtain current market quotations for TD AMERITRADE common stock and thinkorswim common stock. The market price of TD AMERITRADE common stock and thinkorswim common stock will fluctuate between the date of this document and the completion of the merger. No assurance can be given concerning the market price of TD AMERITRADE common stock or thinkorswim common stock before or after the effective date of the merger.

THINKORSWIM PROPOSAL 2 — POSSIBLE ADJOURNMENT OF THE
THINKORSWIM SPECIAL MEETING

If thinkorswim fails to receive a sufficient number of votes to approve the merger proposal, thinkorswim may propose to adjourn the special meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve the merger proposal. Any adjournments may be made without notice, other than an announcement at the special meeting. thinkorswim currently does not intend to propose adjournment at the thinkorswim special meeting if there are sufficient votes to approve the merger proposal. If approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to thinkorswim’s stockholders for approval at the special meeting, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in proxies to revoke them at any time prior to their use.

Accordingly, the thinkorswim board of directors unanimously recommends that thinkorswim stockholders vote “FOR” the adjournment proposal.

THINKORSWIM PROPOSAL 3 — EXCHANGE PROGRAM

In connection with the proposed transaction, thinkorswim has agreed to implement, subject to stockholder approval, a stock option exchange program, referred to as the exchange program, that will permit thinkorswim’s eligible employees and independent contractors, referred to as eligible individuals, to exchange outstanding thinkorswim options with an exercise price equal to or greater than the total value of the per share merger consideration (based on the volume-weighted average price of a share of TD AMERITRADE common stock on the trading day immediately prior to the effective time of the merger), referred to as underwater options or eligible options, for a lesser number of thinkorswim restricted stock units to be granted under thinkorswim’s Second Amended and Restated 2001 Stock Option Plan. TD AMERITRADE and thinkorswim have determined that such a program would benefit the combined company following the merger.

Therefore, thinkorswim is asking its stockholders to approve the following:

•	the exchange program; and

•	an amendment to thinkorswim’s Second Amended and Restated 2001 Stock Option Plan to permit the grant of restricted stock units.

Approval of the items described above is not a condition to the completion of the merger and a failure by thinkorswim’s stockholders to approve the exchange program proposal will have no impact on whether or not the merger is completed. The board of directors of thinkorswim does not make, and does not intend to make, any recommendation as to whether any holders of underwater options should participate in the exchange program, and nothing in this proxy statement/prospectus should be construed as such a recommendation.

For purposes of the exchange program, underwater options will include all outstanding thinkorswim options granted under the thinkorswim Group Inc. Second Amended and Restated 2001 Stock Option Plan, the Telescan, Inc. Amended and Restated 1995 Stock Option Plan, the Telescan, Inc. 2000 Stock Option Plan, and the Telescan, Inc. Amended and Restated Stock Option Plan, referred to as the thinkorswim option plans, with a per share exercise price equal to or greater than the sum of (i) $3.34 plus (ii) the product of (A) 0.3980 times (B) the volume-weighted average price for a share of TD AMERITRADE common stock, rounded to the nearest one-tenth of a cent, as reported on the NASDAQ Global Select Market for the trading day immediately prior to the day on which the effective time of the merger occurs. Based on the closing price of a share of TD AMERITRADE common stock on [          ], 2009, thinkorswim expects underwater options to include any outstanding thinkorswim option with an exercise price equal to or greater than $[  .  ]. However, because the threshold exercise price that will determine eligibility will depend on the volume-weighted average price for a share of TD AMERITRADE common stock for the trading day immediately prior to the day on which the effective time of the merger occurs, thinkorswim will not be able to definitively determine the applicable threshold exercise price until the trading day immediately prior to the date on which the effective time of the merger occurs.

For a number of reasons, thinkorswim believes that the exchange program will benefit the combined company following completion of the merger. Like many companies in the financial services industry, thinkorswim’s stock price has experienced significant volatility and decline over the past few years. As a result, many of thinkorswim employees hold thinkorswim options with exercise prices significantly higher than the current market price of thinkorswim common stock. These underwater options may not be effective in retaining these individuals and motivating them to enhance long-term stockholder value, yet thinkorswim continues to recognize significant compensation expense for accounting purposes with respect to these underwater options. Other alternatives that could aid in retention and providing incentives to thinkorswim employees include increasing cash compensation and/or granting equity awards. Increasing cash compensation, however, would substantially increase compensation expenses and reduce cash flow from operations, while granting additional equity awards could increase dilution due to thinkorswim stockholders. thinkorswim believes that the exchange program would:

•	Re-incentivize the eligible individuals who participate in the exchange program by issuing them restricted stock units that will vest over a period of time following the exchange if they remain with thinkorswim or, following the effective time of the merger, with TD AMERITRADE. The thinkorswim restricted stock units will provide immediate intrinsic value to eligible individuals and, at the same time, the potential for greater value if the price of thinkorswim common stock, or following the effective time, the price of TD AMERITRADE’s common stock, increases. This is the primary purpose of this exchange program and thinkorswim believes it will enhance long-term stockholder value by more strongly aligning the interests of thinkorswim’s (and, following completion of the merger, TD AMERITRADE’s) employees and independent contractors with the interests of its stockholders. Because the individuals who exchange underwater options generally need to continue to provide services for three years following the completion of the merger to receive any benefit from the restricted stock units, we believe the restricted stock units will also aid in retaining these individuals without providing them with a windfall.

•	Meaningfully reduce thinkorswim’s (and, following completion of the merger, TD AMERITRADE’s) total number of outstanding equity awards, or overhang, represented by outstanding awards that have high exercise prices and may no longer incentivize their holders to remain as thinkorswim (and, following completion of the merger, TD AMERITRADE) employees and independent contractors. Keeping these awards outstanding dilutes the interests of thinkorswim (and, following completion of the merger, TD AMERITRADE) stockholders without providing the benefits intended by an equity compensation program. By replacing the awards with a lesser number of thinkorswim restricted stock units, retention and economic incentives are more cost-effectively provided to thinkorswim employees than by issuing additional equity awards or paying additional cash compensation and potential dilution is decreased. The remaining dilutive effect of the thinkorswim restricted stock units will reflect an appropriate balance between thinkorswim’s goals for its equity compensation program and thinkorswim’s (and, following completion of the merger, TD AMERITRADE’s) interest in minimizing the dilution of its stockholders’ interests.

Although the exchange program will commence as soon as administratively practicable, no thinkorswim restricted stock units will be issued in exchange for thinkorswim options if the merger does not occur or the exchange program is not approved by thinkorswim’s stockholders. If thinkorswim’s stockholders approve the merger proposal but do not approve the exchange program proposal and the merger is completed, then eligible options will remain outstanding and in effect in accordance with their existing terms, with appropriate adjustments to reflect the assumption of these thinkorswim options by TD AMERITRADE (as described in further detail in “thinkorswim Proposal 1 — The Merger” on page 22). If the merger does not occur, TD AMERITRADE will not assume any thinkorswim options.

Material Terms of the Exchange Program

The exchange program will commence as soon as administratively practicable at a time to be determined by thinkorswim. However, no thinkorswim restricted stock units will be issued in exchange for thinkorswim options unless and until the exchange program is approved by thinkorswim’s stockholders.

Upon the start of the exchange program, eligible individuals holding eligible options will receive a written offer that will set forth the precise terms and timing of the exchange program. Eligible individuals will be given at least twenty business days to elect to surrender their eligible options in exchange for thinkorswim restricted stock units. At or before the start of the exchange program, thinkorswim will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible individuals, as well as thinkorswim stockholders and members of the public, will be able to obtain the offer to exchange and other documents filed by thinkorswim with the SEC free of charge from the SEC’s website at www.sec.gov. See “Where You Can Find More Information” beginning on page 86.

Eligibility to Participate in the Exchange Program

If approved by the thinkorswim stockholders, the exchange program will be open to all employees and independent contractors that provide services to thinkorswim or its subsidiaries as of the start of the exchange program and continue to provide services as employees or independent contractors through the date the exchange program ends.

Any thinkorswim employee or independent contractor holding eligible options who elects to participate in the exchange program but whose service with thinkorswim terminates for any reason prior to the grant of the thinkorswim restricted stock units, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will retain his or her eligible options subject to their existing terms.

thinkorswim Options Eligible for the Exchange Program

Eligible options will include outstanding thinkorswim options granted under the thinkorswim option plans with a per share exercise price equal to or greater than the sum of (i) $3.34 plus (ii) the product of (1) 0.3980 times (2) the volume-weighted average price for a share of TD AMERITRADE common stock, rounded to the nearest one-tenth of a cent, as reported on the NASDAQ Global Select Market for the trading day immediately prior to the day on which the effective time of the merger occurs. Based on the closing price of a share of TD AMERITRADE common stock on [          ], 2009, thinkorswim expects underwater options to include any outstanding thinkorswim option with an exercise price equal to or greater than $[     ]. However, because the threshold exercise price that will determine eligibility will depend on the volume-weighted average price for a share of TD AMERITRADE common stock for the trading day immediately prior to the day on which the effective time of the merger occurs, thinkorswim will not be able to definitively determine the applicable threshold exercise price until the trading day immediately prior to the date on which the effective time of the merger occurs.

As of [          ], thinkorswim options for approximately [          ] shares of thinkorswim common stock were outstanding under the thinkorswim option plans. Of these, approximately [          ] shares of thinkorswim common stock, held by [     ] eligible individuals, have exercise prices equal to or greater than $[     ].

Number of thinkorswim Restricted Stock Units to be Received in the Exchange Program

The exchange ratios of shares subject to eligible options surrendered to thinkorswim restricted stock units issued will be established before the start of the exchange program and will depend on the original exercise price of the eligible option and the then current fair value of the thinkorswim option (calculated using a Black-Scholes model). Because the exchange ratios of thinkorswim options to thinkorswim restricted stock units will not be calculated until before the start of the exchange program, thinkorswim is unable to determine as of the date of the special meeting the number of thinkorswim restricted stock units which may be granted in connection with the exchange program.

Participants in the exchange program will receive thinkorswim restricted stock units covering a lesser number of shares of thinkorswim common stock than are covered by the exchanged eligible options. The exchange ratios will be established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio of thinkorswim options to thinkorswim restricted stock units to each grouping. Each grouping of eligible options will then be assigned an exchange ratio of thinkorswim options to thinkorswim restricted stock units that will be used to calculate the number of thinkorswim restricted stock units an individual would receive in exchange for surrendering his or her eligible options that fall within each grouping. These exchange ratios will be based on the weighted average fair value of the eligible options (using the Black-Scholes model) contained in the relevant grouping. Setting the exchange ratios in this manner is intended to result in the issuance of thinkorswim restricted stock units that have a fair value approximately equal to the fair value of the surrendered eligible options they replace.

Although the exchange ratios cannot be determined now, thinkorswim can provide an example using assumptions regarding the start date of the offer, the fair value of the eligible options, the fair market value of thinkorswim common stock and the volume-weighted average price for a share of TD AMERITRADE common stock. For example, assuming the volume-weighted average price for a share of TD AMERITRADE common stock for the trading day immediately prior to the day on which the effective time of the merger occurs is $[  .  ], only thinkorswim options with an exercise price equal to or greater than $[  .  ] per share would be eligible for the exchange program. If the start date of the offer is [          ], 2009, and, at the time thinkorswim sets the exchange ratios, the fair market value of thinkorswim common stock was $[  .  ] per share, then based on the above method of determining the exchange ratio, the following exchange ratios would apply:

The Exchange Ratio Would
be (Eligible Options to
If the Exercise Price of an Eligible Option is:	Restricted Stock Units):

$ . $ .	-to- 1
$ . $ .	-to- 1
$ . $ .	-to- 1
$ . $ .	-to- 1
$ . $ .	-to- 1
Above $ .

The total number of thinkorswim restricted stock units a participating individual will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered eligible option according to the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis based upon the exercise price of such grant.

For purposes of example only, if a participant exchanged an eligible option to purchase 1,000 shares with an exercise price of $[  .  ] per share and the exchange ratio was [one] restricted stock unit for every [          ] thinkorswim options, he or she would receive [          ] thinkorswim restricted stock units in exchange for the surrendered eligible option (1,000 divided by [          ]).

Vesting of thinkorswim Restricted Stock Units Granted in Connection with the Exchange Program thinkorswim restricted stock units issued in the exchange program will be completely unvested at the time they are granted and will vest on the basis of the participant’s continued employment with thinkorswim or one of its subsidiaries or, following completion of the merger, TD AMERITRADE or one of its subsidiaries. These thinkorswim restricted stock units will be subject to the following new vesting schedule: 100% will vest on the third anniversary of the date of grant of the thinkorswim restricted stock units, unless the participant’s employment is terminated without cause, in which case vesting of at least one-third (in the event of such a termination at any time prior to the second anniversary of the merger) and no more than two-thirds (in the event of such a termination after the second anniversary of the merger) of the grant will occur, in accordance with the terms and conditions of the applicable restricted stock unit agreement.

Participants in the Exchange Program

Eligible individuals will not be required to participate in the exchange program. Participation in the exchange program will be voluntary.

Period of Time to Decide Whether to Participate in the Exchange Program

Eligible individuals will have an election period of at least twenty business days from the start of the exchange program in which to determine whether they wish to participate.

Terms and Conditions Applicable to the thinkorswim Restricted Stock Units thinkorswim restricted stock units issued in the exchange program will be granted pursuant to the Second Amended and Restated 2001 Stock Option Plan. thinkorswim and TD AMERITRADE will work together to determine the terms of the thinkorswim restricted stock units to be issued in the exchange program, in accordance with the terms of the merger agreement. Each thinkorswim restricted stock unit represents an unfunded right to receive one share of thinkorswim common stock on a fixed date in the future, which generally is the date on which the thinkorswim restricted stock unit vests. A participant is not required to pay any monetary consideration to receive shares of thinkorswim common stock upon settlement of his or her thinkorswim restricted stock units. However, under United States federal tax law in effect as of [          ], 2009, employees generally will recognize taxable income upon settlement of the thinkorswim restricted stock units that is subject to income and employment tax withholding. Subject to applicable securities laws, employees and independent contractors will be permitted to sell their shares upon receipt, including to satisfy any such withholding and employment tax requirements. All of the other terms and conditions of the thinkorswim restricted stock units to be issued in the exchange program will be set forth in a form of restricted stock unit agreement which thinkorswim will adopt prior to the commencement of the exchange program.

Terms of the Exchange Program Described in this Proposal

While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, thinkorswim may find it necessary or appropriate to change the terms of the exchange program to take into account any administrative needs, local law requirements, accounting rules, company policy decisions or other similar factors that make it appropriate to change the exchange program. For example, thinkorswim may alter the method of determining exchange ratios if it decides that there is a more efficient and appropriate way to set them so as to minimize the compensation expense thinkorswim (and, following completion of the merger, TD AMERITRADE) recognizes; however, thinkorswim will not change its intent to minimize compensation expense to the fullest extent possible. Any changes to the terms of the exchange program will be determined by thinkorswim and TD AMERITRADE.

The final terms of the exchange program will be described in an offer to exchange that will be filed with the SEC. Although thinkorswim does not anticipate that the staff of the SEC will require it to materially modify the terms of the exchange program, it is possible that thinkorswim may need to alter the terms of the exchange program to comply with comments from the staff.

Tax Consequences to Eligible Individuals Participating in the Exchange Program

The following is a summary of the anticipated material United States federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participants will be provided in the exchange program documents. The law and regulations themselves are subject to change, and the IRS is not precluded from adopting a contrary position. The exchange of eligible options for thinkorswim restricted stock units pursuant to the exchange program should be treated as a non-taxable exchange and neither thinkorswim nor any eligible individual should recognize any income for United States federal income tax purposes upon the surrender of eligible options and the grant of thinkorswim restricted stock units.

Accounting Treatment of thinkorswim Restricted Stock Units in the Exchange Program

As of the beginning of thinkorswim’s 2006 fiscal year, thinkorswim has adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), on accounting for share-based payments. Under SFAS 123(R), thinkorswim will recognize any incremental compensation cost, if any, of the thinkorswim restricted stock units granted in the exchange program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each award of thinkorswim restricted stock units granted to employees in exchange for surrendered eligible options, measured as of the date the thinkorswim restricted stock units are granted, over the fair value of the eligible options surrendered in exchange for the thinkorswim restricted stock units, measured immediately prior to the exchange.

As noted above, the manner in which the exchange ratios for the exchange program will be set is intended to result in the issuance of thinkorswim restricted stock units that have a fair value approximately equal to the fair value of the exchanged eligible options they replace. However, because the thinkorswim restricted stock unit awards will be unvested, TD AMERITRADE will recognize compensation expense for the fair value of the thinkorswim restricted stock units over the vesting period following completion of the merger. thinkorswim already is recognizing compensation expense relating to the eligible options, even though it does not fully provide the intended incentive and retention benefits because they are underwater. The exchange program will allow thinkorswim (and, following completion of the merger, TD AMERITRADE) to recapture value from these compensation costs by replacing the underwater options with thinkorswim restricted stock units that will provide current and future incentive and retention benefits.

In the event that any of the thinkorswim restricted stock units are forfeited prior to their vesting due to termination of employment, the compensation cost for the forfeited thinkorswim restricted stock units will not be recognized.

Number of Eligible Options to be Exchanged and thinkorswim Restricted Stock Units to be Granted in the Exchange Program

Because the decision whether to participate in the exchange program is completely voluntary, thinkorswim is not able to predict which or how many eligible individuals will elect to participate, how many eligible options will be surrendered for exchange, or how many thinkorswim restricted stock units may be issued.

Effect of the Exchange Program on thinkorswim’s Stockholders thinkorswim is unable to predict the precise impact of the exchange program on its stockholders because thinkorswim is unable to predict how many or which eligible individuals will exchange their eligible options. thinkorswim has designed the proposed exchange program in a manner intended to ensure that the value of the thinkorswim restricted stock units granted in the exchange program is approximately equal to the value of the thinkorswim options surrendered in the exchange program. The exchange program is intended to restore competitive and appropriate equity incentives for employees and independent contractors of thinkorswim (and, following completion of the merger, TD AMERITRADE) and to reduce thinkorswim’s existing overhang.

Treatment of thinkorswim Restricted Stock Units under the Merger Agreement

The merger agreement provides that all restricted stock units issued by thinkorswim under the exchange program will be assumed by TD AMERITRADE upon the closing of the merger. The thinkorswim restricted stock units issued in the exchange program will automatically be converted into restricted stock units based on TD AMERITRADE common stock pursuant to the adjustment ratio described in “thinkorswim Proposal 1 — The Merger.”

Vote Required to Approve the Exchange Program

To approve this proposal, a majority of the shares entitled to vote and present in person or by proxy at the special meeting must vote “FOR” the exchange program proposal.

Summary of the Second Amended and Restated 2001 Stock Option Plan

General

The purpose of thinkorswim’s Second Amended and Restated 2001 Stock Option Plan, referred to as the 2001 plan, is to further the interests of thinkorswim, its subsidiaries and its stockholders by providing incentives in the form of stock options to key employees, consultants and non-employee directors who contribute to the success and profitability of thinkorswim and its subsidiaries.

The 2001 plan provides for the grant to employees, consultants and non-employee directors of thinkorswim (or its subsidiaries) of options to purchase shares of thinkorswim’s common stock. Subject to thinkorswim stockholders approving the amendment to the 2001 plan, the 2001 plan will also provide for the grant to employees, consultants and non-employee directors of thinkorswim (or its subsidiaries) of awards of thinkorswim restricted stock units. The 2001 plan is administered by the compensation committee of the board of directors of thinkorswim, referred to as the compensation committee, which has complete discretion to select the individuals who will receive awards of thinkorswim options or thinkorswim restricted stock units and to establish the terms and conditions of each thinkorswim option or award of thinkorswim restricted stock units, subject to the provisions of the 2001 plan. Options granted under the 2001 plan may be incentive stock options as defined in Section 422 of the Code, or nonstatutory stock options.

Shares Subject to the 2001 Plan

Currently, a total of 12,000,000 shares of thinkorswim common stock have been reserved for issuance under the 2001 plan, subject to adjustment as set forth therein. The maximum number of shares underlying awards to an individual in any calendar year may not exceed 2,000,000, subject to adjustment as set forth in the plan. If any thinkorswim option or thinkorswim restricted stock unit granted under the 2001 plan expires or terminates for any reason without having been exercised or settled in full, then the unpurchased or forfeited shares subject to that option or restricted stock unit will once again be available for additional grants of thinkorswim options or thinkorswim restricted stock units. As of [          ], 2009, options to acquire [          ] shares of thinkorswim common stock had been granted under the 2001 plan at exercises prices ranging from $[     ] to $[     ] per share, or a weighted average per share exercise price of $[  .  ] per share.

Proportionate adjustments may be made to the number, class and/or kind of shares for which thinkorswim options or thinkorswim restricted stock units are authorized to be granted under the 2001 plan, the number, class or kind of shares then subject to thinkorswim options or thinkorswim restricted stock units previously granted under the 2001 plan, the price per share payable upon exercise of each thinkorswim option outstanding under the 2001 plan and/or any other affected term of an option or restricted stock unit, in the discretion of thinkorswim’s board of directors, in the event of any reclassification, recapitalization, stock dividend, stock split, combination or exchange of shares, rights offering, or other similar transaction or event. To the extent deemed equitable and appropriate by thinkorswim’s board of directors, and subject to any required stockholder action, any thinkorswim option or thinkorswim restricted stock unit granted under the 2001 plan will pertain to the securities and other property to which a holder of the number of shares of thinkorswim stock covered by the option or restricted stock unit would have been entitled to receive in connection with such event.

Stock Option Terms

thinkorswim options granted under the 2001 plan may not be exercised more than ten years after the date of grant and the compensation committee may set a shorter option period. thinkorswim options may be granted under the 2001 plan only until December 3, 2011.

If an optionee ceases continuous service for thinkorswim for cause, all thinkorswim options held by the optionee shall lapse immediately following the last day that the optionee is employed by thinkorswim or the effective date of the termination of his services to thinkorswim. If an optionee ceases continuous service for thinkorswim for any reason other than cause, death, disability, or retirement on or after the age of sixty-five of the optionee, all thinkorswim options held by the optionee will lapse at the earlier of the end of the option period or ten days following the last day that the optionee is employed by thinkorswim or the effective date of the termination of his services to thinkorswim; provided, however, the thinkorswim options may be exercised only as to those shares that have vested as of the termination date. In the case of death of the optionee, the beneficiaries designated by the optionee shall have one year from the optionee’s death or to the end of the option period, whichever is earlier, to exercise the thinkorswim option; provided, however, the thinkorswim option may be exercised only as to those shares that have vested at the time the optionee died. If the optionee retires on or after attaining age sixty-five, the thinkorswim option shall lapse at the earlier of the end of the option period or three months after the date of retirement; provided, however, the thinkorswim option may be exercised only as to those shares that have vested on the retirement date. In the event of termination of continuous service due to total and permanent disability (within the meaning of Section 422 of the Code), the thinkorswim option shall lapse at the earlier of the end of the option period or twelve months after the date of such termination; provided, however, the thinkorswim option may be exercised only as to those shares that have vested at the time the optionee became disabled.

The exercise price of incentive stock options may not be less than 100% of the fair market value of thinkorswim common stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of thinkorswim). The Code currently limits to $100,000 the aggregate value of thinkorswim common stock for which incentive stock options may first become exercisable in any calendar year under the 2001 plan or any other option plan adopted by thinkorswim. Nonstatutory stock options may be granted under the 2001 plan at an exercise price of not less than the fair market value of thinkorswim common stock on the date of grant. The maximum number of shares with respect to which thinkorswim options (incentive or nonstatutory) may be granted each calendar year to an optionee is 2,000,000.

Unless otherwise provided by the compensation committee, a thinkorswim option granted under the 2001 plan vests as to one-quarter of the total number of shares covered by the option during each twelve-month period commencing twelve months after the date of grant of the thinkorswim option. thinkorswim’s board of directors, may in its discretion and subject to applicable law, provide for the exercise of thinkorswim options either as to an increased percentage of shares per year or as to all remaining shares.

Restricted Stock Unit Terms

Awards of restricted stock units represent unfunded rights to receive one share of thinkorswim common stock when the award vests in accordance with terms and conditions established by the compensation committee. The compensation committee determines the number of thinkorswim restricted stock units to be granted to any employee or non-employee director. In determining whether an award of thinkorswim restricted stock units should be made, and/or the vesting schedule for any such award, the compensation committee may impose whatever conditions to vesting it determines to be appropriate. The number of thinkorswim restricted stock units paid out to the employee or non-employee director will depend on the extent to which the vesting criteria are met. Upon satisfying the applicable vesting criteria, the employee or non-employee director shall be entitled to the payout specified in the restricted stock unit agreement. Notwithstanding the foregoing, at any time after the grant of thinkorswim restricted stock units, the compensation committee may reduce or waive any vesting criteria that must be met to receive a payout.

Transferability

A thinkorswim option or award of thinkorswim restricted stock units granted under the 2001 plan is not transferable otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and may be exercised (if applicable) during the lifetime of a participant only by him. The compensation committee may grant thinkorswim options and awards of thinkorswim restricted stock units that are transferable, without payment of consideration, to immediate family members of a participant or to trusts or partnerships for such family members. The compensation committee may also amend outstanding thinkorswim options or awards of thinkorswim restricted stock units to provide for such transferability.

Amendment of the 2001 Plan

The compensation committee may amend the 2001 plan or condition or modify thinkorswim options or restricted stock units awarded under the 2001 plan in response to changes in securities or other laws or rules, regulations or regulatory interpretations applicable to the 2001 plan or to comply with stock exchange rules or requirements without approval of the thinkorswim stockholders. The compensation committee may, from time to time, terminate or modify the 2001 plan in any respect; provided, however, that, any amendment, whether with or without the approval of the thinkorswim stockholders, that alters the terms or provisions of a thinkorswim option or award of restricted stock units granted before the amendment (unless the alteration is expressly permitted under the 2001 plan) will be effective only with the consent of the participant to whom the thinkorswim option or award of restricted stock units was granted.

Awards to be Granted

As of [          ], 2009, approximately [          ] employees and independent contractors were eligible to be considered for the grant of thinkorswim options or, subject to stockholder approval, thinkorswim restricted stock units under the 2001 plan. The grant of thinkorswim options or thinkorswim restricted stock units to key employees and directors under the 2001 plan is entirely in the discretion of the compensation committee. No thinkorswim option grants are under consideration at the present time. However, as described above, thinkorswim restricted stock unit awards will be granted in connection with the exchange program, assuming stockholder approval.

thinkorswim executive officers and employee directors have an interest in this proposal because they are eligible to receive, in exchange for their underwater thinkorswim options under all of thinkorswim’s option plans, awards of restricted stock units under the 2001 plan.

The following table sets forth (i) the total number of shares of thinkorswim common stock subject to options outstanding, under all of thinkorswim’s option plans, to the listed persons and groups; (ii) the weighted average per share exercise price of such thinkorswim options; (iii) the total number of shares of thinkorswim common stock subject to underwater options outstanding under all of thinkorswim’s option plans (based on the assumptions described in “thinkorswim Proposal 3 — Exchange Program — thinkorswim Options Eligible for the Exchange Program.”); and (iv) the weighted average per share exercise price of such thinkorswim underwater options. The last reported trade price for shares of thinkorswim common stock on [          ], 2009, was $[  .  ].

			Number of
	Number of	Weighted	Securities
	Securities	Average	Underlying	Weighted
	Underlying	per	Underwater	Average
	thinkorswim	Share	thinkorswim	per Share
	Options	Exercise	Options	Exercise
Name of Individual or Group	Outstanding	Price	Outstanding	Price

Lee Barba	2,146,577	$2.81

Ida Kane	150,000	6.04

Paul Helbling	314,627	2.84

Tom Sosnoff	492,782	19.19

Scott Sheridan	492,781	19.19

Peter Santori	15,000	8.11

All executive officers as a group	3,611,767	7.44

All directors who are not executive officers, as a group	59,700	6.09

All employees who are not executive officers, as a group	1,686,624	16.01

Federal Income Tax Consequences

The following paragraphs are a summary of the material United States federal income tax consequences associated with thinkorswim options and thinkorswim restricted stock units granted under the 2001 plan. The summary is based on existing United States laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a plan participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular plan participant may vary based on individual circumstances.

Nonstatutory Stock Options.  No taxable income is recognized when a nonstatutory stock option is granted to a plan participant. Upon exercise, the plan participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of thinkorswim common stock on the exercise date over the exercise price. Any additional gain or loss recognized upon later disposition of the shares of thinkorswim common stock is capital gain or loss.

Incentive Stock Options.  No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the plan participant exercises the thinkorswim option and then later sells or otherwise disposes of the shares of thinkorswim common stock more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the plan participant exercises the thinkorswim option and then later sells or otherwise disposes of the shares of thinkorswim common stock before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares of thinkorswim common stock on the exercise date (or the sale price, if less) minus the exercise price of the thinkorswim option. Any additional gain or loss will be capital gain or loss.

thinkorswim Restricted Stock Units.  A plan participant generally will not have taxable income upon grant of thinkorswim restricted stock units. Instead, the plan participant will recognize ordinary income at the time of vesting equal to the fair market value of the shares of thinkorswim common stock on that date or the cash received minus any amount paid.

Section 409A.  Section 409A of the Code provides certain new requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. thinkorswim options and thinkorswim restricted stock units granted under the 2001 plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If a thinkorswim option or thinkorswim restricted stock unit is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that option or restricted stock unit, as the case may be, may recognize ordinary income on the amounts deferred under the option or restricted stock unit, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if a thinkorswim option or thinkorswim restricted stock unit that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for thinkorswim.  thinkorswim generally will be entitled to a tax deduction in connection with an award of a thinkorswim option or thinkorswim restricted stock unit under the 2001 plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to thinkorswim’s chief executive officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance.

thinkorswim’s board of directors unanimously recommends that you vote “FOR” the approval of the exchange program.

LEGAL MATTERS

The validity of the TD AMERITRADE common stock to be issued in connection with the merger will be passed upon for TD AMERITRADE by Wilson Sonsini Goodrich & Rosati, Professional Corporation. Wilson Sonsini Goodrich & Rosati, Professional Corporation, on behalf of TD AMERITRADE, and Cleary Gottlieb Steen & Hamilton LLP, on behalf of thinkorswim, will pass upon certain legal matters to the effect that the merger will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

EXPERTS

The consolidated financial statements of TD AMERITRADE appearing in the Annual Report on Form 10-K of TD AMERITRADE for the year ended September 30, 2008, and the effectiveness of TD AMERITRADE’s internal control over financial reporting as of September 30, 2008, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and TD AMERITRADE management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2008, are incorporated herein by reference in reliance on such reports given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements and schedule of Investools Inc. as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states Investools Inc. acquired thinkorswim Group, Inc. and MyTrade, Inc. during 2007, and management excluded from its assessment of the effectiveness of Investools Inc.’s internal control over financial reporting as of December 31, 2007, thinkorswim Group, Inc.’s and MyTrade, Inc.’s internal control over financial reporting associated with total assets of $423,457,000 and total revenues of $110,882,000 included in the consolidated financial statements of Investools Inc. as of and for the year ended December 31, 2007. KPMG LLP’s audit of internal control over financial reporting of Investools Inc. also excluded an evaluation of the internal control over financial reporting of thinkorswim Group, Inc. and MyTrade, Inc.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the thinkorswim board of directors does not know of any other business to be presented for consideration at the special meeting. If other matters properly come before the special meeting, the persons named in the accompanying form of proxy intend to vote on such matters based on their best judgment, and they intend to vote the shares as the thinkorswim board of directors may recommend.

In addition to solicitations by mail, directors, officers and regular employees of thinkorswim (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise.

THINKORSWIM STOCKHOLDER PROPOSALS

thinkorswim will hold a 2009 annual meeting of stockholders only if the merger is not completed. If it is determined that the merger will not be completed as contemplated by the merger agreement, thinkorswim will provide notice of the date fixed for the annual meeting, as well as the deadline for submitting stockholder proposals for such meeting and to have stockholder proposals included in thinkorswim’s proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

TD AMERITRADE has filed with the SEC a registration statement under the Securities Act that registers the distribution to thinkorswim stockholders of the shares of TD AMERITRADE common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about TD AMERITRADE and TD AMERITRADE stock. The rules and regulations of the SEC allow TD AMERITRADE to omit certain information included in the registration statement from this proxy statement/prospectus.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like TD AMERITRADE and thinkorswim, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by TD AMERITRADE with the SEC are also available at TD AMERITRADE’s website at http://www.amtd.com. The reports and other information filed by thinkorswim with the SEC are also available at thinkorswim’s website at http://www.thinkorswim.com. The web addresses of the SEC, TD AMERITRADE, and thinkorswim are included as inactive textual references only. Except as specifically incorporated by reference in this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

Incorporation by Reference

The SEC allows TD AMERITRADE and thinkorswim to incorporate by reference information in this proxy statement/prospectus. This means that TD AMERITRADE and thinkorswim can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that TD AMERITRADE and thinkorswim previously filed with the SEC. They contain important information about the companies and their financial condition.

TD AMERITRADE SEC Filings
(SEC File No. 00-49992; CIK No. 0001173431)	Period or Date Filed

Annual Report on Form 10-K (including the information incorporated by reference therein from TD AMERITRADE’s definitive proxy statement filed with the SEC on January 6, 2009)	Year ended September 30, 2008
Quarterly Report on Form 10-Q	Quarter ended December 31, 2008
Current Reports on Form 8-K	January 14, 2009 and January 20, 2009
The description of TD AMERITRADE common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

thinkorswim SEC Filings
(SEC File No. 000-52012; CIK No. 0001145124)	Period or Date Filed

Annual Report on Form 10-K (including the information incorporated by reference therein from thinkorswim’s definitive proxy statement filed with the SEC on April 29, 2008)	Year ended December 31, 2007
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2008, June 30, 2008, and September 30, 2008
Current Reports on Form 8-K	May 1, 2008, June 5, 2008, August 1, 2008, August 7, 2008, September 19, 2008, October 31, 2008, January 8, 2009 and January 12, 2009

In addition, TD AMERITRADE and thinkorswim also incorporate by reference additional documents that either company files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the thinkorswim special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

TD AMERITRADE has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to TD AMERITRADE, and thinkorswim has supplied all information relating to thinkorswim.

Documents incorporated by reference are available from TD AMERITRADE and thinkorswim without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

TD AMERITRADE Holding Corporation	thinkorswim Group Inc.

TD AMERITRADE Holding Corporation	thinkorswim Group Inc.
4211 South 102nd Street	Attention: Investor Relations
Omaha, Nebraska 68127	13947 South Minuteman Drive
Investor Relations	Draper, Utah 84020
Telephone: (800) 237-8692	Telephone: (801) 816-6918

thinkorswim stockholders requesting documents should do so by [          ], 2009 (which is five business days prior to the special meeting) in order to ensure you receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from TD AMERITRADE or thinkorswim, such company will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Neither TD AMERITRADE nor thinkorswim has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained herein speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

This proxy statement/prospectus contains a description of the representations and warranties that each of TD AMERITRADE and thinkorswim made to the other in the merger agreement. Representations and warranties made by TD AMERITRADE, thinkorswim and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this proxy statement/prospectus or are incorporated by reference into this proxy statement/prospectus. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the merger agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding thinkorswim, TD AMERITRADE or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus.

Appendix A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
TD AMERITRADE HOLDING CORPORATION
TANGO ACQUISITION CORPORATION ONE
TANGO ACQUISITION CORPORATION TWO
AND
THINKORSWIM GROUP INC.
Dated as of January 8, 2009

ARTICLE I DEFINITIONS & INTERPRETATIONS		A-1
1.1	Certain Definitions	A-1
1.2	Additional Definitions	A-8
1.3	Certain Interpretations	A-10

ARTICLE II THE MERGER		A-11
2.1	The Integrated Merger	A-11
2.2	The Closing	A-11
2.3	Effective Time of First Step Merger and Second Step Merger	A-11
2.4	Effect of the First Step Merger and Second Step Merger	A-11
2.5	Organizational Documents	A-12
2.6	Directors and Officers	A-12
2.7	Effect of First Step Merger on Capital Stock of Constituent Corporations	A-13
2.8	Company Stock Awards	A-14
2.9	Exchange Fund; Exchange of Shares	A-16
2.10	No Further Ownership Rights in Company Common Stock	A-18
2.11	Lost, Stolen or Destroyed Certificates	A-18
2.12	Tax Treatment	A-18
2.13	Taking of Necessary Further Action	A-18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-18
3.1	Organization and Standing	A-19
3.2	Corporate Approvals	A-19
3.3	Non-contravention; Required Consents	A-19
3.4	Capitalization	A-20
3.5	Subsidiaries	A-21
3.6	SEC Reports; Other Reports	A-22
3.7	Financial Statements and Controls	A-23
3.8	No Undisclosed Liabilities	A-24
3.9	Absence of Certain Changes	A-24
3.10	Compliance with Laws and Orders	A-25
3.11	Permits	A-25
3.12	Litigation; Orders; Regulatory Agreements	A-27
3.13	Material Contracts	A-27
3.14	Taxes	A-29
3.15	Employee Benefits	A-31
3.16	Labor Matters	A-33
3.17	Real Property	A-34
3.18	Environmental Matters	A-34
3.19	Assets; Personal Property	A-34
3.20	Intellectual Property	A-34
3.21	Insurance	A-36
3.22	Related Party Transactions	A-36
3.23	State Anti-Takeover Statutes	A-36
3.24	Brokers	A-37
3.25	Opinion of Financial Advisor	A-37
3.26	Canadian Assets and Revenues	A-37

A-i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS		A-37
4.1	Organization and Standing	A-37
4.2	Authorization; Board Approvals	A-37
4.3	Non-contravention; Required Consents	A-38
4.4	Capitalization	A-38
4.5	SEC Reports; Other Reports	A-39
4.6	Financial Statements and Controls	A-40
4.7	No Undisclosed Liabilities	A-41
4.8	Absence of Certain Changes	A-41
4.9	Compliance with Laws and Orders; Permits	A-41
4.10	Litigation; Orders	A-41
4.11	Taxes	A-41
4.12	Ownership of Company Capital Stock	A-42
4.13	No Contracts with Company Directors and Executive Officers	A-42
4.14	Brokers	A-42

ARTICLE V INTERIM CONDUCT OF BUSINESS		A-42
5.1	Affirmative Obligations of the Company	A-42
5.2	Negative Obligations of the Company	A-42

ARTICLE VI ADDITIONAL AGREEMENTS		A-45
6.1	No Solicitation	A-45
6.2	Reasonable Best Efforts to Complete	A-47
6.3	Regulatory Filings	A-47
6.4	Anti-Takeover Laws	A-48
6.5	Registration Statement; Proxy Statement/Prospectus	A-48
6.6	Company Stockholder Meeting	A-50
6.7	Company Board Recommendation	A-51
6.8	Access; Notice and Consultation	A-53
6.9	Confidentiality	A-54
6.10	Public Disclosure	A-54
6.11	Employee Matters	A-54
6.12	Directors’ and Officers’ Indemnification and Insurance	A-56
6.13	Resignation of Officers and Directors of Company Subsidiaries	A-57
6.14	Section 16 Resolutions	A-57
6.15	Nasdaq Listing	A-57
6.16	Registration Statements for Assumed Options and Other Awards	A-57
6.17	Obligations of the Merger Subs	A-57
6.18	Tax Matters	A-57
6.19	Funded Debt	A-58

ARTICLE VII CONDITIONS TO THE MERGER		A-58
7.1	Conditions to Each Party’s Obligations to Effect the Merger	A-58
7.2	Additional Conditions to the Obligations of Parent and the Merger Subs	A-59
7.3	Additional Conditions to the Company’s Obligations to Effect the Merger	A-60

A-ii

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		A-61
8.1	Termination	A-61
8.2	Notice of Termination; Effect of Termination	A-63
8.3	Fees and Expenses	A-63
8.4	Amendment	A-65
8.5	Extension; Waiver	A-65

ARTICLE IX GENERAL PROVISIONS		A-65
9.1	Survival of Representations, Warranties and Covenants	A-65
9.2	Notices	A-65
9.3	Assignment	A-66
9.4	Entire Agreement	A-66
9.5	Third Party Beneficiaries	A-66
9.6	Severability	A-66
9.7	Other Remedies	A-66
9.8	Governing Law	A-66
9.9	Specific Performance	A-66
9.10	Consent to Jurisdiction	A-67
9.11	WAIVER OF JURY TRIAL	A-67
9.12	Counterparts	A-67

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 8, 2009 by and among TD AMERITRADE Holding Corporation, a Delaware corporation (“Parent”), Tango Acquisition Corporation One, a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub One”), Tango Acquisition Corporation Two, a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub Two” and together with Merger Sub One, the “Merger Subs”), and thinkorswim Group Inc., a Delaware corporation (the “Company”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, each of the respective Board of Directors of Parent, the Merger Subs and the Company has approved this Agreement and the transactions contemplated hereby, and deems it advisable and in the best interest of its respective stockholder(s) to enter into this Agreement and consummate the transactions contemplated hereby pursuant to which, among other things, and as a single integrated transaction, Merger Sub One will be merged with and into the Company (the “First Step Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), the Company will continue as the surviving corporation of the First Step Merger and each share of the Company Common Stock outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, immediately following the First Step Merger, Parent will cause the Company to merge with and into Merger Sub Two (the “Second Step Merger” and, taken together with the First Step Merger, the “Integrated Merger” or the “Merger”).

WHEREAS, for U.S. federal income tax purposes, it is intended that the Integrated Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that this Agreement will be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and the Merger Subs to enter into this Agreement, certain executive officers of the Company, in their respective capacities as stockholders of the Company, are entering into Voting Agreements with Parent substantially in the form attached hereto as Exhibit A (each, a “Voting Agreement” and collectively, the “Voting Agreements”).

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain employees of the Company are entering into employment agreements with Parent regarding their continued employment with Parent or an Affiliate thereof on and after the Closing Date, each to be effective as of the Effective Time (each, a “Key Employee Employment Agreement” and collectively, the “Key Employee Employment Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, the Merger Subs and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any indication of interest, offer or proposal relating to an Acquisition Transaction from any Person other than Parent or any of its Affiliates.

(b) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than a transaction with Parent or any of its Affiliates) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) from the Company of fifteen percent (15%) or more of the total outstanding equity interests in or voting securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests in or voting securities of the Company;

(ii) any direct or indirect purchase or other acquisition of fifty percent (50%) or more of any class of equity or other voting securities of one or more direct or indirect Subsidiaries of the Company, the business(es) of which, individually or in the aggregate, generate or constitute (as applicable) fifteen percent (15%) or more of the consolidated net revenues, net income or assets (as of or for the twelve month period ending on the last day of the Company’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole;

(iii) any merger, consolidation, business combination or other similar transaction involving the Company or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the consolidated net revenues, net income or assets (as of or for the twelve month period ending on the last day of the applicable party’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole, pursuant to which the stockholders of the Company (as a group) or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in or voting securities of the surviving or resulting entity of such transaction;

(iv) any direct or indirect sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of the Company or one or more of its Subsidiaries that generate or constitute, individually or in the aggregate, fifteen percent (15%) or more of the consolidated net revenues, net income or assets (as of or for the twelve month period ending on the last day of the applicable party’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole;

(v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the consolidated net revenues, net income or assets (as of or for the twelve month period ending on the last day of the applicable party’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole; or

(vi) any combination of the foregoing transactions;

provided, however, that for the purposes of references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 8.3, the references in this definition of Acquisition Transaction to “fifteen percent (15%)” and “eighty-five percent (85%)” shall be replaced by “fifty percent (50%)”.

(c) “Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations.

(d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e) “Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2008 included in the Company’s quarterly report on Form 10-Q as filed with the SEC.

(f) “Business Day” shall mean any day, other than a Saturday, Sunday or any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

(g) “CEA” shall mean the Commodity Exchange Act, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(h) “CFTC” shall mean the United States Commodity Futures Trading Commission or any successor thereto.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

(j) “Company Board” shall mean the Board of Directors of the Company.

(k) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(l) “Company Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

(m) “Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

(n) “Company Option” shall mean an option to purchase shares of Company Common Stock outstanding under any of the Company Option Plans.

(o) “Company Option Plans” shall mean (i) the thinkorswim Group Inc. Second Amended and Restated 2001 Stock Option Plan, (ii) the Telescan, Inc. Amended and Restated 1995 Stock Option Plan, (iii) the Telescan, Inc. 2000 Stock Option Plan, (iv) the Telescan, Inc. Amended and Restated Stock Option Plan, and any other option plan of the Company or any of its Subsidiaries.

(p) “Company Preferred Stock” shall mean the Series A Preferred Stock, par value $0.01 per share, of the Company.

(q) “Company Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company or any of its Subsidiaries.

(r) “Company Regulatory Agreement” shall mean any cease-and-desist or other order or enforcement action issued to or against the Company or any of its Subsidiaries by, any written Contract, consent agreement or memorandum of understanding that the Company or any of its Subsidiaries have with, any commitment letter or similar undertaking by the Company or any of its Subsidiaries to, or any extraordinary supervisory letter to the Company or any of its Subsidiaries from, any order or directive to the Company or any of its Subsidiaries by, or any board resolutions adopted by the Company or any of its Subsidiaries at the request of, any Governmental Authority.

(s) “Company Restricted Stock Units” shall mean an award which promises to issue a share of Company Common Stock in the future under any of the Company Option Plans, and shall include the Restricted Stock Units to be granted pursuant to the Option Exchange Program.

(t) “Company Stock Awards” shall mean Company Options, Company Restricted Stock and Company Restricted Stock Units.

(u) “Contract” shall mean any contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, or other legally binding instrument, commitment, arrangement or understanding of any kind or character, whether oral or in writing.

(v) “Credit Agreement” shall mean the Credit Agreement, dated as of February 13, 2007, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

(w) “Delaware Law” shall mean the DGCL and any other applicable Law of the State of Delaware.

(x) “DOL” shall mean the United States Department of Labor or any successor thereto.

(y) “Environmental Law” shall mean any and all Laws relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release, labeling or other handling of any Hazardous Substances or any products or wastes containing any Hazardous Substances including any Laws related to product take-back or content requirements, or the investigation, clean-up or other remediation or analysis of Hazardous Substances, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, European Union Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”) and European Union Directive 2002/95/EC on the restriction on the use of hazardous substances (“RoHS Directive”).

(z) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(aa) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(bb) “FINRA” shall mean the Financial Industry Regulatory Authority or any successor thereto.

(cc) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(dd) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality or self-regulatory organization (including FINRA and IIROC), and any court, tribunal or judicial body, in each case whether federal, state, county, provincial or local, and whether domestic or foreign.

(ee) “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, or is otherwise a danger to health, reproduction or the environment, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

(ff) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(gg) “IIROC” shall mean the Investment Industry Regulatory Association of Canada or any successor thereto.

(hh) “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, and “moral” rights, (iii) trade secrets (as defined in the Uniform Trade Secrets Act) or under applicable common Law, proprietary know-how and confidential information (“Trade Secrets”), (iv) trademarks, trade names and service marks (“Trademarks”), (v) Internet domain names, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) the right to enforce and recover damages for the infringement or misappropriation of for any of the foregoing.

(ii) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(jj) “Knowledge” of any Person, with respect to any matter in question, shall mean the actual knowledge of any of the directors or executive officers of such Person.

(kk) “Law” shall mean any and all applicable federal, state, provincial, local, municipal, foreign or other law, statute, treaty, constitution, principle of common law, resolution, ordinance, code, edict, decree, directive, guidance, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(ll) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), arbitration, criminal prosecution, examination or audit by any Person or pending before any Governmental Authority.

(mm) “Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind, nature or character (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared under GAAP).

(nn) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or other legal restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(oo) “Loan” shall mean any extension of credit (including any commitment to extend credit).

(pp) “Material Adverse Effect” shall mean, with respect to any Person, any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Material Adverse Effect, (x) has or would reasonably be expected to have a material adverse effect on the assets (including intangible assets), liabilities (including contingent liabilities), business, operations, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) would materially impair such Person’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements or (z) would materially delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) to the extent resulting from the following shall be deemed to be or constitute a “Material Adverse Effect,” and no facts, circumstances, changes or effects to the extent resulting from the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:

(i) general market, economic or political conditions in the United States or any other jurisdiction in which such Person or any of its Subsidiaries has substantial business or operations, and any changes therein (including any condition or changes arising out of acts of terrorism, war, weather conditions or other force majeure events), except and only to the extent that such conditions have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to other companies organized and based in the U.S. and operating in the same industries in which such Person operates;

(ii) general conditions in the financial services industry, and any changes therein (including any condition or changes arising out of acts of terrorism, war, weather conditions or other force majeure events), except and only to the extent that such conditions have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to other companies organized and based in the U.S. and operating in the same industries in which such Person operates;

(iii) changes or proposed changes in GAAP or Law occurring after the date of this Agreement;

(iv) the public announcement of this Agreement or pendency of the Merger, including any loss of or adverse change in the relationship of such Person and its Subsidiaries with their respective employees, customers, partners or suppliers related thereto to the extent resulting from the announcement of this Agreement or the pendency of the Merger;

(v) any action or omission by such Person or its Subsidiaries taken with the prior written consent of the other parties hereto;

(vi) any failure of such Person to meet internal or analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself (it being understood that, subject to the other exceptions set forth above, the underlying cause(s) of any such failure, as well as the business and financial performance of such Person, may be taken into consideration when determining whether a Material Adverse Effect has occurred or may, would or could occur);

(vii) any decline in the market price or change in the trading volume of such Person’s public equity securities, in and of itself (it being understood that, subject to the other exceptions set forth above, the underlying cause(s) of any such decline or change, as well as the business and financial performance of such Person, may be taken into consideration when determining whether a Material Adverse Effect has occurred or may, would or could occur); and

(viii) with respect to the Company, any of the matters disclosed in the Company Disclosure Schedule, and with respect to Parent, any of the matters disclosed in the Parent Disclosure Schedule.

(qq) “Nasdaq” shall mean the Nasdaq Global Select Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.

(rr) “Net Capital Rule” shall mean Rule 15c3-1 under the Exchange Act.

(ss) “NFA” shall mean the National Futures Association or any successor thereto.

(tt) “Open Source License” shall mean any license, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL,) the Sun Industry Standards License (SISL) and the Apache License, requiring software to be disclosed or distributed as “free software”, “open source software” or in source code form or redistributable at no charge.

(uu) “Option Exchange Ratio” shall mean the sum of (x) the Stock Consideration plus (y) the quotient obtained by dividing (1) the Cash Consideration, by (2) the volume-weighted average price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on the Nasdaq Global Select Market for the trading day immediately prior to the day on which the Effective Time occurs.

(vv) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any Person or its property under applicable Laws.

(ww) “OSC” shall mean the Ontario Securities Commission.

(xx) “Parent Board” shall mean the board of directors of Parent.

(yy) “Parent Common Stock” shall mean the Common Stock, par value $0.01 per share, of Parent.

(zz) “Permitted Liens” shall mean any or all of the following: (i) Liens disclosed on the consolidated balance sheet of such Person included in the most recent annual or quarterly report filed by such Person with the SEC prior to the date of this Agreement, (ii) Liens for Taxes and other similar governmental charges and assessments which are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (iii) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable; (iv) undetermined or inchoate Liens, charges and privileges and any statutory Liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever and claimed or held by any Governmental Authority that are related to obligations that are not due or delinquent; (v) security given in the ordinary course of business to any public utility, Governmental Authority or other statutory or public authority; (vi) covenants, easements and rights-of-way shown on public records, (vii) Liens imposed on the underlying fee interest in leased property that are not caused by the Company or any of its Subsidiaries; (viii) Liens imposed under applicable Law, including federal, state or foreign securities Laws, and (ix) Liens that do not materially interfere with the value or the current use or operation of the property subject thereto.

(aaa) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(bbb) “Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered or filed, with or by any Government Authority.

(ccc) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 or any successor thereto.

(ddd) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(eee) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(fff) “Source Code” shall mean software code, which may be printed out or displayed in human readable form.

(ggg) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(hhh) “Superior Proposal” shall mean any unsolicited, bona fide written offer or proposal (that has not been withdrawn) for a transaction providing for the acquisition of all of the outstanding voting securities of the Company which the Company Board shall have reasonably determined in good faith (after consultation with Paragon or another financial advisor of nationally recognized standing and the Company’s outside legal counsel) (i) is more favorable, from a financial point of view, to the holders of Company Common Stock than the transactions contemplated by this Agreement, (ii) is reasonably likely to receive all requisite regulatory approvals, and (iii) is reasonably likely to be consummated on the terms and conditions contemplated thereby, in each case taking into account, in addition to any other factors determined by the Company Board to be relevant, (A) all financial considerations relevant thereto, including conditions in the financial and credit markets, (B) the identity of the Person(s) making such offer or proposal and the parties providing any of the financing for the transaction contemplated thereby, and the prior history of such Person(s) and sources of financing in connection with the consummation or failure to consummate similar transactions, (C) the anticipated timing, conditions and prospects for completion of the transaction contemplated by such offer or proposal, (D) the other terms and conditions of such offer or proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such offer or proposal deemed relevant by the Company Board, and (E) any offer capable of acceptance made by Parent in connection therewith or response thereto.

(iii) “Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law, and including any arrangement for group or consortium relief or similar arrangement).

(jjj) “Tax Act” shall mean the Income Tax Act (Canada) and its regulations thereunder, as amended.

(kkk) “Tax Returns” shall mean all returns, declarations, reports, estimates, statements and other documents filed or required to be filed in respect of any Taxes, including any attachments, addenda or amendments thereto.

(lll) “Underwater Option” shall mean each Company Option with a per share exercise price equal to or greater than the sum of (i) the Cash Consideration plus (ii) the product of (1) the Stock Consideration times (2) the volume-weighted average price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on the Nasdaq Global Select Market for the trading day immediately prior to the day on which the Effective Time occurs.

1.2 Additional Definitions.  The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

401(k) Plan	6.11(b)
Adjusted Restricted Stock	2.8(a)
Agreement	Preamble
Antitrust Approval	7.1
Assumed Option	2.8(e)
Assumed Restricted Stock Unit	2.8(f)
Book-Entry Shares	2.9(b)
Cancelled Company Shares	2.7(b)
Capitalization Date	3.4(a)
Cash Consideration	2.7(b)
Certificate	2.9(b)
Certificate of Merger	2.3(a)
Closing	2.2
Closing Date	2.2
Collective Bargaining Agreements	3.16(a)
Company	Preamble
Company Board Recommendation	6.7(a)
Company Board Recommendation Change	6.7(a)
Company Disclosure Schedule	Article III
Company Insiders	6.14
Company Registered Intellectual Property	3.20(a)
Company Restricted Stock	2.8(a)
Company SEC Reports	3.6(a)
Company Securities	3.4(c)
Company Stockholder Meeting	6.6(a)
Confidentiality Agreement	6.9
Consent	3.3(b)
Continuing Employees	6.11(d)

Term	Section Reference

D&O Insurance	6.12(b)
Delaware Secretary of State	2.3(a)
DGCL	Recitals
Dissenting Company Shares	2.7(b)
Effective Time	2.3(a)
Employee Plans	3.15(a)
ERISA Affiliate	3.15(a)
Exchange Agent	2.9(a)
Exchange Fund	2.9(a)
Final Surviving Corporation	2.1(b)
First Step Merger	Recitals
Foreign Employees	3.15(j)
In-Licenses	3.20(g)
Incentives	3.14(o)
Indemnified Parties	6.12(a)
Integrated Merger	Recitals
Interim Surviving Corporation	2.1(a)
International Employee Plans	3.15(a)
Intervening Event	6.7(b)
Investment Company Act	3.11(e)
IP Licenses	3.20(h)
Leased Real Property	3.17
Leases	3.17
Legal Proceeding Matters	6.8(d)
Material Contract	3.13(a)
Maximum Premium	6.12(b)
Merger	Recitals
Merger Consideration	2.7(b)
Merger Proposal	6.6(a)
Merger Sub One	Preamble
Merger Sub Two	Preamble
Option Exchange Program	2.8(b)
Option Exchange Proposal	2.8(c)
Out-Licenses	3.20(h)
Paragon	3.24
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent SEC Reports	4.5(a)
Permits	3.11(a)
Proxy Statement/Prospectus	6.5(a)
Qualifying Amendment	6.5(c)
Registration Statement	6.5(a)
Regulation M-A Filing	6.5(d)
Regulatory Filings	3.11(c)

Term	Section Reference

Requisite Merger Approval	3.2(c)
Requisite Option Exchange Approval	3.2(c)
Restricted Stock Units	2.8(b)
Reviewable Transaction	8.1(b)
RoHS Directive	1.1(y)
Second Step Merger	Recitals
Specified Company Representations	7.2(a)
Specified Parent Representations	7.3(a)
Stock Consideration	2.7(b)
Subsidiary Securities	3.5(d)
Tax Opinions	6.18
Termination Date	8.1(b)
Termination Fee Amount	8.3(b)
Trade Secrets	1.1(hh)
Trademarks	1.1(hh)
Voting Agreement(s)	Recitals
WEEE Directive	1.1(y)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”.

(d) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(e) Unless otherwise indicated, all references herein to dollars or “$” shall mean and refer to U.S. denominated dollars.

(f) Unless otherwise indicated or the context otherwise requires, when reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person.

(g) Unless otherwise indicated or the context otherwise requires, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(h) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Integrated Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub One shall be merged with and into the Company in the First Step Merger, the separate corporate existence of Merger Sub One shall thereupon cease and the Company shall continue as the surviving corporation of the First Step Merger and as a wholly-owned Subsidiary of Parent. The Company, as the surviving corporation of the First Step Merger, is referred to herein as the “Interim Surviving Corporation.”

(b) As part of a single integrated plan, immediately following the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, the Interim Surviving Corporation shall be merged with and into Merger Sub Two in the Second Step Merger, the separate corporate existence of the Interim Surviving Corporation shall thereupon cease and Merger Sub Two shall continue as the surviving corporation of the Second Step Merger and as a wholly-owned Subsidiary of Parent. Merger Sub Two, as the surviving corporation of the Second Step Merger, is referred to herein as the “Final Surviving Corporation.”

2.2 The Closing.  The consummation of the Integrated Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1301 Avenue of the Americas, 40th Floor, New York, New York, on a date and at a time to be agreed upon by Parent, Merger Sub One, Merger Sub Two and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).

2.3 Effective Time of First Step Merger and Second Step Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, promptly after the Closing on the Closing Date, Parent, Merger Sub One and the Company shall cause the First Step Merger to be consummated under Delaware Law by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub One and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

(b) As soon as practicable after the Effective Time, Parent shall cause the Second Step Merger to be consummated under Delaware Law by filing a certificate of merger in customary form and substance with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL.

2.4 Effect of the First Step Merger and Second Step Merger.

(a) At the Effective Time, the effect of the First Step Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing (and subject thereto), at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub One shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub One shall become the debts, liabilities and duties of the Interim Surviving Corporation.

(b) At the effective time of the Second Step Merger, the effect of the Second Step Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing (and subject thereto), at the effective time of the Second Step Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving

Corporation shall vest in Merger Sub Two as the surviving entity in the Second Step Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Merger Sub Two as the surviving entity in the Second Step Merger.

2.5 Organizational Documents.

(a) Interim Surviving Corporation.

(i) At the Effective Time, subject to the provisions of Section 6.12, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub One as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Interim Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Interim Surviving Corporation shall be amended so that the name of the Interim Surviving Corporation shall be “thinkorswim Group Inc.”.

(ii) At the Effective Time, subject to the provisions of Section 6.12, the Bylaws of Merger Sub One as in effect immediately prior to the Effective Time shall become the Bylaws of the Interim Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Interim Surviving Corporation and such Bylaws.

(b) Final Surviving Corporation.

(i) Unless otherwise determined by Parent prior to the Effective Time (but subject to Section 6.12), the Certificate of Incorporation of Merger Sub Two as in effect immediately prior to the effective time of the Second Step Merger shall be the Certificate of Incorporation of the Final Surviving Corporation in the Second Step Merger until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation; provided, however, that at the effective time of the Second Step Merger, the Certificate of Incorporation of the Final Surviving Corporation shall be amended so that the name of the Final Surviving Corporation shall be “thinkorswim Group Inc.”.

(ii) Unless otherwise determined by Parent prior to the Effective Time (but subject to Section 6.12), the Bylaws of Merger Sub Two as in effect immediately prior to the effective time of the Second Step Merger shall be the Bylaws of the Final Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Final Surviving Corporation and such Bylaws.

2.6 Directors and Officers.

(a) Interim Surviving Corporation.  At the Effective Time, the directors of Merger Sub One immediately prior to the Effective Time shall become the directors of the Interim Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Interim Surviving Corporation until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of Merger Sub One immediately prior to the Effective Time shall become the officers of the Interim Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Interim Surviving Corporation until their respective successors are duly appointed.

(b) Final Surviving Corporation.  At the effective time of the Second Step Merger, the directors of the Interim Surviving Corporation shall become the directors of the Final Surviving Corporation, each to hold the office in accordance with the Certificate of Incorporation and Bylaws of the Final Surviving Corporation until their respective successors are duly elected and qualified. At the effective time of the Second Step Merger, the officers of the Interim Surviving Corporation immediately prior to the effective time of the Second Step Merger shall become the officers of the Final Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Final Surviving Corporation until their respective successors are duly appointed.

2.7 Effect of First Step Merger on Capital Stock of Constituent Corporations.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the First Step Merger and without any action on the part of Parent, Merger Sub One, the Company, or the holders of any shares of Company Common Stock:

(a) Merger Sub One Capital Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub One issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Interim Surviving Corporation, whereupon each certificate evidencing ownership of such shares of common stock of Merger Sub One shall thereafter evidence ownership of shares of common stock of the Interim Surviving Corporation.

(b) Company Capital Stock.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Company Shares and any Dissenting Company Shares), including any Company Restricted Stock that shall have ceased, as a result of or immediately prior to the Effective Time, to be unvested or subject to a repurchase option, risk of forfeiture or other condition pursuant to the terms of such Company Stock Award or other agreement governing such Company Restricted Stock (which shall include any vesting as a result of any resignation delivered pursuant to Section 6.13 hereof) shall be canceled and extinguished and automatically converted into the right to receive a combination of (A) $3.34 in cash, without interest (such per share cash amount being referred to herein as the “Cash Consideration”) plus (B) 0.3980 validly issued, fully paid and nonassessable shares of Parent Common Stock (such per share amount being referred to herein as the “Stock Consideration”), upon the surrender of the certificate representing such share of Company Common Stock (or the receipt of an agent’s message in the case of Book-Entry Shares) in the manner set forth in Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner set forth in Section 2.11). For all purposes of and under this Agreement, the term “Merger Consideration” shall mean the Cash Consideration plus the Stock Consideration, together with any cash payable under Section 2.7(b)(iii) in lieu of fractional shares of Parent Common Stock otherwise issuable pursuant hereto.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, (A) the Stock Consideration shall be adjusted appropriately to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock having a record date on or after the date hereof and prior to the Effective Time, and (B) the Cash Consideration and the Stock Consideration shall be adjusted appropriately to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time (it being understood and agreed that the inclusion of this clause (B) shall not be deemed to amend or modify in any respect the restrictions set forth in Article V). Furthermore, notwithstanding anything to the contrary set forth in this Agreement, the Cash Consideration shall be increased by an amount equal to the product of (x) the Stock Consideration times (y) the per share amount of any cash dividend declared by Parent in respect of Parent Common Stock having a record date on or after the date hereof and prior to the Effective Time.

(iii) No fraction of a share of Parent Common Stock will be issued by virtue of the First Step Merger or pursuant to this Agreement, and in lieu thereof each holder of record of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder of record) shall be entitled to receive from Parent, upon surrender of such holder’s Certificate(s) in the manner set forth in Section 2.9, an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the volume-weighted average price, rounded to the nearest one-tenth of a cent, of Parent Common Stock as reported by Nasdaq for the five (5) trading days immediately preceding the Closing Date.

(iv) Notwithstanding anything to the contrary set forth in this Agreement, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the First Step Merger and without any action on the part of Parent, Merger Sub One, the Company, or the holders of any shares of Company Common Stock, each share of Company Common Stock owned by Parent, any Subsidiary of Parent or the Company (other than shares in trust accounts, managed accounts and the like for the benefit of customers, or shares held in satisfaction of a debt previously contracted) (collectively, “Cancelled Company Shares”), in each case as of immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(v) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder who shall have neither voted in favor of the First Step Merger nor consented thereto in writing and who shall have properly and validly exercised such stockholder’s statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 2.7. Any such stockholder shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that notwithstanding the foregoing, all Dissenting Company Shares held by a stockholder who shall have failed to perfect or who shall have effectively withdrawn or lost such stockholder’s statutory right to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner set forth in Section 2.9. The Company shall give Parent (x) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (y) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

2.8 Company Stock Awards.

(a) With respect to any awards of shares of Company Common Stock that will be, immediately prior to the Effective Time, unvested or subject to a repurchase option, risk of forfeiture or other condition (including restrictions on transferability) under any applicable restricted stock purchase agreement or other agreement or arrangement with the Company (“Company Restricted Stock”) that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the transactions contemplated hereby, such Company Restricted Stock shall, notwithstanding any other provision of this Agreement, be converted into restricted shares, on the same terms and conditions as applied to each such share of Company Restricted Stock immediately prior to the Effective Time, with respect to the number of whole shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to such Company Restricted Stock immediately prior to the Effective Time multiplied by the Option Exchange Ratio (rounded down to the nearest whole share) (the “Adjusted Restricted Stock”). The Adjusted Restricted Stock shall otherwise remain subject to the terms governing the applicable Company Stock Award evidencing the award of such Adjusted Restricted Stock.

(b) To the extent permitted by applicable Law and Governmental Authorities, the Company shall make an offer to all holders of Underwater Options outstanding under the Company Option Plans immediately prior to the Effective Time, pursuant to which the holder affirmatively would agree in writing to the cancellation of all (but not less than all) of his or her Underwater Options in exchange for the grant by the Company to such holder of an award of restricted stock units (the “Option Exchange Program”). The Company and the Parent

shall work together in good faith to determine the terms and conditions of both the Option Exchange Program and the restricted stock units to be granted thereunder (the “Restricted Stock Units”); provided, however, that the Restricted Stock Units shall be exempt from Section 409A of the Code; and, under all circumstances, the acceptance and completion by the Company of the Option Exchange Program shall occur immediately prior to the Effective Time following the satisfaction or waiver of the conditions set forth in Article VII.

(c) The Company shall, subject to and in accordance with Section 6.6, seek stockholder approval (if required by applicable Law) for (i) the Option Exchange Program, (ii) amendment(s) to the applicable Company Option Plans or approval of a new plan to permit the grant of Restricted Stock Units to be issued pursuant to the Option Exchange Program; and (iii) any increase in the share reserves of the applicable Company Option Plans to ensure sufficient shares are available to grant the Restricted Stock Units (collectively these stockholder proposals are referred to hereinafter as the “Option Exchange Proposal”).

(d) The Company shall perform its obligations under this Section 2.8 in compliance with the applicable tender offer rules of the Securities Act and the Exchange Act. The terms and conditions of such a tender offer shall be subject to the advance review and approval of Parent, which approval shall not be unreasonably withheld or delayed.

(e) At the Effective Time, each Company Option (including any Underwater Option that is not cancelled pursuant to the Option Exchange Program) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable (each, an “Assumed Option”), shall be assumed by Parent. In accordance with its terms and subject to the requirements of Section 422 of the Code, each Assumed Option shall (i) be converted into an option to acquire that number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to such Company Option, and (y) the Option Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock, and (ii) have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of Company Common Stock subject to such Assumed Option, by (y) the Option Exchange Ratio (which price per share shall be rounded up to the nearest whole cent). Each Assumed Option shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Company Option immediately prior to the Effective Time. It is the intention of the parties that each Assumed Option that qualified as an incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time.

(f) At the Effective Time, each Company Restricted Stock Unit (which specifically shall include each Restricted Stock Unit granted pursuant to the Option Exchange Program) that is outstanding immediately prior to the Effective Time shall be assumed by Parent (each, an “Assumed Restricted Stock Unit”). In accordance with its terms, each Assumed Restricted Stock Unit shall be converted into a restricted stock unit to acquire that number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit, and (y) the Option Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock. Each Assumed Restricted Stock Unit shall otherwise be subject to the same terms and conditions (including as to vesting) as were applicable under the respective Company Restricted Stock Unit immediately prior to the Effective Time.

(g) The Company shall take all actions necessary to implement a program for Persons holding Company Options that are or will be vested at any time prior to the Effective Time to exercise such Company Options contingent upon the Closing; provided, however, that in no event shall the Company be obligated to recommend, request or require that any such Company Options be exercised prior to the Effective Time.

(h) Prior to the Closing, and subject to prior review and approval by Parent (which approval shall not be unreasonably withheld or delayed), the Company shall take all actions necessary to effect the transactions anticipated by this Section 2.8 under all Contracts relating to Company Options, Restricted Stock Units and Company Restricted Stock including specifically obtaining any required consents and delivering all required notices.

(i) Notwithstanding anything herein to the contrary, if consummation of the exchange offer in connection with the Option Exchange Program contemplated by this Agreement requires information regarding Parent that

Parent does not provide to the Company, then the Company shall be released from all representations, warranties, covenants and obligations under this Agreement expressly relating to the Option Exchange Program or Option Exchange Proposal, including under this Section 2.8, Article III and Section 6.6.

2.9 Exchange Fund; Exchange of Shares.

(a) Exchange Fund.

(i) Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the Merger (the “Exchange Agent”) pursuant to an agreement reasonably acceptable to the Company entered into prior to the date on which Parent and the Company disseminate the Proxy Statement/Prospectus.

(ii) At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with the terms and conditions of this Article II, the following:

(A) a number of shares of Parent Common Stock sufficient to issue all Stock Consideration issuable pursuant to Section 2.7(b)(i);

(B) cash in an amount sufficient to pay all Cash Consideration payable pursuant to Section 2.7(b)(i); and

(C) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares payable pursuant to Section 2.7(b)(iii) and any dividends or other distributions which holders of shares of Company Common Stock may be entitled pursuant to Section 2.9(c).

All shares of Parent Common Stock and cash deposited with the Exchange Agent pursuant hereto shall hereinafter be referred to as the “Exchange Fund.” Pursuant to irrevocable instructions, the Exchange Agent shall promptly deliver the Merger Consideration from the Exchange Fund to the former Company stockholders who are entitled thereto pursuant to Section 2.7.

(b) Exchange Procedures.

(i) Promptly following the Effective Time, Parent and Merger Sub One shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that represented outstanding shares of Company Common Stock as of immediately prior to the Effective Time (a “Certificate”), and each holder of record of uncertificated shares of Company Common Stock represented by book-entry shares (“Book-Entry Shares”) as of immediately prior to the Effective Time, (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and (B) instructions for use in effecting the surrender of Certificates (or Book-Entry Shares) in exchange for the Merger Consideration issuable and payable in respect thereof (in accordance with Section 2.7(b)) and any dividends or other distributions to which such holders is entitled to receive pursuant to Section 2.9(c).

(ii) Upon surrender of Certificates for cancellation to the Exchange Agent (or upon receipt of an appropriate agent’s message in the case of Book-Entry Shares), together with a letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates and Book-Entry Shares shall be entitled to receive in exchange therefor (A) the number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder of record) to which such holder is entitled pursuant to Section 2.7(b) (which, at the election of Parent, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable Law), (B) the cash amounts such holders are entitled to receive pursuant to Section 2.7(b), (C) the cash payable in lieu of fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 2.7(b)(iii), and (D) any dividends or distributions to which such holders are entitled pursuant to Section 2.9(c), and any Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on any cash amounts payable upon the surrender of such Certificates or Book-Entry Shares pursuant to this Section 2.9. Until so surrendered, outstanding Certificates and Book-Entry Shares shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration issuable and payable in respect thereof and any dividends or distributions payable or issuable in respect thereof pursuant to Section 2.9(c). Exchange of Book-Entry Shares shall be effected in accordance with the customary procedures in respect of shares represented by book entry on the stock ledger of the Company.

(c) Dividends and Other Distributions.  No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time, and no payment in lieu of fractional shares pursuant to Section 2.7(b)(iii), will be paid to the holders of any unsurrendered Certificates or Book-Entry Shares with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates or Book-Entry Shares shall surrender such Certificates or Book-Entry Shares in accordance with the terms of Section 2.9(b). Subject to applicable Law, promptly following the surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, any dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) Transfers of Ownership.  In the event that shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered (including as a result of a transfer of ownership of shares of Company Common Stock that has not been registered in the stock transfer books or ledger of the Company), it will be a condition of the issuance of such shares of Parent Common Stock that the Certificates so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding.  Each of the Exchange Agent, Parent and the Final Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Interim Surviving Corporation, the Final Surviving Corporation or any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(g) Termination of Exchange Fund.  At the request of Parent, any portion of the Exchange Fund which remains undistributed or unclaimed on the date that is six (6) months immediately following the Effective Time shall be delivered to Parent, and any holders of the Certificates who have not theretofore surrendered Certificates in compliance with this Section 2.9 shall thereafter look only to Parent for issuance or payment of the Merger Consideration issuable and payable in respect thereto pursuant to Section 2.7(b) and issuance and payment of any dividends or other distributions payable or issuable in respect thereof pursuant to Section 2.9(c). Any portion of the Exchange Fund that remains undistributed or unclaimed as of immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

2.10 No Further Ownership Rights in Company Common Stock.  Subject to the provisions of Section 2.7, from and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration issuable and payable in respect thereof pursuant to Section 2.7(b) and any dividends or other distributions issuable or payable in respect thereof pursuant to Section 2.9(c) upon the surrender thereof in accordance with the provisions of Section 2.9. The Merger Consideration issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.7(a) and Section 2.9(c)), or with respect to the Assumed Restricted Stock, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Interim Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent, the Interim Surviving Corporation or the Final Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.11 Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration that is issuable and payable in respect thereof pursuant to Section 2.7(b) and any dividends or distributions issuable or payable in respect thereof pursuant to Section 2.9(c); provided, however, that Parent and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Interim Surviving Corporation, the Final Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.12 Tax Treatment.  The Integrated Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend that the First Step Merger and the Second Step Merger will constitute integrated steps in a single “plan of reorganization” within the meaning of Treas. Reg. § 1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement.

2.13 Taking of Necessary Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Interim Surviving Corporation or the Final Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub One, the directors and officers of the Company and Merger Sub One shall take all such lawful and necessary action. If, at any time after the effective time of the Second Step Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Interim Surviving Corporation and Merger Sub Two, the directors and officers of the Interim Surviving Corporation and Merger Sub Two shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), which expressly identifies the Section (and, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure set forth in the Company Disclosure Schedule relating to one Section or subsection of this Agreement shall also apply to any other Sections and subsections of this Agreement if and solely to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), the Company hereby represents and warrants to Parent, Merger Sub One and Merger Sub Two as follows:

3.1 Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has delivered or made available to Parent complete and correct copies of (a) the certificates of incorporation and bylaws of the Company, in each case as in effect on the date hereof, and (b) all actions taken by written consent and all minutes (or, in the case of draft minutes or written consents, the most recent drafts thereof) of all meetings of the stockholders, the Company Board and each committee of the Company Board since January 1, 2006. The Company is not in material violation of its certificate of incorporation or bylaws, and the Company has not violated its certificate of incorporation or bylaws in any material respect since January 1, 2006.

3.2 Corporate Approvals.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to obtaining the Requisite Merger Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company other than, in the case of the consummation of the Merger, obtaining the Requisite Merger Approval, and no additional corporate or other actions or proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub One and Merger Sub Two, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) At a meeting duly called and held on January 7, 2009, the Company Board unanimously (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the Company stockholders, (iii) approved this Agreement and the transactions contemplated hereby, and (iv) resolved to recommend that the stockholders of the Company approve the Merger Proposal at the Company Stockholder Meeting. As of the date hereof, the Company Board has not rescinded or modified in any way the foregoing determinations and actions.

(c) Assuming that the representations of Parent and the Merger Subs set forth in Section 4.12 are accurate, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a class, in favor of the Merger Proposal (the “Requisite Merger Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary (under applicable Laws or otherwise) to adopt this Agreement and consummate the Merger. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a class, in favor of the Option Exchange Proposal (the “Requisite Option Exchange Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary (under applicable Laws or otherwise) to consummate the Option Exchange Program.

3.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the terms hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other equivalent constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 3.3(a)(ii) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 3.3(b) and, in the case of the consummation of the Merger, subject to obtaining the Requisite Merger Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such filings and approvals as may be required by any U.S. federal, state or non-U.S. securities laws or rules and regulations promulgated thereunder, federal commodity futures laws, or rules of a self-regulatory organization, including compliance with any applicable requirements of the Exchange Act, the Advisers Act, the CEA, or the rules of FINRA or the NFA, (iii) such filings, notices and approvals as may be required by any Canadian provincial or territorial securities laws or securities regulators or rules of IIROC or other self-regulatory organizations, (iv) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws and (v) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) one hundred million (100,000,000) shares of Company Common Stock, and (ii) one million (1,000,000) shares of Company Preferred Stock. As of the close of business on January 6, 2009 (the “Capitalization Date”): (A) 66,760,578 shares of Company Common Stock were issued and outstanding, of which 191,775 were unvested and subject to a right of repurchase as of such date, (B) no shares of Company Preferred Stock were issued and outstanding and (C) there were no shares of Company Capital Stock held by the Company as treasury shares. Since the close of business on the Capitalization Date, the Company has not issued or authorized the issuance of any shares of Company Capital Stock other than pursuant to the exercise of Company Options granted under a Company Option Plan in compliance with the terms of this Agreement. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights.

(b) The Company has reserved 5,109,874 shares of Company Common Stock for issuance under the thinkorswim Group Inc. Second Amended and Restated 2001 Stock Option Plan. As of the close of business on the Capitalization Date, with respect to the Company Option Plans, there were outstanding Company Options to purchase or otherwise acquire 5,505,591 shares of Company Common Stock, of which 3,159,161 were exercisable as of such date and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Restricted Stock, other than as permitted by Section 5.1. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Option. All grants of Company Options and shares of Company Restricted Stock were validly issued and properly approved by the Company Board in accordance with all applicable Laws and the Employee Plans and no such grants involved any “backdating” or similar practices with respect to the effective date of grant.

(c) Except as set forth in this Section 3.4, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Section 3.4(c) Part 1 of the Company Disclosure Schedule sets forth, with respect to each outstanding Company Option, the name of the holder of such option, the number of shares of Company Common Stock issuable upon the exercise of such option, the exercise price of such option, the date on which such option was granted, the vesting schedule for such option (including any acceleration provisions with respect thereto), including the extent unvested and vested to date, and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. Section 3.4(c) Part 2 of the Company Disclosure Schedule sets forth, with respect to each holder of Company Restricted Stock, the name of the holder of such award, the number of shares of Company Restricted Stock held by such holder, the repurchase price of such Company Restricted Stock, the date on which such Company Restricted Stock was purchased or granted, the applicable vesting schedule pursuant to which the Company’s right of repurchase or forfeiture lapses, and the extent to which such Company right of repurchase or forfeiture has lapsed as of the date hereof. There are no commitments or agreements of any character to which the Company is bound obligating Company to waive its right of repurchase or forfeiture with respect to any Company Restricted Stock as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events).

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

3.5 Subsidiaries.

(a) Section 3.5(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company and includes details of their capitalization, shareholders and registrations with commercial registers. Except for the Subsidiaries, securities and other interests held in a fiduciary capacity and beneficially owned by third parties, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person, other than capital stock of, or other equity or voting interests in, any Person that represents less than one percent (1%) of the issued and outstanding shares of capital stock of, or other equity or voting interests in, such Person.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Company’s Subsidiaries has the requisite corporate or other applicable power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has delivered or made available to Parent complete and correct copies of the certificate of incorporation and bylaws or other equivalent constituent documents, as amended to date, of each of the Company’s Subsidiaries. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent governing documents, and none of the Company’s Subsidiaries has violated its certificate of incorporation, bylaws or other applicable constituent governing documents since January 1, 2006, in each case except such violations that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens other than restrictions on transfer imposed by applicable Law.

(d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.6 SEC Reports; Other Reports.

(a) The Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws since January 1, 2006 and prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed or furnished by it under applicable Laws prior to such time (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished by the Company with the SEC on or prior to the Effective Time that are not required to be so filed, the “Company SEC Reports”). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date, in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Advisers Act, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable Laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) and IARD databases of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Report did not and will not contain, as the case may be, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. There are no outstanding written comments from the SEC with respect to any of the Company SEC Reports.

(b) The Company and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2006, with any Governmental Authority (other than the SEC) and have paid all material fees and assessments due and payable in connection therewith.

3.7 Financial Statements and Controls.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports complied, and in the case of consolidated financial statements to be filed in or furnished in Company SEC Reports after the date hereof, will comply, in all material respects with the published rules and regulations of the SEC with respect thereto and they have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects, or will fairly present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC and any other adjustments expressly described therein, including the notes thereto.

(b) The Company has established, and maintains and enforces, a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s financial statements. Neither the Company nor any of its Subsidiaries nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness (as defined in Rule 13a-15-15(f) promulgated under the Exchange Act) in the system of internal accounting controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.

(c) The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) or Rule 15d-15(e) promulgated under the Exchange Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(e) Since January 1, 2006, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2006, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(f) To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(g) The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

3.8 No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any material Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet (including the notes thereto and the notes to the financial statements included in the annual report on the Company’s Form 10-K for the year ended December 31, 2007, as filed with the SEC) as filed with the SEC, (b) Liabilities incurred after the date of the Balance Sheet in the ordinary course of business consistent with past practice, (c) Liabilities under this Agreement, or (d) Liabilities that are executory obligations under Contracts to which the Company or any of its Subsidiaries is or may hereafter become a party or is or may hereafter become bound (other than Liabilities thereunder due to breaches by the Company or any of it Subsidiaries of the terms set forth therein).

3.9 Absence of Certain Changes.

(a) Since the date of the Balance Sheet, there has not been or occurred any event, development, change, circumstance or condition that would have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since the date of the Balance Sheet through the date of this Agreement, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred:

(i) any split, combination or reclassification of any shares of capital stock, declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or any Subsidiary other than cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries;

(ii) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any assets that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(iii) any change in any method of accounting or accounting principles or practice, or Tax election, by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles;

(iv) any amendment of the Company’s or any Subsidiary’s certificate of incorporation or bylaws or other constituent documents;

(v) any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities, other than any acquisition or redemption permitted by the terms of the Company Stock Award;

(vi) any incurrence or assumption of any long-term or short-term debt for borrowed money or issuance of any debt securities by the Company or any of its Subsidiaries except for short-term debt incurred to fund operations of the business or owed to the Company or any of its wholly-owned

Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (ii) any assumption, guarantee or endorsement of the obligations of any other Person (except direct or indirect wholly-owned Subsidiaries of the Company) by the Company or any of its Subsidiaries, (iii) any loan, advance or capital contribution to, or other investment in, any other Person by the Company or any of its Subsidiaries (other than loans or advances to employees or direct or indirect loans, advances or capital contributions to indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice) or (iv) any mortgage or pledge of the Company’s or any of its Subsidiaries’ assets, tangible or intangible, or any creation of any Lien (other than a Permitted Lien) thereupon;

(vii) any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than among wholly-owned Subsidiaries of the Company and other than the Merger); or

(viii) any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice to any current or future employee whose base salary does not exceed $150,000 per annum, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice (other than to directors or executive officers of the Company), or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with current or future employees who are not officers and are terminable “at will” without the Company or its Subsidiaries incurring any material liability or financial obligation).

3.10 Compliance with Laws and Orders.  The Company and each of its Subsidiaries are in compliance in all material respects with all Laws and Orders applicable to the Company, its Subsidiaries, or any of the Owned Real Property or Leased Real Property of the Company or any of its Subsidiaries, or to the conduct of the business or operations of the Company or any of its Subsidiaries.

3.11 Permits.

(a) The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) The Company, each of its Subsidiaries and each of their respective directors, officers, employees and other persons who are required to be registered, licensed or qualified as (x) a broker-dealer, an investment adviser, or an introducing broker or (y) a registered principal, registered representative, investment adviser representative, associated person, or salesperson with the SEC, the CFTC or Canadian provincial or territorial securities regulators (or in equivalent capacities with any other Governmental Authority) are duly registered, licensed or qualified as such and such registrations, licenses or qualifications are in full force and effect, or are in the process of being registered, licensed or qualified as such within the time periods required by applicable Law, except for such failures to be so registered, licensed or qualified as would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries and each of their respective directors, officers, and employees, and other persons are in compliance with all applicable federal, state, provincial and foreign laws requiring any such registration, licensing or qualification, have filed all periodic reports required to be filed with respect thereto (and all such reports are accurate and complete in all material respects), and are not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified, except for such failures to be so registered, licensed or qualified, failures with respect to such reports and such liabilities or disabilities as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) The Company and its Subsidiaries have timely filed all material registrations, declarations, reports, notices, forms and other filings required to be filed with the SEC, CFTC, FINRA, NFA, IIROC, OSC, other applicable Canadian provincial and territorial securities regulators, any clearing agency or other Governmental Authority, and all amendments or supplements to any of the foregoing (the “Regulatory Filings”). The Regulatory Filings are in full force and effect and were prepared in accordance with applicable Law, and all fees and assessments due and payable in connection therewith have been paid in a timely manner. There is no material unresolved criticism, violation or exception by any Governmental Authority with respect to any of the Regulatory Filings.

(d) The Company has delivered or made available to Parent a true, correct and complete copy of (i) the currently effective Forms ADV, BD or 7-R as filed with or deemed filed with the SEC or the NFA, as applicable, by each Subsidiary of the Company required to file such forms, (ii) all state, provincial and other federal registration forms applicable to such Subsidiary as a registered investment adviser, broker-dealer or introducing broker, and (iii) all reports and all material correspondence filed by each Subsidiary with any Governmental Authority under the Exchange Act, the Investment Company Act, the Advisers Act and under similar state or foreign Laws. The information contained in such forms was complete and accurate as of the time of filing thereof, except where any failure to be so complete and accurate would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(e) Except as (x) would not, individually or in the aggregate, have a Material Adverse Effect on the Company or (y) disclosed on the Forms ADV, BD or 7-R of the Company or its applicable Subsidiary as in effect as of the date of this Agreement: (i) none of the Company, any of its Subsidiaries or any of their directors, officers, employees, “associated persons” (as defined in the Exchange Act), “persons associated with an investment adviser” (as defined in the Advisers Act), or “affiliated persons” (as defined in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”)) has been or is the subject of any disciplinary proceedings or orders of any Governmental Authority arising under applicable Laws which would be required to be disclosed on Forms ADV or BD and no material disciplinary proceeding or order is pending or threatened, (ii) none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons, has been permanently enjoined by the order of any Governmental Authority from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security, and (iii) none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, associated persons or affiliated persons is or has been ineligible to serve as an investment adviser under the Advisers Act (including pursuant to Section 203(e) or (f) thereof) or as a broker, a dealer or an associated person of a broker or dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act), or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act or any substantially equivalent foreign expulsion, suspension or disqualification.

(f) The Company and its Subsidiaries have at all times since January 1, 2004, rendered investment advisory services to investment advisory clients with whom such entity is or was a party to an investment advisory agreement or similar arrangement in compliance with all applicable requirements as to portfolio composition or portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, prospectuses or other offering materials, board or directors or trustee directives and applicable Law. There are no disputes pending or threatened with any current or former investment advisory clients under the terms of any investment advisory agreement or similar arrangement.

(g) Section 3.11(g) of the Company Disclosure Schedule sets forth with respect to the Company and its Subsidiaries a complete and accurate list of all (i) broker-dealer licenses or registrations, (ii) all licenses and registrations as an investment adviser under the Advisers Act, applicable Canadian provincial and territorial securities law or any similar state or foreign laws and (iii) all licenses and registrations as an introducing broker under the CEA or any similar state or foreign Laws. Neither the Company nor any of its Subsidiaries

is, or is required to be, registered as a futures commission merchant, commodities trading adviser or commodity pool operator under the CEA or any similar state laws.

3.12 Litigation; Orders; Regulatory Agreements.

(a) Except for any Legal Proceeding challenging or seeking to prohibit the execution, delivery or performance of this Agreement or consummation of the transactions contemplated by this Agreement, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened (or, to the Knowledge of the Company, any pending or threatened investigation by any Governmental Authority) (i) against the Company, any of its Subsidiaries or any of their respective properties that (A) involves, or would be reasonably expected to involve, damages or settlement payments in excess of $250,000 or any non-monetary settlement, (B) seeks material injunctive relief, or (C) that would, individually or in the aggregate, have a Material Adverse Effect on the Company, or (ii) to the Knowledge of the Company, against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such), whether or not naming the Company or any of its Subsidiaries. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such) challenging or seeking to prohibit the execution, delivery or performance of this Agreement or consummation of the transactions contemplated by this Agreement.

(b) Neither the Company nor any of its Subsidiaries is subject to any outstanding Order, other than any Order that is generally applicable to Persons engaged in the businesses engaged in by the Company or its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries is subject to any Company Regulatory Agreement that restricts, or by its terms will in the future restrict, the conduct of its business in any material respect or that in any manner relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management, its business or its operations. To the Knowledge of the Company, none of the Company or any of its Subsidiaries has been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any Company Regulatory Agreement.

3.13 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean all of the following Contracts to and by which the Company or any of its Subsidiaries is a party or is bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii) any employment, independent contractor or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer, independent contractor or employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base compensation in excess of $250,000 other than Contracts with contractors that can be terminated without penalty upon notice of ninety (90) days or less;

(iii) any Contract or plan, including the Company Stock Plans or any stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any material Contract for the performance of clearing, brokerage or execution services, and any other Contract for the performance of clearing, brokerage or execution services that differs in any material respect from the Company’s standard form contracts identified in Section 3.13(a)(iv) of the Company Disclosure Schedule which have been made available to Parent prior to the date of this Agreement;

(v) any material Contract for the performance of investment advisory services, and any other Contract for the performance of investment advisory services that differs in any material respect from the Company’s standard form contracts identified in Section 3.13(a)(v) of the Company Disclosure Schedule which have been made available to Parent prior to the date of this Agreement;

(vi) any Contract providing for material indemnification or any guaranty of third party obligations (in each case, under which the Company has continuing obligations as of the date hereof), other than any guaranty by the Company of any of its Subsidiary’s obligations;

(vii) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, (B) granting any exclusive rights to a third party, (C) prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, Parent or the Final Surviving Corporation or any of their respective Subsidiaries) from engaging in business with any Person or levying a fine, charge or other payment for doing so or (D) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to distribute or offer any products or services, in each case other than any such Contracts that may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less;

(viii) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(ix) the top five (5) dealer, distributor, joint marketing or development Contracts (as measured by continuing annual costs to be incurred by, and annual fees to be paid by, the Company or any of its Subsidiaries) to develop or market any product, technology or service, and which may not be canceled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less;

(x) any IP License, development agreement or other Contract involving material Company Intellectual Property;

(xi) any Contract (A) containing any material financial penalty for the failure by the Company or any of its Subsidiaries to comply with any support or maintenance obligation or (B) containing any obligation to provide support or maintenance for the Company Products for any period in excess of twelve (12) months, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than ninety (90) days notice without material liability or financial obligation to the Company or its Subsidiaries;

(xii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business consistent with past practice;

(xiii) any Contract entered into since January 1, 2006 to settle a Legal Proceeding, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid or is reserved for on the Balance Sheet) and does not exceed $250,000 as to such settlement;

(xiv) any Contract which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;

(xv) any Contract which limits the payment of dividends by the Company or any of its Subsidiaries;

(xvi) any Contract which relates to a joint venture, partnership, limited liability company agreement, revenue sharing or other similar agreement or arrangement with third parties, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(xvii) any Contract which relates to an acquisition, divestiture, merger or similar transaction and which contains any material obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect; and

(xviii) any other Contract that provides for payment obligations by the Company or any of its Subsidiaries of $500,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiary and is not disclosed pursuant to clauses (i) through (xvii) above.

(b) Section 3.13 of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all Material Contracts.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.14 Taxes.

(a) Since January 1, 2004, all material Tax Returns required by applicable Laws to be filed by or on behalf of the Company or any of its Subsidiaries have been filed in accordance with all applicable laws, and all such Tax Returns are true, correct and complete in all material respects.

(b) Since January 1, 2004, the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Authority all material Taxes (including income Taxes, withholding Taxes and estimated Taxes) due and payable without regard to whether such Taxes have been assessed, or has established in accordance with GAAP an adequate accrual for all Taxes (including Taxes that are not yet due or payable) through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, and regardless of whether the liability for such Taxes is disputed. The Company has identified all uncertain tax positions contained in all Tax Returns filed by the Company or any of its Subsidiaries, and has established adequate reserves and made any appropriate disclosures in the most recent consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109. The Company has made available to Parent complete and accurate copies of all income, franchise, non-U.S. and other material Tax Returns, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries for any taxable years commencing after January 1, 2004.

(c) There are no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to material Taxes, other than Permitted Liens.

(d) There are no Legal Proceedings pending, or to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries with respect to any material Tax, and none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any Liability of the Company or any of its Subsidiaries for material Taxes, and there are no agreements, arrangements, waivers or objections in effect to extend the period of limitations for the assessment or collection of any material Tax for which the Company or any of its Subsidiaries may be liable.

(e) Since January 1, 2004, the Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar Laws.

(f) Each of the Company and its Subsidiaries has disclosed on its Tax Returns for all taxable years for which the applicable statute of limitations has not expired all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar Laws.

(g) Neither the Company nor any of its Subsidiaries have (i) ever been a party to a Contract or inter-company account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any material portion of a Tax (or pay any material amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part (other than a group the common parent of which is the Company) (other than pursuant to customary commercial contracts not primarily related to Taxes) and (ii) any Liability for material Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law, including any arrangement for group or consortium relief or similar arrangement) as a transferee or successor, by operation of law, by contract or otherwise.

(h) No written claim has been made during the past three (3) years by any appropriate Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to any taxation by that jurisdiction.

(i) Neither the Company nor any of its Subsidiaries has participated or engaged in transactions that constitute “reportable transactions” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported or are not yet required to have been reported), including any “listed transactions” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither the Company nor any of its Subsidiaries has agreed or is required to make any material adjustments pursuant to Section 481(a) of the Code or any similar Laws by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any Knowledge that the appropriate Governmental Authority has proposed any such adjustment or change in accounting method, nor is any application pending with any appropriate Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries to the extent that any such adjustments would be required to be made for any taxable period (or portion thereof) after the Closing Date.

(k) The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date or (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or any similar Laws) in connection with a transaction consummated prior to the Closing.

(l) The Company is not a United States Real Property Holding Corporations within the meaning of Section 897 of the Code and was not a United States Real Property Holding Corporation on any “determination date” (as defined in § 1.897-2(c) of the United States Treasury Regulations promulgated under the Code) that occurred in the five-year period preceding the Closing.

(m) (i) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code; and (ii) each nonqualified deferred compensation plan subject to Section 409A of the Code in all material respects has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable guidance issued thereunder. Neither the Company nor any of its Subsidiaries is a party to any agreement which would require the payment to any current or former employee, consultant or director of an amount necessary to “gross-up” such individual for any penalty tax under Section 409A of the Code.

(n) The Company and its Subsidiaries have delivered or made available to Parent complete and accurate copies of all letter rulings, technical advice memoranda, and similar documents issued since January 1, 2004, by a Governmental Authority relating to U.S. federal, state, local or non-U.S. Taxes due from or with respect to the Company or any of its Subsidiaries. The Company will deliver to Parent all materials with respect to the foregoing for all matters arising after the date hereof through the Closing Date.

(o) Section 3.14(o) of the Company Disclosure Schedule contains a complete and accurate list of each jurisdiction in which the Company or any of its Subsidiaries benefits from (i) any material exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax relief and (ii) other material financial grants, subsidies or similar incentives granted by a Governmental Authority, whether or not relating to Taxes (together with the Tax incentives described in subclause (i), the “Incentives”) and describes the details of such Incentives.

(p) Section 3.14(p) of the Company Disclosure Schedule contains a complete and accurate list of each Subsidiary for which an election has been made pursuant to Section 7701 of the Code and the Treasury regulations thereunder to be treated other than its default classification for U.S. Federal income tax purposes. Except as disclosed on such Section, each Subsidiary will be classified for U.S. Federal income tax purposes according to its default classification.

(q) Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(r) There are no circumstances existing which could result in the application of section 78, section 79, or sections 80 to 80.04 of the Tax Act, or any equivalent provision under applicable provincial law, to thinkorswim Canada, Inc. thinkorswim Canada, Inc. has not claimed any reserve under any provision of the Tax Act or any equivalent provincial provision, if any amount could be included in the income of thinkorswim Canada, Inc. for any period ending after the Closing Date.

(s) For all transactions between thinkorswim Canada, Inc., on the one hand, and any non-resident Person with whom thinkorswim Canada, Inc. was not dealing at arm’s length, for the purposes of the Tax Act, on the other hand, during a taxation year commencing after 1998 and ending on or before the Closing Date, thinkorswim Canada, Inc. has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(t) thinkorswim Canada, Inc. has not, and has not been deemed to have for purposes of the Tax Act, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person, firm or company with whom it does not deal at arm’s length within the meaning of the Tax Act.

3.15 Employee Benefits.

(a) Sections 3.15(a)(i) and Section 3.15(a)(ii) of the Company Disclosure Schedule, respectively, set forth a complete and accurate list, as of the date hereof, of (i) all material “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other material employment, independent contractor and consulting agreements, as well as all material bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of any current or former employee, independent contractor, consultant or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material Liability (together the “Employee Plans”). With respect to each Employee Plan other than any International Employee Plan, the Company has made available to Parent complete and accurate copies of, to the extent applicable, (A) the most recent annual report on Form 5500 required to have been filed for each Employee Plan, including any required schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee

Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan since January 1, 2005; (F) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter referenced under clause (B) above, if any, issued by a Governmental Authority relating to the satisfaction of Laws necessary to obtain the most favorable tax treatment and (G) all material amendments, modifications or supplements to any such document.

(b) Neither the Company, any of the Company’s Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Employee Plan provides welfare benefits that are not fully insured through an insurance contract.

(c) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Laws, including the applicable provisions of ERISA, the Code and the codes of practice issued by the applicable Governmental Authority. There are no International Employee Plans.

(d) To the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to any material liability under the terms of any Employee Plan or any applicable Law, including without limitation ERISA or the Code. Except as required by Laws or the terms of any Employee Plans, neither the Company nor any of its Subsidiaries has announced any intent (whether or not binding) to amend in any material respect or establish any new Employee Plan or to increase materially any benefits under any Employee Plan.

(e) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(g) No Employee Plan provides post-termination welfare benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Laws.

(h) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(i) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. Section 3.15(i) of the Company Disclosure Schedule lists each Company “disqualified individual” (as defined in Section 280G of the Code), assuming for this purpose that the date of the “change in ownership or control of the corporation” is the date hereof for purposes of determining the “disqualified individual determination period” under Section 280G of the Code. No payment or benefit which will or may be made by the Company or any of its Subsidiaries will result in any amount failing to be deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code.

(j) All Contracts of employment or for services with any employee of the Company or any of it Subsidiaries who provide services outside the United States (“Foreign Employees”), or with any director, independent contractor or consultant of or to the Company or any of its Subsidiaries, can be terminated by three (3) months’ notice or less given at any time without giving rise to any material claim for damages, severance pay, or compensation (other than a statutory redundancy payment required by applicable Laws).

3.16 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any labor union Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). To the Knowledge of the Company, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any employee of the Company or any of its Subsidiaries. There are no currently existing lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which would have a Material Adverse Effect on the Company nor have there been any such lockouts, strikes, slowdowns or work stoppages since January 1, 2004. The Company and its Subsidiaries are not, nor have they been since January 1, 2004, a party to any collective redundancy agreements (including social plans or job protection plans).

(b) The Company and its Subsidiaries have complied in all material respects with applicable Laws and Orders relating to employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, secondment and expatriation, employee safety and health, wages (including overtime wages), compensation, hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). All employees of the Company and its Subsidiaries located in the United States are terminable “at will”, which means for purposes of this Section 3.16(b) that the employment of such employees are terminable by the Company or its subsidiaries without (i) cause or (ii) notice, and without regard to any obligation to make any post-termination payments or provide any post-termination benefits.

(c) To the Knowledge of the Company, no trade union has applied to have the Company or its Subsidiaries declared a common or related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any Canadian jurisdiction in which the Company or any of its Subsidiaries carries on business.

3.17 Real Property.  The Company and its Subsidiaries do not own any real property. Section 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company has heretofore made available to Parent true, correct and complete copies of all Leases (including all material modifications and amendments thereto). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens. Section 3.17(b) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property. The Leases are each in full force and effect in accordance with their respective terms (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors’ rights generally, the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies) and neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any material breach of or default under, any material Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto.

3.18 Environmental Matters.  Neither the Company nor any of its Subsidiaries: (i) has received any written notice or other communication of any alleged material claim, material violation of or material liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material liability; (ii) has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances, distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances, arranged for the disposal, discharge, storage or release of any Hazardous Substances, or exposed any employee or other individual to any Hazardous Substances so as to give rise to any material liability or material corrective or remedial obligation under any Environmental Laws; (iii) has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to material liabilities arising out of Environmental Laws or the Hazardous Substances related activities of the Company or its Subsidiaries; or (iv) has any Knowledge of any fact or circumstance that would be reasonably likely involve the Company or any of its Subsidiaries in any environmental litigation or impose upon the Company or any of its Subsidiaries any material environmental liability. The Company and its Subsidiaries have delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all material records in the Company’s and Subsidiaries’ possession concerning the Hazardous Substances activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or each of its Subsidiaries. To the Company’s Knowledge, there are no Hazardous Substances in, on, or under any properties owned, leased or used at any time by the Company or each of its Subsidiaries such as could give rise to any material liability or material corrective or remedial obligation of the Company or any of its Subsidiaries under any Environmental Laws.

3.19 Assets; Personal Property.  The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use all machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens (other than Permitted Liens), except for defects in title that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.20 Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Registered Intellectual Property owned by or filed in the name of the Company or any of its Subsidiaries (collectively the “Company Registered Intellectual Property”). To the Company’s Knowledge, the Company Registered Intellectual Property is valid, enforceable and subsisting (except with respect to applications).

(b) All Company Intellectual Property is free and clear of any Liens, except for Permitted Liens. Since January 1, 2005, neither the Company nor any of its Subsidiaries has transferred ownership of, in whole or in part, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are, or were, material Company Intellectual Property.

(c) The Company and its Subsidiaries have taken all commercially reasonable steps to protect both (i) their Trade Secrets that they wish to, or are required to, protect as confidential and (ii) any Trade Secrets of any third parties provided to the Company or any of its Subsidiaries under a condition of confidentiality. Without limiting the foregoing, the Company and its Subsidiaries have, and make commercially reasonable efforts to enforce, a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement.

(d) There is no pending or, to the Company’s Knowledge, threatened Legal Proceeding before any Governmental Authority in any jurisdiction alleging that (i) any activities, services or the conduct of the Company or any of its Subsidiaries infringes, violates or constitutes the unauthorized use or misappropriation of the Intellectual Property Rights of any third party, (ii) challenging the ownership, validity or enforceability of any Company Intellectual Property, or (iii) activities, services or the conduct of a third party infringes, violates or misappropriates the Company Intellectual Property. The Company is not bound by any Orders naming the Company or any of its Subsidiaries which (i) restricts the Company’s or any of its Subsidiaries’ right to use, license or transfer any Company Intellectual Property, (ii) restrict any conduct of the business of the Company or any of its Subsidiaries which may infringe any third party’s Intellectual Property Rights, or (iii) compels or requires the Company or any of its Subsidiaries to license or transfer any material Company Intellectual Property. Neither the Company nor any of its Subsidiaries has received any written notice within the past two (2) years from any third party that the operation of the business of the Company or any of its Subsidiaries, or any act, product or service of the Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(e) None of the services or operations of the Company or its Subsidiaries, including without limitation development, manufacture, sale, licensing or distribution of Company Products, infringe upon, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction. To the Knowledge of Company, within the past two (2) years no third party is or has infringed upon, violated or misappropriated any material Company Intellectual Property.

(f) Neither the Company nor any of its Subsidiaries has granted a license to any third party to Source Code that is material to the business of the Company or any of its Subsidiaries without such party being bound by confidentiality restrictions or (ii) has distributed or is required to distribute any Source Code that is material to the business of the Company or any of its Subsidiaries free of charge pursuant to an Open Source License.

(g) Section 3.20(g) of the Company Disclosure Schedule lists all material Contracts, as of the date hereof, pursuant to which a third party has licensed to the Company or any of its Subsidiaries any Intellectual Property Right that is material to the operation of the business of the Company or any of its Subsidiaries, other than licenses for “shrink wrap” or other commercially available software or other technology (“In-Licenses”).

(h) Section 3.20(h) of the Company Disclosure Schedule lists all Contracts, as of the date hereof, pursuant to which the Company or any of its Subsidiaries has granted a third party any rights or licenses to any material Company Intellectual Property other than non-exclusive licenses granted in the ordinary course (“Out-Licenses”; together with the In-Licenses, the “IP Licenses”).

(i) Section 3.20(i) of the Company Disclosure Schedule lists all Contracts, as of the date hereof, pursuant to which the Company or any of its Subsidiaries has engaged, or entered into any agreement or arrangement with, a third party to develop or create any software or other technology or Intellectual Property Rights for the Company or any of its Subsidiaries and that is material to any of the Company’s or its Subsidiaries’ products, services or operations. The Company and its Subsidiaries have a current policy to secure assignments from any third party who has developed or created any software or Intellectual Property Rights for the Company or any of its Subsidiaries of all Intellectual Property Rights therein the that the Company or its Subsidiaries, as applicable, do not already own by operation of law.

(j) Neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any Contracts to which the Company or any of its Subsidiaries is a party, will result in any of the following occurring, which would not occur absent this Agreement or the transactions contemplated hereby: (i) Parent, any of its Subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them prior to the Closing, (ii) Parent, any of its Subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, (it being understood and agreed that restrictions on the use of the licensed Intellectual Property Rights contained in the grant of any applicable In-Licenses are not deemed a restriction on the operation of the scope of the business), or (iii) Parent, any of its Subsidiaries being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party (x) other than those royalties or other material amounts payable by the Company or its Subsidiaries pursuant to any current license agreements or discounts offered to any third party by the Company or its Subsidiaries pursuant to any current license agreements or (y) in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(k) Any collection, acquisition, use, storage, transfer, distribution, or dissemination by the Company or any of its Subsidiaries, of any personally identifiable information of any third parties has been in compliance with all applicable Laws and the Company’s and each of its Subsidiary’s privacy policies (including those privacy policies, if any, relating to (i) the privacy of users of their products and services and all Internet websites owned, maintained or operated by the Company or any of its Subsidiaries, and (ii) the collection, acquisition, use, storage, transfer, distribution or dissemination of any personally identifiable information collected by the Company or its Subsidiaries). To the Knowledge of the Company, no person had gained unauthorized access, as a result of the Company’s or its Subsidiaries’ actions or failure to act, to any personally identifiable information of a third party, collected or held by, the Company or its Subsidiaries.

3.21 Insurance.  Section 3.21 of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all policies of insurance maintained by or on behalf of Company and its Subsidiaries with respect to their respective employees, properties and assets. All of the insurance policies of the Company and its Subsidiaries are in full force and effect, no notice of cancellation has been received with respect thereto, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies other than denials and disputes in the ordinary course of business consistent with past practice.

3.22 Related Party Transactions.  Except as set forth in any Company SEC Report filed prior to the date hereof, compensation or other employment arrangements in the ordinary course, and Loans set forth in Section 3.22 of the Company Disclosure Schedule, there are no transactions, agreements, arrangements or understandings that would be required to be disclosed by the Company pursuant to Section 404 of Regulation S-K promulgated under the Exchange Act.

3.23 State Anti-Takeover Statutes.  Assuming that the representations of Parent and the Merger Subs set forth in Section 4.12 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby or the Voting Agreements and the transactions contemplated thereby. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Voting Agreements or the transactions contemplated hereby or thereby.

3.24 Brokers.  Except for UBS Securities LLC and Paragon Capital Partners, LLC (“Paragon”) (true and correct copies of whose engagement letters have been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

3.25 Opinion of Financial Advisor.  The Company has received the opinion of UBS Securities LLC to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than stockholders of the Company entering into Voting Agreements and their respective Affiliates), and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified in any respect.

3.26 Canadian Assets and Revenues.  As of December 31, 2008 and as of December 31, 2007, each of (i) the book value of the assets of thinkorswim Canada, Inc. and (ii) the aggregate book value of the assets in Canada of the Company and its Subsidiaries was less than CDN$50 million. The gross revenues from sales in or from Canada generated by the assets in Canada of the Company and its Subsidiaries for each of the twelve-month periods ended December 31, 2008 and December 31, 2007 were less than CDN$50 million.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND THE MERGER SUBS

Except as set forth in the disclosure letter delivered by Parent to the Company dated as of the date hereof (the “Parent Disclosure Schedule”), which expressly identifies the Section (and, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure set forth in the Parent Disclosure Schedule relating to one Section or subsection of this Agreement shall also apply to any other Sections and subsections of this Agreement if and solely to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), Parent, Merger Sub One and Merger Sub Two hereby represent and warrant to the Company as follows:

4.1 Organization and Standing.  Each of Parent, Merger Sub One and Merger Sub Two is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent, Merger Sub One and Merger Sub Two is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation and bylaws (or other equivalent constituent documents, as applicable) of Parent, Merger Sub One and Merger Sub Two.

4.2 Authorization; Board Approvals.

(a) Each of Parent, Merger Sub One and Merger Sub Two has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent, Merger Sub One and Merger Sub Two, the performance by Parent, Merger Sub One and Merger Sub Two of their respective obligations hereunder, and the consummation by Parent, Merger Sub One and Merger Sub Two of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub One and Merger Sub Two and no additional corporate or other actions or proceedings on the part of Parent, Merger Sub One or Merger Sub Two are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent, Merger Sub One and Merger Sub Two and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub One and Merger Sub Two, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) At a meeting duly called and held on January 6, 2009, the Parent Board unanimously (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the stockholders of Parent, and (iii) approved this Agreement and the transactions contemplated hereby. Pursuant to action taken by written consent on January 7, 2009, the board of directors of Merger Sub One unanimously (A) determined that this Agreement is advisable, (B) determined that the transactions contemplated hereby are fair to and in the best interests of the sole stockholder of Merger Sub One, and (C) approved this Agreement and the transactions contemplated hereby, all upon the terms and subject to the conditions set forth herein. Pursuant to action taken by written consent on January 7, 2009, the board of directors Merger Sub Two unanimously (x) determined that this Agreement is advisable, (y) determined that the transactions contemplated hereby are fair to and in the best interests of the stockholder of Merger Sub Two, and (z) approved this Agreement and the transactions contemplated hereby, all upon the terms and subject to the conditions set forth herein.

4.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by Parent, Merger Sub One and Merger Sub Two of this Agreement, the consummation by Parent, Merger Sub One and Merger Sub Two of the transactions contemplated hereby and the compliance by Parent, Merger Sub One and Merger Sub Two with any of the terms hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation, bylaws or other equivalent constituent documents (as applicable) of Parent, Merger Sub One or Merger Sub Two, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their properties or assets are bound, (iii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict with any Law or Order applicable to Parent or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b) No Consent of any Governmental Authority is required on the part of Parent, Merger Sub One, Merger Sub Two or any of their Affiliates in connection with the execution, delivery and performance by Parent, Merger Sub One or Merger Sub Two of this Agreement and the consummation by Parent, Merger Sub One or Merger Sub Two of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the certificate of merger for the Second Step Merger with the Secretary of State of the State of Delaware, (ii) such filings and approvals as may be required by any U.S. federal, state or non-U.S. securities laws or rules and regulations promulgated thereunder, federal commodity futures laws, or rules of a self-regulatory organization, including compliance with any applicable requirements of the Exchange Act, the Advisers Act, the CEA, or the rules of FINRA or the NFA, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws, (iv) the filing of a Notification of Listing of Additional Shares (or such other form as may be required by Nasdaq) with Nasdaq with respect to the shares of the Parent Common Stock to be issued in the Merger, and (v) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

4.4 Capitalization.

(a) The authorized capital stock of Parent consists of (i) one billion (1,000,000,000) shares of Parent Common Stock, and (ii) one hundred million (100,000,000) shares of Parent Preferred Stock. As of the close of business on December 31, 2008: (i) 590,232,205 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, and (iii) 41,149, 655 shares of Parent Common Stock held by Parent as treasury shares. All outstanding shares of Parent Common Stock are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Parent has reserved 78,065,816 shares of Parent Common Stock for issuance under its equity plans. As of December 31, 2008, with respect to Parent’s stock option plans, there were outstanding equity awards to purchase or otherwise acquire 19,299,473 shares of Parent Common Stock.

(c) Except as set forth in this Section 4.4, as of the close of business on December 31, 2008, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligates Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any securities of Parent. There are no outstanding agreements of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of Parent.

(d) As of the date hereof, neither Parent nor any of its Subsidiaries is a party to any agreement, other than the Stockholders Agreement among Parent, The Toronto-Dominion Bank and certain other stockholders of Parent, dated June 22, 2005, restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of Parent.

4.5 SEC Reports; Other Reports.

(a) Parent has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws since January 1, 2006 and prior to the date hereof, and Parent will file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed or furnished by it under applicable Laws prior to such time (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished by Parent with the SEC on or prior to the Effective Time that are not required to be so filed, the “Parent SEC Reports”). Each Parent SEC Report complied, or will comply, as the case may be, as of its filing date, in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Advisers Act, as the case may be, each as in effect on the date such Parent SEC Report was, or will be, filed. True and correct copies of all Parent SEC Reports filed prior to the date hereof, whether or not required under applicable Laws, have been furnished to the Company or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) and IARD databases of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Report did not and will not contain, as the case may be, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report, except as disclosed in certifications filed with the Parent SEC Reports. Neither Parent nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. There are no outstanding written comments from the SEC with respect to any of the Parent SEC Reports.

(b) Parent and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2006 with any Governmental Authority (other than the SEC) and have paid all material fees and assessments due and payable in connection therewith.

4.6 Financial Statements and Controls.

(a) The consolidated financial statements of Parent and its Subsidiaries filed in or furnished with the Parent SEC Reports complied, and in the case of consolidated financial statements to be filed in or furnished in Parent SEC Reports after the date hereof, will comply, in all material respects with the published rules and regulations of the SEC with respect thereto and they have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects, or will fairly present in all material respects, as the case may be, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC and any other adjustments expressly described therein, including the notes thereto.

(b) Parent has established, and maintains and enforces, a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Parent Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries that could have a material effect on Parent’s financial statements. Neither Parent nor any of its Subsidiaries nor Parent’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness (as defined in Rule 13a-15(f) promulgated under the Exchange Act) in the system of internal accounting controls utilized by Parent and its Subsidiaries, (B) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.

(c) Parent has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) or Rule 15d-15(e) promulgated under the Exchange Act) to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management to allow timely decisions regarding required disclosure.

(d) Since January 1, 2006, neither Parent nor any of its Subsidiaries nor, to Parent’s Knowledge, any director, officer, employee, auditor, accountant, consultant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2006, no current or former attorney representing Parent or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or executive officer of Parent.

(e) To Parent’s Knowledge, no employee of Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries nor, to the

Knowledge of Parent, any director, officer, employee, contractor, subcontractor or agent of Parent or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Parent or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

4.7 No Undisclosed Liabilities.  Neither Parent nor any of its Subsidiaries has any material Liabilities other than (a) Liabilities reflected or otherwise reserved against on the quarter consolidated balance sheet of Parent included in its Form 10-K for the fiscal year ended September 30, 2008 (including the notes thereto) as filed with the SEC, (b) Liabilities incurred after September 30, 2008 in the ordinary course of business consistent with past practice, (c) Liabilities under this Agreement, or (d) Liabilities that are executory obligations under Contracts to which Parent or any of its Subsidiaries is or may hereafter become a party or is or may hereafter become bound (other than Liabilities thereunder due to breaches by Parent or any of the Merger Subs of the terms set forth therein).

4.8 Absence of Certain Changes.

(a) Since September 30, 2008, there has not been or occurred any event, development, change, circumstance or condition that would have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Since September 30, 2008 through the date of this Agreement, except for actions expressly contemplated by this Agreement, Parent and each of its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course consistent with past practice.

4.9 Compliance with Laws and Orders; Permits.

(a) Parent and each of its Subsidiaries are in compliance in all material respects with all Laws and Orders applicable to Parent, its Subsidiaries, or any of the owned or leased real property of Parent or any of its Subsidiaries, or to the conduct of the business or operations of Parent or any of its Subsidiaries.

(b) Parent and its Subsidiaries have, and are in compliance with the terms of, all Permits, and no suspension or cancellation of any such Permits is pending or, to the Knowledge of Parent, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

4.10 Litigation; Orders.  Except for any Legal Proceeding challenging or seeking to prohibit the execution, delivery or performance of this Agreement or consummation of the transactions contemplated by this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened, against Parent, any of its Subsidiaries or any of their respective properties that would, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, have a Material Adverse Effect on Parent and other Orders generally applicable to Persons engaged in the businesses engaged in by Parent or its Subsidiaries. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of this Agreement or consummation of the transactions contemplated by this Agreement.

4.11 Taxes.  Each of Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it since January 1, 2004 (all such returns being true, correct and complete in all material respects), has paid (including withheld and remitted) all material Taxes due whether or not shown on any Tax Return or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by appropriate Governmental Authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Parent or any of its Subsidiaries for which Parent does not have reserves that are adequate under GAAP.

4.12 Ownership of Company Capital Stock.  Prior to the date hereof (and without giving effect the execution and delivery of the Voting Agreements), neither Parent, Merger Sub One nor Merger Sub Two, alone or together with any other Person, was at any time during the last three (3) years an “interested shareholder” within the meaning of Section 203 of the DGCL.

4.13 No Contracts with Company Directors and Executive Officers.  As of the date hereof, other than the Voting Agreements and the Key Employee Employment Agreements, there are no Contracts between Parent, Merger Sub One or Merger Sub Two, on the one hand, and any of the Company’s directors or executive officers, on the other hand, that relate to the transactions contemplated by this Agreement.

4.14 Brokers.  Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated (true and correct copies of whose engagement letter has been furnished to the Company), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE V

INTERIM CONDUCT OF BUSINESS

5.1 Affirmative Obligations of the Company.  Except (a) as expressly contemplated or permitted by this Agreement, (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Schedule, (c) as required by applicable Law, or (d) as approved in advance by Parent in writing (which approval shall not be unreasonably withheld or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of the Company and each of its Subsidiaries shall (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (ii) take all steps necessary to cause thinkorswim, Inc. to maintain net capital of at least the greater of (x) an amount equal to 8 1/3% of the “aggregate indebtedness” (as defined in subparagraph (c)(i) of the Net Capital Rule) of thinkorswim, Inc., and (y) $2.5 million, (iii) take, or cause to be taken, the actions set forth in Section 5.1(iii) of the Company Disclosure Schedule, and (iv) use commercially reasonable efforts, consistent with its past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2 Negative Obligations of the Company.  Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Schedule, (iii) as required by applicable Law or the terms of any Employee Plan, or (iv) as approved in advance by Parent in writing (which approval shall not be unreasonably withheld or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a) amend, or propose to adopt any amendments to, its certificate of incorporation or bylaws or comparable organizational documents;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (i) the issuance and sale of shares of Company Common Stock pursuant to Company Stock Awards outstanding prior to the date hereof and (ii) grants to newly hired employees of Company Stock Awards issued in the ordinary course of business consistent with past practice, with a per share exercise price (if applicable) that is no less than the then-current fair market value of a share of Company Common Stock and not subject to any accelerated vesting or other provision that would be triggered solely as a result of the consummation of the transactions contemplated by this Agreement so long as the aggregate number of shares of Company

Common Stock subject to such additional Company Stock Awards does not exceed the sum of (x) 50,000, plus (y) the number of shares of Company Common Stock subject to any Company Stock Awards (or portion thereof) outstanding as of the date hereof that is subsequently canceled, terminated or forfeited as the result of the voluntary or involuntary termination of employment of any employee;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities, except to the extent that such acquisition or redemption is pursuant to the terms of any Employee Plan (as in effect on the date hereof) or any agreement subject to any such Employee Plan;

(d) other than dividends or distributions made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, set any record or payment dates for the payment of any dividends or distributions on capital stock, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(f) (i) incur or assume any long-term or short-term indebtedness for borrowed money or issue any debt securities, except for loans or advances to or from direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) except for advances made in the ordinary course of business consistent with past practice, make any loans or advances to employees of the Company or any of its Subsidiaries, (iv) acquire, or make any capital contributions to or investments in any other Person (other than direct or indirect wholly-owned Subsidiaries of the Company), by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), whether by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or (v) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien (other than Permitted Liens) thereupon;

(g) except as may be required by applicable Law or the terms of any Employee Plan as in effect on the date hereof, enter into, adopt, amend (including an amendment to provide for the acceleration of vesting), modify or terminate any Employee Plan in any material respect, or increase or decrease the compensation or fringe benefits of any director, executive officer or employee (except for normal increases of cash compensation in the ordinary course of business consistent with past practice to any current or future employee whose base salary does not exceed $150,000 per annum), pay any bonus or special remuneration (whether in cash, equity or otherwise) to any director, officer or employee (other than bonuses made in the ordinary course of business consistent with past practice with respect to employees who are not executive officers or directors of the Company), or pay any benefit not required by any Employee Plan as in effect as of the date hereof;

(h) forgive any Loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates;

(i) make any deposits or contributions of cash or other property to, or take any other action to fund, or in any other way secure the payment of compensation or benefits under the Employee Plans or Contracts subject to the Employee Plans, other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any Contracts subject to the Employee Plans in effect as of the date hereof;

(j) enter into, amend, or extend any Collective Bargaining Agreement;

(k) (1) acquire, lease (as lessee) or license (as licensee) any property or assets with a fair market value in excess of $500,000 in the aggregate per fiscal quarter, except transactions required pursuant to existing Contracts as in effect on the date hereof; or (2) sell, lease (as lessor), license (as licensor) or dispose of any property or assets with a fair market value in excess of $500,000 in the aggregate per fiscal quarter, except (i) transactions required pursuant to existing Contracts as in effect on the date hereof, (ii) sales of Loans and sales of investment securities subject to repurchase, in each case in the ordinary course of business consistent with past practice, or (iii) pledges of assets to secure public deposits accepted in the ordinary course of business consistent with past practice;

(l) except as may be required as a result of a change in applicable Laws or in GAAP, make any change in any of the accounting principles or practices used by it;

(m) (i) make or change any material Tax election, (ii) settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability or (iii) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(n) enter into any IP Licenses or amend any IP Licenses or grant any release or relinquishment of any rights under any IP Licenses, except (i) to customers and (ii) non-exclusive in-bound licenses for commercially available technology, in each case in the ordinary course of business consistent with past practice;

(o) grant any exclusive rights with respect to any Company Intellectual Property, divest any Company Intellectual Property, except if such divestiture or divestures, individually or in the aggregate, are not material to the Company, or materially modify the Company’s standard warranty terms for Company Products or services or amend or modify any product or service warranty in any manner that is likely to be materially adverse to the Company or any of its Subsidiaries;

(p) authorize, incur or commit to incur any capital expenditure(s) which, individually or in the aggregate, is or are material to the Company, other than pursuant to existing Contracts as in effect on the date hereof;

(q) at any time permit the net capital of thinkorswim, Inc. to be less than the greater of (x) an amount equal to 8 1/3% of the “aggregate indebtedness” (as defined in subparagraph (c)(i) of the Net Capital Rule) of thinkorswim, Inc., and (y) $2.5 million;

(r) (1) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities that (i) are reflected or reserved against in full in the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice, (ii) are covered by existing insurance policies, or (iii) otherwise do not involve the payment of money in excess of $250,000 in the aggregate, in each case where the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money not in excess of $250,000 in the aggregate above the amounts reflected or reserved in the Balance Sheet in respect of such Legal Proceeding) to be performed by the Company or its Subsidiaries following the Effective Time; or (2) take any action described in Section 5.2(r)(2) of the Company Disclosure Schedule;

(s) except as required by applicable Laws or GAAP, revalue in any material respect any of its properties or assets including writing-off notes or accounts receivable;

(t) except as required by applicable Laws, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than the Company Stockholder Meeting;

(u) other than in the ordinary course of business consistent with past practice, (i) enter into, renew, extend or terminate any Material Contract (or any Contract that would have been a Material Contract if it had been in effect on the date hereof); or (ii) make any material amendment or change in any such Material Contract;

(v) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee); (ii) modify, amend or exercise any right to renew any lease or sublease of real property; or (iii) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or other real property;

(w) enter into any new line of business or change its material operating policies in any material respect, except as required by Law or by policies imposed by any Governmental Authority;

(x) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity;

(y) enter into a Contract to do any of the foregoing or make any formal or informal arrangement or understanding, whether or not binding, with respect to any of the foregoing; or

(z) knowingly take any action which (i) results or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, (ii) has or is reasonably likely to have in a Material Adverse Effect on the Company, (iii) would materially impair the Company’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements or (iv) would materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) The Company and its Subsidiaries shall, and shall use reasonable best efforts to cause each of their officers, directors, agents, representatives and advisors to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, the Company shall cause its Subsidiaries not to, and the Company shall not authorize or permit any of its or its Subsidiaries’ directors, officers or other employees, controlled Affiliates, or any of its or its Subsidiaries’ investment bankers, attorneys or other advisors, representatives or agents to, directly or indirectly:

(i) solicit, initiate or knowingly encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, an Acquisition Proposal or an Acquisition Transaction;

(ii) furnish to any Person (other than Parent, Merger Sub One, Merger Sub Two or any designees of Parent or the Merger Subs) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub One, Merger Sub Two or any designees of Parent or the Merger Subs), or take any other action, in each case in a manner that is intended or would be reasonably expected to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal or an Acquisition Transaction;

(iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or an Acquisition Transaction;

(iv) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Proposal or an Acquisition Transaction (other than a confidentiality and “standstill” agreement pursuant to and in accordance with Section 6.1(c)); or

(v) take any action to exempt any Person, other than Parent and the Merger Subs, from DGCL Section 203 or any other applicable anti-takeover Laws; or

(vi) agree to do any of the foregoing, or propose to do any of the foregoing other than pursuant to Section 6.1(c) or Section 6.7(b) in accordance with the terms thereof;

(c) Notwithstanding the foregoing terms of Section 6.1(b), at any time prior to obtaining the Requisite Merger Approval, the Company Board may, directly or indirectly through advisors, agents or other intermediaries, (x) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing after the date hereof, other than as a result of a breach or violation of the terms of this Section 6.1, and/or (y) furnish to any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing after the date hereof, other than as a result of a breach or violation of the terms of this Section 6.1, any non-public information relating to the Company or any of its Subsidiaries; provided, however, the Company may take any action contemplated by the foregoing clauses (x) or (y) if and only if all of the following conditions have been satisfied prior to taking such action (and continue to be satisfied at all times during which any of the foregoing actions are being taken):

(i) the Company Board shall have reasonably determined in good faith (after consultation with Paragon or another financial advisor of nationally recognized standing and the Company’s outside legal counsel) that such Acquisition Proposal either constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action in response to such Acquisition Proposal would reasonably be expected to result in a breach of its fiduciary duties under Delaware Law;

(ii) none of the Company, any of its Subsidiaries or any directors, officers or other employees, controlled Affiliates, or any investment bankers, attorneys or other advisors, representatives or agents of the Company or any of its Subsidiaries, shall have breached or violated in any material respect the terms of this Section 6.1 in connection with such Acquisition Proposal or in connection with any other Acquisition Proposal made by any Person (or any Affiliate or agent thereof) making such Acquisition Proposal;

(iii) the Company shall have entered into a confidentiality and “standstill” agreement, the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement;

(iv) the Company shall have given Parent prior written notice of (x) its intent to take the action permitted by this Section 6.1, (y) the identity of the Person(s) making the Acquisition Proposal forming the basis for taking the action permitted by this Section 6.1, and (z) all of the material terms and conditions of such Acquisition Proposal (and if such Acquisition Proposal is in written form, prior to taking such any action, the Company shall have given Parent a copy of such Acquisition Proposal and all related agreements, commitment letters and other material documents constituting such Acquisition Proposal provided or otherwise furnished by the Person(s) making such Acquisition Proposal in connection therewith); and

(v) contemporaneously with furnishing any non-public information to such Person, the Company shall have furnished or made available such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

(d) Without limiting the generality of the foregoing, Parent, Merger Sub One, Merger Sub Two and the Company acknowledge and hereby agree that any action taken by any directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other advisor or representative retained by the Company or any of its Subsidiaries that would be a breach of the restrictions set forth in this Section 6.1 if taken by the Company shall be deemed to be a breach of this Section 6.1 by the Company for all purposes of and under this Agreement.

(e) In addition to the obligations of the Company set forth in Section 6.1(c), the Company shall promptly, and in all cases within forty-eight (48) hours of its receipt, advise Parent orally and in writing of the receipt of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry (and all related agreements, commitment letters and other material documents constituting such Acquisition

Proposal), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. At all times from and after the Company’s receipt thereof, the Company shall keep Parent reasonably informed of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

(f) The Company shall provide Parent with at least forty-eight (48) hours prior written notice (or any shorter period of advance notice provided to members of the Company Board) of a meeting of the Company Board (or any committee thereof) at which the Company Board (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction.

6.2 Reasonable Best Efforts to Complete.  Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub One, Merger Sub Two and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including by:

(a) using its reasonable best efforts to cause the conditions to the Merger set forth in Article VII to be satisfied or fulfilled, including by filing as promptly as practicable after the date hereof with the SEC all annual, quarterly and current reports required to be filed by it under the Exchange Act for any and all periods ending prior to the Effective Time;

(b) using its reasonable best efforts to obtain all necessary consents, waivers and approvals, and to provide all necessary notices, under any material Contracts to which it or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement, provided that in the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall not make or commit to make any such payment or provide any such consideration without Parent’s prior written consent;

(c) making all necessary registrations, declarations and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, and using its reasonable best efforts to obtain all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Authorities (including all Antitrust Approvals) in connection with this Agreement and the consummation of the transactions contemplated hereby;

(d) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; and

(e) assisting the other parties in (A) making all necessary registrations, declarations and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, including by providing such information regarding itself, its Affiliates and their respective operations as may be requested in connection with a filing by it or any of its Subsidiaries, (B) obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Authorities (including all Antitrust Approvals) in connection with this Agreement and the consummation of the transactions contemplated hereby, and (C) delivering any additional instruments required to be made, obtained or delivered to consummate the transactions contemplated by this Agreement.

6.3 Regulatory Filings.

(a) Without limiting the generality of the provisions of Section 6.2 and to the extent required by applicable Laws, as promptly as practicable following the execution and delivery of this Agreement, each of Parent and the Company shall make or submit all applications, notices, petitions and filings, file or submit all documentation, and use their respective reasonable best efforts to obtain as promptly as practicable all clearances, permits, consents, approvals and authorizations of all third parties and Governmental Authorities, in each case which are necessary or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable and to comply with the terms and conditions of all such clearances, permits, consents, approvals and authorizations of all such third parties and Governmental Authorities. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws and Orders, all the documentation and information relating to the other party and any of its respective Subsidiaries, that appears in any application, notice, petition, filing and documentation made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose clearance, consent or approval is required to consummate the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any clearance, consent or approval required in order to consummate the transactions contemplated by this Agreement will not be obtained or that the receipt of any such clearance, consent or approval will be materially delayed or conditioned.

(b) Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making and submitting the applications, notices, petitions and filings contemplated by this Section 6.3, (ii) subject to applicable Laws and Orders, supply the other with any information that may be required in order to effectuate such applications, notices, petitions and filings, and (iii) supply any additional information that may be required or reasonably requested by any Governmental Authority in connection with such applications, notices, petitions and filings. Subject to applicable Laws and Orders, each party hereto shall (A) promptly inform the other party hereto of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement, (B) permit the other party hereto the opportunity to review in advance all the information relating to Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, that appears in any application, notice, petition or filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated hereby, (C) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning the transactions contemplated hereby unless and until such party has consulted with the other party, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend such meeting or discussion, and (D) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated hereby. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

6.4 Anti-Takeover Laws.  In the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, at the direction of the Company Board, shall use its reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

6.5 Registration Statement; Proxy Statement/Prospectus.

(a) As promptly as practicable after the execution and delivery of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, a Registration Statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger (as may be amended or supplemented from time to time, the “Registration Statement”). The Registration Statement shall include (i) a prospectus for the issuance of shares of Parent Common Stock in the Merger, and (ii) a proxy statement of the Company for use in connection with the solicitation of proxies for the Merger Proposal to be considered at the Company Stockholder Meeting (as may be amended or supplemented from time to time, the “Proxy Statement/Prospectus”). Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall cause its respective representatives to, fully cooperate with the other party hereto and its respective representatives in the preparation of the Registration Statement and the Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement and the Proxy Statement/Prospectus, and any amendment or supplement thereto, and each of Parent and the Company shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Registration Statement is declared effective by the SEC, Parent and the Company shall cause the Proxy Statement/Prospectus to be disseminated to the stockholders of the Company.

(b) Unless the Company Board shall have effected a Company Board Recommendation Change in compliance with the terms and conditions set forth in this Agreement, the Proxy Statement/Prospectus shall include the Company Board Recommendation.

(c) Except as otherwise set forth in this Agreement or as may be required by applicable Law or Order, neither Parent nor the Company shall effect any amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Registration Statement without the prior consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that the Company, in connection with a Company Board Recommendation Change, may amend or supplement the proxy statement for the Company pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 6.5(c) shall apply only with respect to such information relating to the other party or its business, financial condition or results of operations, and shall be subject to the Company’s right to have the deliberations and conclusions of the Company Board accurately described. A “Qualifying Amendment” means an amendment or supplement to the proxy statement for the Company if and solely to the extent that it contains (i) a Company Board Recommendation Change, (ii) a statement of the reasons of the Company Board for making such Company Board Recommendation Change, and (iii) additional information reasonably related to the foregoing.

(d) The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by any party hereto for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by any party hereto for inclusion or incorporation by reference in the Proxy Statement/Prospectus shall not, at the time the Registration Statement is declared effective, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, prior to the Effective Time, Parent and the Company shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Registration Statement, Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the stockholders of Parent and/or the Company. Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement, the Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings. Prior to filing the Registration Statement or mailing the Proxy Statement/Prospectus to stockholders (or filing or mailing any amendment thereof or supplement thereto), each of Parent and the Company, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably and timely proposed by such other party and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other party’s approval, which approval shall not be unreasonably withheld, conditioned or delayed .

(e) Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act, the Advisers Act and the Exchange Act. In addition, Parent shall use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Parent Common Stock in the Merger.

6.6 Company Stockholder Meeting.

(a) The Company shall establish a record date for, call, give notice of, convene, hold, and take a vote of stockholders on (i) the adoption of this Agreement in accordance with the DGCL (the “Merger Proposal”) and (ii) the approval of the Option Exchange Proposal, at a meeting of the Company stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the date hereof (which, if reasonably practicable, shall be within forty five (45) days following the date on which the Proxy Statement/Prospectus is first disseminated to Company stockholders).

(b) The Company shall use its reasonable best efforts to solicit proxies from the Company stockholders in connection with the Merger Proposal and the Option Exchange Proposal, and unless the Company Board has effected a Company Board Recommendation Change pursuant to and in accordance with the terms of Section 6.7, the Company Board shall use its reasonable best efforts to obtain the Requisite Merger Approval and Requisite Option Exchange Approval at the Company Stockholder Meeting or any postponement or adjournment thereof, including by soliciting proxies from Company stockholders in favor of the Merger Proposal and the Option Exchange Proposal. At the Company Stockholder Meeting, the Company shall submit to a vote of its stockholders the Merger Proposal and the Option Exchange Proposal. Except as required by applicable Law, the Company shall not propose for consideration or submit for a vote any matters at the Company Stockholder Meeting other than the Merger Proposal and the Option Exchange Proposal (or an adjournment of the Company Stockholder Meeting, if permitted hereunder) without the prior written consent of Parent. Except as required by applicable Law, the Company shall not establish a record date for, call, give notice of, convene or hold any meeting of the Company stockholders unless and until the Company Stockholder Meeting has been held, a vote of the Company stockholders has been taken on the Merger Proposal and the Option Exchange Proposal and the Company Stockholder Meeting has been adjourned. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligations under this Section 6.6 shall not be terminated, superceded, limited, modified or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Acquisition Transaction, or by any Company Board Recommendation Change (whether or not in compliance with the terms hereof). For the avoidance of doubt, the Company shall not be required (i) to hold the Company Stockholder Meeting if this Agreement is validly terminated in accordance with Section 8.1 or (ii) to make a formal recommendation to its stockholders on the Option Exchange Proposal.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholder Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is filed and/or provided to the Company’s stockholders, (ii) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (iii) on a single occasion, for a period not to exceed thirty (30) days, for the purpose of soliciting additional proxies in favor of the approval of the Merger Proposal, or (iv) with the prior written consent of Parent, which consent will not be unreasonably withheld or delayed.

6.7 Company Board Recommendation.

(a) Subject to the terms of this Section 6.7, the Company Board shall recommend that the Company stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) at the Company Stockholder Meeting. Neither the Company Board nor any committee thereof shall (x) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent and/or approval of the Merger Proposal, the Company Board Recommendation or (y) approve, endorse or recommend, or publicly propose to approve, endorse or recommend any Acquisition Proposal or Acquisition Agreement (any of the actions referred to in the preceding clauses (x) and (y) being a “Company Board Recommendation Change”).

(b) Notwithstanding the foregoing terms of this Section 6.7, at any time prior to receipt of the Requisite Merger Approval, the Company Board may effect a Company Board Recommendation Change and, in the case of Section 6.7(b)(ii), the Company may terminate this Agreement in accordance with Section 8.1(f), if and only if either:

(i) a material fact, event, change, development or set of circumstances (other than an Acquisition Proposal occurring or arising after the date of this Agreement, it being understood and hereby agreed that the Company Board may only effect a Company Board Recommendation Change in response to or in connection with an Acquisition Proposal pursuant to and in accordance with Section 6.7(b)(ii) below) that was not known by the Company Board as of or at any time prior to the date of this Agreement (and not relating in any way to any Acquisition Proposal) (such material fact, event, change, development or set of circumstances, an “Intervening Event”) shall have occurred and be continuing and prior to effecting such Company Board Recommendation Change:

(A) the Company Board shall have reasonably determined in good faith (after consultation with the Company’s outside legal counsel) that, in light of such Intervening Event, the failure of the Company Board to effect such Company Board Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties under Delaware Law;

(B) the Company Board shall have given Parent at least five (5) Business Days prior written notice that the Company Board intends to take such action and the opportunity to meet with the Company Board and the Company’s financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith (x) the Company Board’s basis and rationale for proposing to effect such Company Board Recommendation Change, and/or (y) possible modifications of the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board to effect such Company Board Recommendation Change in response to the Intervening Event; and

(C) after the foregoing five (5) Business Day period and, if requested by Parent, meetings with Parent and its financial advisors and legal counsel during such five (5) Business Day period, the Company Board reasonably determines in good faith (after consultation with the Company’s outside legal counsel), that, in light of such Intervening Event and any modifications to the terms and conditions of this Agreement that Parent may propose, the failure to effect such a Company Board Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties under Delaware Law; or

(ii) the Company Board shall have received a bona fide, unsolicited Acquisition Proposal in writing after the date hereof, other than as a result of a breach or violation of the terms of Section 6.1, which has not been withdrawn, and prior to (and in connection with) effecting such Company Board Recommendation Change or terminating this Agreement in accordance with Section 8.1(f), as applicable:

(A) none of the Company, any of its Subsidiaries or any directors, officers or other employees, controlled Affiliates, or any investment bankers, attorneys or other advisors, representatives or agents of the Company or any of its Subsidiaries, shall have breached or violated in any material respect the terms of Section 6.1 in connection with such Acquisition Proposal or in connection with any other Acquisition Proposal made or submitted by any Person (or any Affiliate or agent thereof) making such Acquisition Proposal;

(B) the Company Board shall have reasonably determined in good faith (after consultation with Paragon or another financial advisor of nationally recognized standing and the Company’s outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal and shall have further reasonably determined in good faith (after consultation with the Company’s outside legal counsel) that, in light of such Superior Proposal, the failure to effect a Company Board Recommendation Change or to terminate this Agreement in accordance with Section 8.1(f) in response to such Superior Proposal, as applicable, would reasonably be expected to result in a breach of its fiduciary duties under Delaware Law;

(C) the Company Board shall have given Parent at least five (5) Business Days prior written notice (1) of the identity of the Person(s) making such Superior Proposal and all of the material terms and conditions of such Superior Proposal (and if such Superior Proposal is in written form, a copy of such Superior Proposal and all related agreements, commitment letters and other material documents provided or otherwise furnished by the Person(s) making such Superior Proposal in connection therewith), and (2) that the Company Board intends to effect a Company Board Recommendation Change or terminate this Agreement in accordance with Section 8.1(f) in response to such Superior Proposal and the opportunity to meet with the Company Board and the Company’s financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith such Superior Proposal, this Agreement and the terms and conditions hereof, and any modifications of the terms and conditions of this Agreement that Parent may propose in response thereto; and

(D) after the foregoing five (5) Business Day period and, if requested by Parent, meetings with Parent and its financial advisors and legal counsel during such five (5) Business Day period, the Company Board shall have reasonably determined in good faith (after consultation with Paragon or another financial advisor of nationally recognized standing and the Company’s outside legal counsel) that such Acquisition Proposal continues to constitute a Superior Proposal, and shall have further reasonably determined in good faith (after consultation with the Company’s outside legal counsel) that, in light of such Superior Proposal and after good faith consideration of all proposals (whether or not binding) by Parent, the failure to effect a Company Board Recommendation Change or to terminate this Agreement in accordance with Section 8.1(f), as applicable, would reasonably be expected to result in a breach of its fiduciary duties under Delaware Law.

(c) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided, however, that any statement or other disclosure made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement, including the provisions of Article VIII; and provided further, that any such statement or disclosure (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act, and within the time period contemplated by Rule 14d-9(f)(3)) shall be deemed to be a Company Board Recommendation Change if the Company Board does not expressly publicly reaffirm the Company Board Recommendation in connection with such statement or disclosure.

(d) Nothing set forth in this Section 6.7 shall (i) limit the obligation of the Company to establish a record date for, call, give notice of, convene and hold the Company Stockholder Meeting, (ii) relieve the Company of its obligation to solicit proxies for the Company Stockholder Meeting and submit to a vote of its stockholders the Merger Proposal at the Company Stockholder Meeting, or (iii) except as required by applicable Law, permit the Company to submit for a vote of its stockholders at or prior to the Company Stockholder Meeting any matter other than the Merger Proposal and the Option Exchange Proposal.

6.8 Access; Notice and Consultation.

(a) Subject to any restrictions imposed under applicable Laws, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to any assets, properties, contracts, books, records and personnel of the Company and its Subsidiaries as Parent may reasonably request. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would reasonably be likely to jeopardize the attorney-client privilege of the Company or any of its Subsidiaries; provided, however, that in such circumstances the parties shall use reasonable best efforts to make appropriate substitute disclosure arrangements that would not so jeopardize such privilege. Subject to any restrictions imposed under applicable Laws, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall afford the Company and its and its accountants, legal counsel and other representatives reasonable access to Parent’s senior management to discuss Parent’s financial performance and other material events and circumstances involving Parent as the Company may reasonably request.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, each of Parent and the Company shall promptly notify the other upon obtaining Knowledge that any representation or warranty made by such party in this Agreement has become untrue or inaccurate in any material respect or that such party has breached or failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement.

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, (i) the Company shall promptly notify Parent upon obtaining Knowledge of any written notice or other written communication (including e-mail) received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Material Contract to which the Company or any of its Subsidiaries is a party, and (ii) each of the Company and Parent shall promptly notify the other upon obtaining Knowledge of any written notice or other written communication (including e-mail) received by it or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that any material consent is or may be required in connection with the transactions contemplated by this Agreement.

(d) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, (i) each of Parent and the Company shall promptly advise the other orally and in writing of any litigation commenced after the date hereof against it or any of its directors or executive officers by any of its stockholders (on their own behalf or on behalf of Parent or the Company, as the case may be) relating to this Agreement or the transactions contemplated hereby and shall keep the other party reasonably informed regarding any such litigation, and (ii) the Company shall keep Parent reasonably informed as to the matters set forth in Section 6.8(d) of the Company Disclosure Schedule and (iii) the Company shall promptly advise Parent of, and shall keep Parent reasonably informed regarding, any other litigation commenced or, to the Knowledge of the Company, threatened after the date hereof against the Company or any of its directors or executive officers where the amount claimed is or would reasonably be expected to be in excess of $500,000 (the matters referenced in the foregoing clauses (i), (ii) and (iii) being referred to herein as the “Legal Proceeding Matters”). The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Legal Proceeding Matter involving the Company and shall consider in good faith Parent’s views with respect to such Legal Proceeding Matter involving the Company, and the Company shall not settle any such Legal Proceeding Matter without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

(e) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries to, make available to Parent a copy of each annual and quarterly report on 10-K or 10-Q (as applicable), and each registration statement, proposed to be filed by the Company with the SEC during such period a reasonable period of time prior to the filing of such reports or registration statements (and in any event, if reasonably practicable, at least two (2) Business Days prior to the filing thereof with the SEC).

(f) Notwithstanding anything to the contrary set forth in this Agreement, no information obtained pursuant to the access granted or notification provided pursuant to this Section 6.8 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party hereto providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice. The terms and conditions of the Confidentiality Agreement shall apply to any information acquired or provided pursuant to this Section 6.8.

6.9 Confidentiality.  Parent, Merger Sub One, Merger Sub Two and the Company hereby acknowledge that Parent and the Company have previously executed a Reciprocal Non-Use and Nondisclosure Agreement, dated September 17, 2007 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms, as it may be amended from time to time.

6.10 Public Disclosure.  Except with regard to a Company Board Recommendation Change permitted and effected pursuant to Section 6.7, each of Parent and the Company shall consult with the other before issuing any press release or making any public announcement or statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that either Parent or the Company may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Law or the rules and regulations of the Nasdaq if such party first notifies and (if practicable) consults with the other regarding the timing and substance of such public announcement or statement.

6.11 Employee Matters.

(a) Prior to the Effective Date, the Company shall, and shall cause its Subsidiaries to (and from and after the Effective Date, Parent shall cause the Final Surviving Corporation to) honor in accordance with their terms all existing employment, change of control and severance agreements between the Company or any of its Subsidiaries, on the one hand, and any director, officer or other employee of the Company or any of its Subsidiaries, on the other hand. Notwithstanding the foregoing, Parent and the Final Surviving Corporation shall be permitted to amend such agreements to the extent required by applicable Laws.

(b) Effective as of the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date)

pursuant to resolutions of the Company Board or such Affiliate, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date. If, in accordance with this Section 6.11(b), Parent requests in writing that the Company not terminate any 401(k) Plan, the Company shall take such actions as Parent may reasonably require in furtherance of the assumption of any such 401(k) Plan by Parent, including, but not limited to, adopting such amendments as Parent may deem necessary or advisable in connection with such assumption with or without cause or notice.

(c) The Company shall consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to Company employees and the Company shall not send any material written notices or other material written communication materials (including via electronic mail) to Company employees without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed).

(d) Parent shall, or shall cause the Final Surviving Corporation, for the period commencing at the Effective Time and ending on the second anniversary thereof, to maintain or provide for the individuals employed by the Company and its Subsidiaries at the Effective Time (the “Continuing Employees”) compensation and benefits (including without limitation severance benefits) under Employee Plans that are (i) in the aggregate no less favorable than the compensation and benefits maintained for and provided to Continuing Employees immediately prior to the Effective Time, (ii) in the aggregate at least as favorable as the compensation and benefits provided to similarly situated employees of Parent, or (iii) any combination of clauses (i) and (ii) above; provided, however, subject to the foregoing, that nothing herein shall prevent the amendment or termination of any Employee Plan or interfere with the Final Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 6.11(d) shall limit the right of Parent, the Final Surviving Corporation or any of their subsidiaries to terminate the employment of any Continuing Employee at any time. The provisions of this Section 6.11(d) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Employee Plan to reflect the terms of this Section 6.11(d).

(e) From and after the Effective Time, and to the extent permitted by applicable Law, Parent shall, or shall cause the Final Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each Continuing Employee in connection with all employee benefit plans, programs or policies of Parent or its Affiliates in which Continuing Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Parent shall, or shall cause the Final Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such Continuing Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Employee Plans as of the time immediately preceding the Closing, and (ii) provide each Continuing Employee with credit for any deductibles paid under any Employee Plan that provides medical, dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any medical, dental or vision plans of Parent, the Final Surviving Corporation or its Subsidiaries that such employees are eligible to participate in after the Effective Time to the same extent that such expenses were recognized under the comparable Employee Plan. The provisions of this Section 6.11(e) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Employee Plan to reflect the terms of this Section 6.11(e).

6.12 Directors’ and Officers’ Indemnification and Insurance.

(a) The Final Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Final Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as in effect on the date hereof and any and all agreements for indemnification, exculpation of liability and/or advance of expenses in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, the Final Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Final Surviving Corporation and its Subsidiaries to) cause the certificate of formation (and other similar organizational documents) of the Final Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation from liability and the advancement of expenses that are at least as favorable as the indemnification, exculpation from liability and advancement of expense provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by applicable Law or Order.

(b) Prior to or as of the Effective Time, Parent shall purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance as of the date hereof, on terms and conditions no less favorable to the beneficiaries thereof, in the aggregate, than the D&O Insurance. Parent and the Final Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder; provided, however, that in satisfying its obligations under this Section 6.12(b), Parent shall not be obligated to pay in excess of the amount set forth in Section 6.12 of the Company Disclosure Schedule (such aggregate amount, the “Maximum Premium”), provided that if the cost of such “tail” insurance coverage exceeds the Maximum Premium, Parent and the Final Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium.

(c) If any Indemnified Person makes a claim to enforce the obligations set forth in this Section 6.12 that is denied by the Final Surviving Corporation or any of its Subsidiaries (or by Parent after a request that Parent fulfill its obligations hereunder), and a court of competent jurisdiction determines that such Indemnified Person is entitled to the benefit of such obligations hereunder, then the Final Surviving Corporation shall (and Parent shall cause the Final Surviving Corporation to) pay all expenses, including reasonable fees and expenses of counsel, that such Indemnified Person incurred to enforce the obligations set forth in this Section 6.12; provided, however, that nothing in this Section 6.12(c) shall prejudice the right of any Indemnified Person to any advancement of expenses provided under the certificate of incorporation or bylaws of the Company or its Subsidiaries as in effect on the date hereof or any agreement with the Company or any of its Subsidiaries.

(d) If Parent, the Final Surviving Corporation, any Subsidiaries of the Final Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Final Surviving Corporation and/or any such Subsidiaries, as applicable, shall assume all of the obligations of Parent, the Final Surviving Corporation or its Subsidiaries, as applicable, under this Section 6.12.

(e) The obligations under this Section 6.12 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under “tail” policy referred to in Section 6.12(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the “tail” policy referred to in Section 6.12(b) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the “tail” policy referred to in Section 6.12(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.12, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the “tail” policy referred to in Section 6.12(b) (and their heirs and representatives)) under this Section 6.12 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Laws (whether at law or in equity).

6.13 Resignation of Officers and Directors of Company Subsidiaries.  At or prior to the Closing, upon the request of Parent, the Company shall use its reasonable best efforts to obtain the resignations of all directors and officers of its Subsidiaries, in each case to be effective as of the Effective Time.

6.14 Section 16 Resolutions.  The Parent Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b 3(d) under the Exchange Act), shall adopt a resolution prior to the Effective Time providing that the receipt by Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock, and of options to purchase Parent Common Stock upon assumption and conversion of the Company Stock Awards, pursuant to the transactions contemplated by this Agreement is intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. In addition, the Company Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) promulgated under the Exchange Act) shall adopt a resolution prior to the Effective Time providing that the disposition by Company Insiders of Company Common Stock in exchange for cash and shares of Parent Common Stock, and the disposition of their Company Stock Awards which will be deemed to occur upon the assumption of those options and their resulting conversion into options to purchase Parent Common Stock pursuant to the transactions contemplated hereby are also intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. For purposes of this Agreement, and the term “Company Insiders” shall mean those directors and officers of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

6.15 Nasdaq Listing.  Prior to the Closing, Parent shall file a Notification of Listing of Additional Shares (or such other form as may be required by Nasdaq) with Nasdaq with respect to the shares of the Parent Common Stock to be issued in the Merger and shall use reasonable best efforts to cause such shares to be approved for listing as promptly as practicable and, in any event, before the Closing Date.

6.16 Registration Statements for Assumed Options and Other Awards.  As soon a practicable following the Effective Time, but in no event later than ten (10) Business Days following the Effective Time, Parent shall file a registration statement under the Securities Act on Form S-8 (and use its reasonable best efforts to maintain the effectiveness thereof) relating to shares of Parent Common Stock issuable with respect to the Assumed Options, in each case to the extent eligible for registration on Form S-8, and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as such Assumed Options shall remain outstanding.

6.17 Obligations of the Merger Subs.  Parent shall cause Merger Sub One, Merger Sub Two, the Interim Surviving Corporation and the Final Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.18 Tax Matters.  None of Parent, Merger Sub One, Merger Sub Two or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Effective Time that would reasonably be expected to cause the Integrated Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub One, Merger Sub Two and the Company shall use its reasonable best efforts to obtain the Tax opinions described in Section 7.1(g) (collectively, the “Tax Opinions”). Officers of Parent, Merger Sub One, Merger Sub Two and the Company shall execute and deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent, and Cleary Gottlieb Steen & Hamilton LLP, counsel to the Company, certificates containing customary representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration Statement and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Integrated Merger.

6.19 Funded Debt.  Prior to the Closing Date, the Company shall use its reasonable best efforts to sell, and shall cause each of its Subsidiaries to sell, all marketable securities, and to dividend the proceeds thereof to the Company, which shall invest such proceeds in cash or cash equivalents (such cash equivalents to be AAA-rated government securities with maturities no greater than 90 days). At Parent’s request, the Company shall use its reasonable best efforts to (i) obtain a customary pay-off letter with respect to the Credit Agreement in advance of the Closing Date and (ii) apply the available cash of the Company (to the extent permitted without causing non-compliance with Section 5.2(q) of this Agreement) toward the repayment effective on the Closing Date immediately after the Effective Time of outstanding indebtedness under the Credit Agreement. For the avoidance of doubt, this covenant is not intended to assure a minimum amount of cash or cash equivalents on the balance sheet of the Company and its Subsidiaries as of the Closing Date.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of Parent, Merger Sub One, Merger Sub Two and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Laws) prior to the Closing, of each of the following conditions:

(a) Effectiveness of the Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened in writing by the SEC.

(b) Requisite Merger Approval.  The Requisite Merger Approval shall have been obtained.

(c) Antitrust Approvals.  (i) The waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and (ii) any and all other waiting periods applicable to, and any and all clearances, approvals and consents required to be obtained in connection with, the transactions contemplated by this Agreement under all Laws governing antitrust, unfair competition or restraints on trade shall have expired, been terminated or obtained, other than those waiting periods, clearances, approvals and consents the failure of which to be terminated or obtained (x) would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole, (y) would not be material to the business or operations of Parent and its Subsidiaries, and (z) would not materially impair the benefits expected to be derived by Parent from the transactions contemplated by this Agreement (all of the waiting periods, clearances, approvals and other consents referenced in the preceding clauses (i) and (ii) being collectively referred to herein as the “Antitrust Approvals” and each individually as an “Antitrust Approval”).

(d) FINRA Approval.  FINRA’s approval of the transactions contemplated by this Agreement (including approval pursuant to FINRA Membership Rule 1017) shall have been obtained and shall remain in full force and effect.

(e) IIROC Approval.  IIROC’s approval of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect.

(f) Nasdaq Listing.  The shares of the Parent Common Stock issuable in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(g) Tax Opinions.  Parent shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and the Company shall have received an opinion of Cleary Gottlieb Steen & Hamilton LLP, each dated as of the Effective Time and each to the effect that the Integrated Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Merger Sub One, Merger Sub Two and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

(h) No Legal Prohibition.  No Governmental Authority shall have enacted, issued, granted, promulgated, entered, enforced or deemed applicable to the transactions contemplated by this Agreement (other than the Option Exchange Program) any Law or Order (whether temporary, preliminary or permanent) that is in effect and has the effect of (i) making any of the transactions contemplated by this Agreement illegal in any jurisdiction, or (ii) prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement (other than the Option Exchange Program) in any jurisdiction.

7.2 Additional Conditions to the Obligations of Parent and the Merger Subs.  The obligations of Parent, Merger Sub One and Merger Sub Two to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3(b), Section 3.4, Section 3.23 and Section 3.24 (collectively, the “Specified Company Representations”), (A) shall have been true and correct in all material respects as of the date of this Agreement, and (B) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date), it being understood and hereby agreed that any breach of or inaccuracy in the representations and warranties of the Company set forth in Section 3.4(a) that would result in the issuance or payment of an aggregate value of Merger Consideration in the Merger that equals or exceeds 101% of the aggregate value of Merger Consideration otherwise issuable and payable in the Merger in the absence of such breach or inaccuracy shall be deemed to be material for purposes of this Section 7.2(a)(i); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 7.2(a)(i), (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded.

(ii) All representations and warranties of the Company set forth in this Agreement other than the Specified Company Representations (A) shall have been true and correct as of the date of this Agreement, and (B) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Company (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date, except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Company); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 7.2(a)(ii), (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and agreed that the representation and warranty set forth in Section 3.9(a) shall not be disregarded), and (2) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of the Company to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect.  No event, development, change, circumstance or condition shall have occurred or exist that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (whether or not any events, developments, changes, circumstances or conditions occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Material Adverse Effect on the Company).

(d) Officer’s Certificate.  Parent shall have received a certificate, validly executed for and on behalf of the Company and in its name by the Chief Executive Officer and Chief Financial Officer of the Company, certifying the satisfaction of the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c).

(e) Governmental Actions.  There shall not be pending any suit, action or other Legal Proceeding by any U.S. federal or Canadian Governmental Authority (including FINRA and IIROC), against Parent, Merger Sub One, Merger Sub Two, the Company or any of their respective Subsidiaries seeking to restrain or prohibit the consummation of any of the transactions contemplated by this Agreement in any jurisdiction or the performance of any of the transactions contemplated by this Agreement or the Voting Agreements (other than the Option Exchange Program).

(f) Provincial Securities Commission Approvals.  The approval of the following Canadian securities regulators of the transactions contemplated by this Agreement have been obtained, or shall have been indicated by such regulators not to be required, and such approvals or indications, as the case may be, shall remain in full force and effect: British Columbia Securities Commission, Alberta Securities Commission, Ontario Securities Commission and Autorité des Marchés Financiers du Québec.

7.3 Additional Conditions to the Company’s Obligations to Effect the Merger.  The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties.

(i) The representations and warranties of Parent set forth in Section 4.1, Section 4.2, Section 4.3(b), Section 4.4 and Section 4.14 (the “Specified Parent Representations”) (A) shall have been true and correct in all material respects as of the date of this Agreement and (B) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent set forth in this Agreement for purposes of this Section 7.3(a)(i), (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and agreed that the representation and warranty set forth in Section 4.8(a) shall not be disregarded), and (2) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded.

(ii) All representations and warranties of Parent set forth in this Agreement other than the Specified Parent Representations (A) shall have been true and correct as of the date of this Agreement and (B) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Material Adverse Effect on Parent (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date, except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Material Adverse Effect on Parent); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent set forth in this Agreement for purposes of this Section 7.3(a)(ii), (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and agreed that the representation and warranty set forth in Section 4.8(a) shall not be disregarded), and (2) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded.

(b) Performance of Obligations of Parent and the Merger Subs.  Parent, Merger Sub One and Merger Sub Two shall have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of Parent and the Merger Subs to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect.  No event, development, change, circumstance or condition shall have occurred or exist that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (whether or not any events, developments, changes, circumstances or conditions occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Material Adverse Effect on Parent).

(d) Officer’s Certificate.  The Company shall have received a certificate, validly executed for and on behalf of Parent and in its name by the Chief Executive Officer and Chief Financial Officer of Parent, certifying the satisfaction of the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination.  Notwithstanding the prior receipt of the Requisite Merger Approval, this Agreement may be validly terminated and the transactions contemplated hereby may be abandoned only as follows (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a) by mutual written agreement of Parent and the Company at any time prior to the Effective Time (whether or not the Requisite Merger Approval has been obtained); or

(b) by either Parent or the Company, at any time prior to the Effective Time (whether or not the Requisite Merger Approval has been obtained), if the Effective Time has not occurred prior to 11:59 p.m. (New York City time) on October 7, 2009 (the “Termination Date”); provided, however, that in the event Parent or any of Parent’s Subsidiaries announces, following the date hereof and prior to the Termination Date, entry into a definitive agreement for a transaction that is reportable under the HSR Act or subject to review by FINRA (a “Reviewable Transaction”), the right of Parent to terminate this Agreement pursuant to this Section 8.1(b) shall not be available until the later of (1) 11:59 p.m. (New York City time) on the Termination Date and (2) 11:59 p.m. (New York City time) on the thirtieth (30th) day immediately following the earlier to occur of the consummation or termination of such Reviewable Transaction; and provided further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose action or failure to take any action has been the cause of, or resulted in, any of the conditions to the Merger set forth in Article VII having failed to be satisfied on or before the Termination Date, as applicable, or in the Effective Time not occurring prior to the Termination Date, as applicable, in either case if such action or failure to take action constituted a material breach of this Agreement; or

(c) by either Parent or the Company, at any time prior to the Effective Time (whether or not the Requisite Merger Approval has been obtained), if any Governmental Authority (i) shall have enacted, issued, granted, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by this Agreement (other than the Option Exchange Program) any Law or any final, non-appealable Order that is in effect and has the effect of making the consummation of any of the transactions contemplated by this Agreement (other than the Option Exchange Program) illegal in any jurisdiction or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement (other than the Option Exchange Program) in any jurisdiction, or (ii) from which an Antitrust Approval is required has denied such approval and such denial has become final and non-appealable; or

(d) by either Parent or the Company, at any time prior to the Effective Time, if the Company shall have failed to obtain the Requisite Merger Approval at the Company Stockholder Meeting (or any postponement or adjournment thereof) at which a vote was taken on the Merger Proposal; or

(e) by the Company, at any time prior to the Effective Time (whether or not the Requisite Merger Approval has been obtained), provided that the Company is not then in material breach of any covenant or agreement of the Company set forth in this Agreement, in the event (i) of a breach of any covenant or agreement on the part of Parent or the Merger Subs set forth in this Agreement or (ii) that any of the representations and warranties of Parent and the Merger Subs set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent, Merger Sub One or Merger Sub Two or such inaccuracies in the representations and warranties of Parent, Merger Sub One or Merger Sub Two are curable by Parent, Merger Sub One or Merger Sub Two through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the earlier to occur of (A) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (B) Parent, Merger Sub One and/or Merger Sub Two (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Parent, Merger Sub One and/or Merger Sub Two (as applicable) continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach or inaccuracy by Parent, Merger Sub One or Merger Sub Two is cured within such thirty (30) calendar day period); or

(f) by the Company, at any time prior to obtaining the Company Stockholder Approval, pursuant to and in accordance with Section 6.7(b)(ii), provided that concurrently with such termination (and as a condition to the effectiveness of such termination), (i) the Company shall have entered into a definitive agreement for the Superior Proposal referenced in Section 6.7(b)(ii) and (ii) the Company shall have paid to Parent a fee equal to the Termination Fee Amount pursuant to Section 8.3(b)(iii); or

(g) by Parent, at any time prior to the Effective Time (whether or not the Requisite Merger Approval has been obtained), provided that Parent is not then in material breach of any covenant or agreement of Parent set forth in this Agreement, in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g) until the earlier to occur of (A) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (B) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(g) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(h) by Parent, at any time prior to the Effective Time (whether or not the Requisite Merger Approval has been obtained), in the event that:

(i) either (A) any member of the Company Board or any executive officer of the Company shall have breached or violated the terms of Section 6.1, Section 6.6 (with respect to the Merger Proposal) or Section 6.7 in any material respect, or (B) any other employee, controlled Affiliate, investment banker, attorney or other advisor or representative of the Company acting at the express direction of (or with the express authorization of) any member of the Company Board or any executive officer of the Company shall have breached or violated the terms of Section 6.1, Section 6.6 (with respect to the Merger Proposal) or Section 6.7 in any material respect;

(ii) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change (whether or not in compliance with the terms and conditions of this Agreement);

(iii) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement/Prospectus;

(iv) a tender offer or exchange offer for Company Common Stock is commenced and (A) within the ten (10) business-day period specified in Rule 14e-2 promulgated under the Exchange Act, the Company shall have failed to issue a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company stockholders reject such tender or exchange offer and not tender any shares of Company Common Stock into such tender or exchange offer, or (B) at any time after the foregoing 10 business-day period, the Company shall issue a press release or file a Schedule 14D-9, in any such case relating to such tender or exchange offer that fails to reaffirm the Company Board Recommendation and recommend that the Company stockholders reject such tender or exchange offer and not tender any shares of Company Common Stock into such tender or exchange offer; or

(v) the Company Board shall fail to reaffirm (publicly, if requested by Parent) its recommendation in favor of the adoption of this Agreement and the approval of the Merger (A) within ten (10) Business Days following Parent’s request in writing that such recommendation be reaffirmed after an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or (B) within ten (10) Business Days following Parent’s request in writing that such recommendation be reaffirmed if, in Parent’s reasonable good faith judgment, there are circumstances that create uncertainty in the public markets regarding the position of the Company Board regarding this Agreement and the Merger.

8.2 Notice of Termination; Effect of Termination.  Any proper termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.9, this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement and the transactions contemplated hereby. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) The Company shall pay to Parent a fee equal to $20,000,000 (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that (A) following the execution and delivery of this Agreement and prior to the Company Stockholder Meeting, an Acquisition Proposal shall have been publicly announced or shall have become publicly known, and (B) this Agreement is terminated pursuant to Section 8.1(d) (or, after a vote on the Merger Proposal has been taken at the Company Stockholder Meeting and the Requisite Merger Approval has not been obtained, the Company terminates this Agreement for any other reason), and (C) within twelve (12) months following the termination of this Agreement, either (1) any Acquisition Transaction is consummated or (2) the Company enters into a letter of intent, memorandum of understanding or other Contract providing for any Acquisition Transaction and such Acquisition Transaction or any other Acquisition Transaction is subsequently consummated within twenty four (24) months after the date on which such letter of intent, memorandum of understanding or other Contract is executed by the parties thereto. The fee amount payable pursuant to this Section 8.3(b)(i) shall be paid on the date of, and as a condition to, the consummation of the applicable Acquisition Transaction contemplated by the foregoing clause (C).

(ii) The Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company, and (B) this Agreement is terminated pursuant to Section 8.1(b) or Section 8.1(g), and (C) within twelve (12) months following the termination of this Agreement, either (1) any Acquisition Transaction is consummated or (2) the Company enters into a letter of intent, memorandum of understanding or other Contract providing for any Acquisition Transaction and such Acquisition Transaction or any other Acquisition Transaction is subsequently consummated within twenty four (24) months after the date on which such letter of intent, memorandum of understanding or other Contract is executed by the parties thereto. The fee amount payable pursuant to this Section 8.3(b)(ii) shall be paid on the date of, and as a condition to, the consummation of the applicable Acquisition Transaction contemplated by the foregoing clause (C).

(iii) The Company shall pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event this Agreement is terminated pursuant to Section 8.1(f), concurrently with and as a condition to the effectiveness of such termination.

(iv) The Company shall pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that this Agreement is terminated pursuant to Section 8.1(h).

(c) Enforcement.  Each of Parent and the Company acknowledges and hereby agrees that the provisions of Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, neither Parent nor the Company would have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner any amounts due and payable pursuant to Section 8.3, and, in order to obtain such payment, Parent shall make a claim against the Company and such claim results in a judgment against the Company, the Company shall pay to Parent an amount in cash equal to Parent’s costs and expenses (including its attorneys’ fees and expenses) incurred in connection with such claim, together with interest at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees amounts contemplated by this Section 8.3 shall not be in lieu of, or replacement or substitution for, any damages that may arise out of any breach of this Agreement, and are not intended to (and shall not) be liquidated damages hereunder; provided, however, that any liability of the Company hereunder shall be reduced by the amount of any Termination Fee Amount paid by the Company except to the extent that the amount of the Termination Fee Amount shall have already been explicitly taken into account by the court to reduce the amount otherwise payable as damages. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee Amount on more than one occasion.

8.4 Amendment.  Subject to applicable Laws and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub One, Merger Sub Two and the Company; provided, however, that in the event that this Agreement has been adopted by the Company stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company stockholders without such approval.

8.5 Extension; Waiver.  At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants of the Company, Parent and the Merger Subs set forth in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

9.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent, Merger Sub One or Merger Sub Two, to:

TD AMERITRADE Holding Corporation
4211 South 102nd Street
Omaha, NE 68127
Attention: General Counsel
Telecopy No.: (443) 539-2009

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Larry W. Sonsini, Martin W. Korman and Michael S. Ringler
Telecopy No.: (650) 493-6811

(b) if to the Company (prior to the Effective Time), to:

thinkorswim, Inc.
600 W. Chicago Ave., Suite 100
Chicago, IL 60654-2597
Attention: Pete Santori
Telecopy No.: (773) 435-3232

and

thinkorswim Group Inc.
13947 S. Minuteman Dr.
Draper, UT 84020
Attention: Ida Kane
Telecopy No.: (801) 816-6010

with copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Ethan A. Klingsberg and Benet J. O’Reilly
Telecopy No.: (212) 225-3999

9.3 Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4 Entire Agreement.  This Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule, the Parent Disclosure Schedule and the Exhibits and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement, the Confidentiality Agreement or the agreements, documents, instruments or certificates referred to in the immediately preceding sentence has been made or relied upon by any of the parties to this Agreement.

9.5 Third Party Beneficiaries.  Except as set forth in or contemplated by the provisions of Section 6.12, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, provided that from and after the Effective Time the holders of Company Common Stock shall be beneficiaries of Section 2.7 and Section 2.9 and the holders of Company Restricted Stock, Company Options and Company Restricted Stock Units shall be beneficiaries of Section 2.8.

9.6 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.9 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

9.10 Consent to Jurisdiction.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

9.11 WAIVER OF JURY TRIAL.  EACH OF PARENT, COMPANY, MERGER SUB ONE AND MERGER SUB TWO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY, MERGER SUB ONE OR MERGER SUB TWO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.12 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

TD AMERITRADE HOLDING CORPORATION

By:	/s/ Fredric J. Tomczyk

Name:	Fredric J. Tomczyk

Title:	President & Chief Executive Officer

TANGO ACQUISITION CORPORATION ONE

By:	/s/ William J. Gerber

Name:	William J. Gerber

Title:	Treasurer

TANGO ACQUISITION CORPORATION TWO

By:	/s/ William J. Gerber

Name:	William J. Gerber

Title:	Treasurer

THINKORSWIM GROUP INC.

By:	/s/ Lee K. Barba

Name:	Lee K. Barba

Title:	Chairman & CEO

AGREEMENT AND PLAN OF MERGER

Appendix B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of January 8, 2009 by and between TD AMERITRADE Holding Corporation, a Delaware corporation (“Parent”), and the undersigned Stockholder (the “Stockholder”) of thinkorswim Group Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, Parent, Tango Acquisition Corporation One, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub One”), Tango Acquisition Corporation Two, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub Two”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for, among other things, and as a single integrated transaction, the merger of Merger Sub One with and into the Company (the “First Step Merger”) pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement. As soon as practicable following the First Step Merger, Parent will cause the Company to merge with and into Merger Sub Two (the “Second Step Merger” and, taken together with the First Step Merger, the “Merger”).

WHEREAS, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of that number of shares of the outstanding capital stock of the Company, and the holder of options to purchase such number of shares of capital stock of the Company, in each case, as set forth on the signature page of this Agreement.

WHEREAS, as a condition and inducement to the willingness of Parent, Merger Sub One and Merger Sub Two to enter into the Merger Agreement, the Stockholder (in the Stockholder’s capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions.  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

(b) “Person” shall mean any individual, corporation, limited liability company, general or limited partnership, trust, unincorporated association or other entity of any kind or nature, or any governmental authority.

(c) “Shares” shall mean (i) all equity securities of the Company (including all shares of Company Common Stock, Company Preferred Stock and all Company Options and other rights to acquire shares of Company Common Stock) owned by the Stockholder as of the date hereof, and (ii) all additional equity securities of the Company (including all additional shares of Company Common Stock, Company Preferred Stock and all additional Company Options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(d) “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfers, tenders or disposes of such Share or any interest in such Share, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to (or entry into a hedging arrangement with respect to), transfer, tender of or disposition of such Share or any interest therein, provided, for the avoidance of doubt “Transfer” does not include granting a proxy or voting or consent instructions with respect to any matter other than those specified in Section 3(a)(i), (ii) or (iii).

2. Transfer of Shares.

(a) Transfer Restrictions.  The Stockholder shall not Transfer (or cause or permit the Transfer of) any of the Shares, or enter into any agreement relating thereto, except (i) by selling already-owned Shares either to pay the exercise price upon the exercise of a Company Option or to satisfy the Stockholder’s tax withholding obligation upon the exercise of a Company Option, in each case as permitted by any Company Option Plan, (ii) transferring Shares to Affiliates, immediate family members, a trust established for the benefit of Stockholder and/or for the benefit of one or more members of Stockholder’s immediate family or charitable organizations or upon the death of the Stockholder, provided that, as a condition to such Transfer, the recipient agrees to be bound by this Agreement and delivers a Proxy (as defined below) in the form attached hereto as Exhibit A, or (iii) with Parent’s prior written consent and in Parent’s sole discretion. Any Transfer, or purported Transfer, of Shares in breach or violation of this Agreement shall be void and of no force or effect.

(b) Transfer of Voting Rights.  The Stockholder shall not deposit (or cause or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

3. Agreement to Vote Shares.

(a) At every meeting of the Stockholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Stockholders of Company, the Stockholder (in the Stockholder’s capacity as such), to the extent not voted by the Person(s) appointed under the Proxy, shall, or shall cause the holder of record on any applicable record date to, vote all Shares that are then-owned by such Stockholder and entitled to vote or act by written consent:

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, in competition with, or would result in a breach of, the Merger Agreement or the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of or involving the Company or any of its Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, (D) any material change in the capitalization of the Company or any of its Subsidiaries, or the corporate structure of the Company or any of its Subsidiaries, (E) any Acquisition Proposal or Acquisition Transaction or (F) any other action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

The Stockholder shall retain at all times the right to vote its Shares in its sole discretion and without any other limitation on those matters other than those set forth in clauses (i), (ii) and (iii) that are at any time or from time to time presented for consideration to the Company’s stockholders generally. For the avoidance of doubt, clauses (i), (ii) and (iii) shall not apply to votes, if any, solely on the election or removal of directors as recommended by the Company’s Board of Directors (provided such recommendation is not in violation of the terms of the Merger Agreement).

(b) In the event that a meeting of the Stockholders of the Company is held, the Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(c) The Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. No Solicitation.

(a) The Stockholder shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date the Stockholder shall not, directly or indirectly:

(i) solicit, initiate or knowingly encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, an Acquisition Proposal or an Acquisition Transaction;

(ii) furnish to any Person (other than Parent, Merger Sub One, Merger Sub Two or any designees of Parent or the Merger Subs) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub One, Merger Sub Two or any designees of Parent or the Merger Subs), or take any other action, in each case in a manner that is intended or would be reasonably expected to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal or an Acquisition Transaction;

(iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or an Acquisition Transaction; or

(iv) propose or agree to do any of the foregoing.

5. Agreement Not to Exercise Appraisal Rights.  The Stockholder shall not exercise, and hereby irrevocably and unconditionally waives, any statutory rights (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any Shares that may arise in connection with the Merger.

6. Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Stockholder who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office, including by voting, in his capacity as a director of the Company, in the Stockholder’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a Stockholder of the Company). In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company. For the avoidance of doubt, nothing in Section 4 or elsewhere in this Agreement shall limit in any way the Company and its officers and directors from taking actions permitted by the Merger Agreement.

7. Irrevocable Proxy.  Concurrently with the execution of this Agreement, the Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares.

8. Update of Beneficial Ownership Information.  Promptly following the written request of Parent, the Stockholder shall send to Parent a notice in the form of Exhibit B hereto, setting forth the number of Shares beneficially owned by such Stockholder as of the record date of the Company Stockholder Meeting.

9. Representations and Warranties of the Stockholder.  The Stockholder hereby represents and warrants to Parent as follows:

(a) Power; Binding Agreement.  The Stockholder has full power and authority to execute and deliver this Agreement and the Proxy, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, Merger Sub One and Merger Sub Two, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflicts.  None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that would not in any material respect impair or adversely effect the ability of Stockholder to perform its obligations under this Agreement, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder.

(c) Ownership of Shares.  The Stockholder (i) is the sole beneficial owner of the shares of Company Common Stock set forth on the signature page of this Agreement, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (“Encumbrances”) (except any Encumbrances arising under securities laws or arising hereunder or arising under Section 2.1 of the Stockholders’ Agreement, dated as of February 15, 2007, by and among the Company, the Stockholder and the other stockholders named therein), (ii) is the sole holder of the Company Options that are exercisable for the number of shares of Company Common Stock set forth on the signature page of this Agreement, all of which Company Options and shares of Company Common Stock issuable upon the exercise of such Company Options are, or in the case of Company Common Stock received upon exercise of an option after the date hereof will be, free and clear of any Encumbrances (except any Encumbrances arising under securities laws, arising under the plans pursuant to which such Company Options were granted or arising hereunder, or arising under Section 2.1 of the Stockholders’ Agreement, dated as of February 15, 2007, by and among the Company, the Stockholder and the other stockholders named therein), and (iii) except as set forth on the signature page to this Agreement, does not own, beneficially or otherwise, any securities of the Company other than the shares of Company Common Stock or options to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such Company Options, set forth on the signature page of this Agreement.

(d) Voting Power.  The Stockholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters specified in Section 2 and Section 3(a)(i), (ii) and (iii), and sole power to agree to all of the matters specified in Section 2 and Section 3(a)(i), (ii) or (iii), in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement and the terms of Section 2.1 of the Stockholders’ Agreement, dated as of February 15, 2007, by and among the Company, the Stockholder and the other stockholders named therein.

(e) No Finder’s Fees.  No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in his or her capacity as such.

(f) Reliance by Parent.  The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(g) No Legal Actions.  Stockholder agrees that Stockholder will not in Stockholder’s capacity as a Stockholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Stockholder, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof.

10. Certain Restrictions.  The Stockholder shall not, directly or indirectly, take any voluntary action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect.

11. Disclosure.  The Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent reasonably determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

12. No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to Stockholder.

13. Further Assurances.  Subject to the terms and conditions of this Agreement, upon request of Parent, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

14. Stop Transfer Instructions.  At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares of the Stockholder (and that this Agreement places limits on the voting and transfer of such Shares).

15. Termination.  This Agreement and the Proxy, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 15 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any intentional breach of this Agreement prior to such termination. Section 5 shall survive any termination of this Agreement.

16. Miscellaneous.

(a) Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.

(b) Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.

(c) Amendments; Waiver.  This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(d) Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(e) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice), or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent:

TD AMERITRADE Holding Corporation
4211 South 102nd Street
Omaha, NE 68127
Attention: General Counsel
Telephone No.: (402) 331-7856
Telecopy No.: (443) 539-2009

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Larry W. Sonsini, Martin W. Korman and Michael S. Ringler
Telephone No.: (650) 493-9300
Telecopy No.: (650) 493-6811

If to the Stockholder:

[          ]
[          ]
[          ]

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Ethan A. Klingsberg and Benet J. O’Reilly
Telecopy No.: (212) 225-3999

(f) No Waiver.  The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(g) No Third Party Beneficiaries.  This Agreement is not intended to confer and does not confer upon any person other than the parties hereto any rights or remedies hereunder.

(h) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(i) Submission to Jurisdiction.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and to the fullest extent permitted by law, waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and venue.

(j) Rules of Construction.  The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(k) Entire Agreement.  This Agreement and the Proxy contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(l) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(m) Expenses.  All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(n) Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(o) No Obligation to Exercise Options or Warrants.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate the Stockholder to exercise any Company Option, warrant or other right to acquire any shares of Company Common Stock.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

TD AMERITRADE HOLDING CORPORATION	STOCKHOLDER

By:	[ ]

Name:

Title:

Shares beneficially owned as of the date hereof:
           shares of Company Common Stock
           shares of Company Common Stock issuable upon exercise of outstanding options

**** VOTING AGREEMENT ****

EXHIBIT A

IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of thinkorswim Group Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints TD AMERITRADE Holding Corporation, a Delaware corporation (“Parent”), acting through any of its Chief Executive Officer, Chief Financial Officer or General Counsel, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or equity securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below); provided, however, that such proxy and voting and related rights are expressly limited to the matters discussed in clauses (i) through (iii) in the fourth paragraph of this Irrevocable Proxy. Upon the undersigned’s execution of this Irrevocable Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date, provided, further, that the undersigned may grant subsequent proxies with respect to any matter other than those specified in clauses (i) through (iii) in the fourth paragraph of this Irrevocable Proxy.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between Parent and the undersigned Stockholder (the “Voting Agreement”), and is granted as a condition and inducement to the willingness of Parent, Tango Acquisition Corporation One, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub One”), Tango Acquisition Corporation Two, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub Two”), to enter into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, Merger Sub One, Merger Sub Two and the Company. The Merger Agreement provides for, among other things, and as a single integrated transaction, the merger of Merger Sub One with and into the Company (the “First Step Merger”) pursuant to which all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement. As soon as practicable following the First Step Merger, Parent will cause the Company to merge with and into Merger Sub Two (the “Second Step Merger” and, taken together with the First Step Merger, the “Merger”).

As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, or (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

(i) in favor of the adoption of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

(ii) against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of or involving the Company or any of its Subsidiaries, (B) any sale, lease or transfer of all or substantially all of assets of the Company or any of its Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, (D) any material change in the capitalization of the Company or any of its Subsidiaries, or the corporate structure of the Company or any of its Subsidiaries, (E) any Acquisition Proposal or Acquisition Transaction or (F) any other action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The undersigned Stockholder may vote the Shares in its sole discretion on all other matters. For the avoidance of doubt, clauses (i) through (iii) in the fourth paragraph of this Irrevocable Proxy shall not apply to votes, if any, on the election or removal of directors as recommended by the Company’s Board of Directors (provided such recommendation is not in violation of the terms of the Merger Agreement).

Any obligation of the undersigned hereunder shall be binding upon the successors and permitted assigns of the undersigned.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

STOCKHOLDER

[          ]

Dated: January   , 2009

***** IRREVOCABLE PROXY ****

EXHIBIT B

NOTICE OF BENEFICIAL OWNERSHIP

[DATE]1

The undersigned Stockholder (the “Stockholder”) of thinkorswim Group Inc., a Delaware corporation (the “Company”), hereby notifies TD AMERITRADE Holding Corporation, a Delaware corporation (“Parent”) that, as of the date hereof, such Stockholder beneficially owns the number of Shares set forth below.

STOCKHOLDER

[          ]

Shares beneficially owned as of the date hereof:
           shares of Company Common Stock
           shares of Company Common Stock issuable upon exercise of outstanding options

1 Record Date of Company Stockholder Vote.

Appendix C

[LETTERHEAD OF UBS SECURITIES LLC]

January 7, 2009

The Board of Directors
thinkorswim Group Inc.
45 Rockefeller Plaza
Suite 2012
New York, New York 10111

Dear Members of the Board:

We understand that thinkorswim Group Inc., a Delaware corporation (“thinkorswim”), is considering a transaction whereby (i) Tango Acquisition Corporation One, a Delaware corporation and wholly owned subsidiary of TD AMERITRADE Holding Corporation (“TD AMERITRADE”), a Delaware corporation, will merge with and into thinkorswim (such merger, the “First Step Merger”) and (ii) immediately following the First Step Merger, TD AMERITRADE will cause thinkorswim to merge with and into Tango Acquisition Corporation Two, a Delaware corporation and wholly owned subsidiary of TD AMERITRADE (together with Tango Acquisition Corporation One, the “Merger Subs” and, such merger, together with the First Step Merger, the “Transaction”). Pursuant to the terms of an Agreement and Plan of Merger, draft as of January 7, 2009 (the “Merger Agreement”), among TD AMERITRADE, the Merger Subs and thinkorswim, each outstanding share of the common stock, par value $0.01 per share, of thinkorswim (“thinkorswim Common Stock”) will be converted into the right to receive (i) 0.3980 of a share of the common stock, par value $0.01 per share, of TD AMERITRADE (“TD AMERITRADE Common Stock” and, such fraction of a share of TD AMERITRADE Common Stock, the “Stock Consideration”) and (ii) $3.34 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Consideration”). Concurrently with the execution of the Merger Agreement, certain stockholders of thinkorswim will enter into voting agreements with TD AMERITRADE (such stockholders of thinkorswim and their respective affiliates, the “Excluded Holders”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of thinkorswim Common Stock (other than the Excluded Holders) of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC (“UBS”) has been retained by thinkorswim in connection with the Transaction for purposes of rendering this opinion and will receive a fee in connection with this opinion. UBS or an affiliate is a participant in credit facilities of TD AMERITRADE for which it received and continues to receive fees and interest payments. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of thinkorswim and TD AMERITRADE and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to thinkorswim or thinkorswim’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any stockholder of thinkorswim as to how such stockholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Merger Agreement or the form of the Transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration. We express no opinion as to what the value of TD AMERITRADE Common Stock will be when issued pursuant to the Transaction or the prices at which TD AMERITRADE Common Stock or thinkorswim Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Merger Agreement will not differ in any material respect from the draft that we have reviewed, (ii) the parties to the Merger Agreement will comply with all material terms of the Merger Agreement and (iii) the

The Board of Directors
thinkorswim Group Inc.
January 7, 2009

Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on thinkorswim, TD AMERITRADE or the Transaction. In connection with our engagement, we were not requested to, and we did not, participate in the negotiation or structuring of the Transaction. While we have not been authorized to solicit and have not solicited indications of interest in a transaction with thinkorswim from any party, representatives of thinkorswim have advised us that indications of interests in a transaction with thinkorswim were solicited from third parties on behalf of thinkorswim and that discussions with certain of these parties were held prior to the date hereof.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to thinkorswim and TD AMERITRADE; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of thinkorswim that were not publicly available, including financial forecasts and estimates prepared by the management of thinkorswim that you have directed us to utilize for purposes of our analysis; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of TD AMERITRADE that were not publicly available, including financial forecasts and estimates prepared by the management of TD AMERITRADE that you have directed us to utilize for purposes of our analysis; (iv) conducted discussions with members of the senior managements of thinkorswim and TD AMERITRADE concerning the businesses and financial prospects of thinkorswim and TD AMERITRADE; (v) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed current and historical market prices of thinkorswim Common Stock and TD AMERITRADE Common Stock; (viii) reviewed the Merger Agreement; and (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of thinkorswim or TD AMERITRADE, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of thinkorswim and TD AMERITRADE as to the future financial performance of thinkorswim and TD AMERITRADE. We have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of thinkorswim Common Stock (other than the Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Consideration in the Transaction.

Very truly yours,

/s/  UBS Securities LLC

UBS SECURITIES LLC

C-2

Appendix D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law.

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws require the Registrant to indemnify, to the full extent permitted by law, any person who is or was a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action by or in the right of the Registrant) by reason of the fact that he or she is or was a director or officer of the Registrant against any liability or expense actually or reasonably incurred in respect thereof. The Registrant’s Amended and Restated Bylaws also require it to advance litigation expenses (including in the case of stockholder derivative actions or other actions) against an undertaking by the officer or director to repay such advances if it is ultimately determined that the officer or director is not entitled to indemnification. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws further provide that rights conferred under such Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under law or otherwise.

In addition, the Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware Corporation Law, the Registrant’s directors shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of the directors’ fiduciary duty. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to the

Registrant, or acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law, Article VII of the Amended and Restated Certificate of Incorporation and Article VI of the Amended and Restated Bylaws of the Registrant.

Pursuant to the Registrant’s Amended and Restated Bylaws, the Registrant may maintain a directors’ and officers’ insurance policy which insures the directors, officers, employees or agents of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of another enterprise, against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to Delaware law. The Registrant currently has a policy providing directors and officers liability insurance with insured directors and officers of the Registrant in certain circumstances.

In addition, the Registrant has entered into separate indemnification agreements with its current directors and certain former directors. The indemnification agreements provide generally that the Registrant will indemnify and advance expenses to the fullest extent permitted by applicable law. Each director is entitled to be indemnified against all expenses, judgments, penalties and amounts paid in settlement actually and reasonably incurred if the director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant in the event he is, or is threatened to be made, a party to any threatened, pending or completed action, suit, investigation or inquiry, other than proceedings brought by or in the right of the Registrant. In the case of proceedings by or in the right of the Registrant, the director is entitled to be indemnified against all expenses if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification against expenses will be made in respect of any matter as to which the director has been found liable to the Registrant unless the Court of Chancery of the State of Delaware has determined that such indemnification may be made. The Registrant has agreed to advance all reasonable expenses incurred by a director in connection with any proceeding within twenty days after receipt of a statement requesting such advance, which statement includes an undertaking to repay any advanced expenses in the event it is determined that the director is not entitled to indemnification.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.  The following is a list of Exhibits to this Registration Statement:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 8, 2009, by and among TD AMERITRADE Holding Corporation, Tango Acquisition Corporation One, Tango Acquisition Corporation Two, and thinkorswim Group Inc. (included as Appendix A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on January 27, 2006)
3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on March 15, 2006)
4.1	Form of Certificate of Registrant’s common stock (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-A filed on September 5, 2002)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the validity of the shares of the Registrant’s common stock*
8.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to tax matters*

Exhibit No.	Description

8.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP, as to tax matters*
10.1	Form of Voting Agreement by and between TD AMERITRADE and certain executive officers of thinkorswim Group Inc. (included as Appendix B to this proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 to this Registration Statement)*
23.2	Consent of KPMG LLP
23.3	Consent of Ernst & Young LLP
23.4	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.1 to this Registration Statement)*
23.5	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 8.2 to this Registration Statement)*
24.1	Power of Attorney (included in Part II of the Registration Statement)
99.1	Notice of Special Meeting of Stockholders of thinkorswim Group Inc. (included in the proxy statement/prospectus forming a part of this Registration Statement)
99.2	Form of Proxy Card for Special Meeting of Stockholders of thinkorswim Group Inc.
99.3	Consent of UBS Securities LLC
99.4	Class action complaint filed in Jonathan Simons v. Tom Sosnoff et al., Case No. 09CH02970 (Circuit Court of Cook County, Illinois County Department, Chancery Division)
99.5	Class action complaint filed in Jim Burns v. thinkorswim Group Inc. et al., Case No. 09CH03435 (Circuit Court of Cook County, Illinois County Department, Chancery Division)

*	To be filed by amendment

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to

Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

[Remainder of Page Intentionally Left Blank]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jersey City, State of New Jersey, on February 9, 2009.

TD AMERITRADE HOLDING CORPORATION

By:	/s/ Fredric J. Tomczyk
Name:     Fredric J. Tomczyk

Title:	Chief Executive Officer, Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fredric J. Tomczyk and Ellen L.S. Koplow, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on February 9, 2009.

Signature	Title

/s/ Fredric J. Tomczyk Fredric J. Tomczyk	Chief Executive Officer and Director (Principal Executive Officer)

/s/ William J. Gerber William J. Gerber	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Accounting Officer)

/s/ Joseph H. Moglia Joseph H. Moglia	Chairman of the Board

/s/ W. Edmund Clark W. Edmund Clark	Director

Marshall A. Cohen	Director

/s/ Dan W. Cook III Dan W. Cook III	Director

Signature	Title

/s/ William H. Hatanaka William H. Hatanaka	Director

/s/ Mark L. Mitchell Mark L. Mitchell	Director

/s/ Wilbur J. Prezzano Wilbur J. Prezzano	Director

/s/ J. Joe Ricketts J. Joe Ricketts	Director

/s/ J. Peter Ricketts J. Peter Ricketts	Director

Thomas S. Ricketts	Director

/s/ Allan R. Tessler Allan R. Tessler	Director

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of January 8, 2009, by and among TD AMERITRADE Holding Corporation, Tango Acquisition Corporation One, Tango Acquisition Corporation Two, and thinkorswim Group Inc. (included as Appendix A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on January 27, 2006)
3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on March 15, 2006)
4.1	Form of Certificate of Registrant’s common stock (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-A filed on September 5, 2002)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the validity of the shares of the Registrant’s common stock*
8.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to tax matters*
8.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP, as to tax matters*
10.1	Form of Voting Agreement by and between TD AMERITRADE and certain executive officers of thinkorswim Group Inc. (included as Appendix B to this proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)
23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 to this Registration Statement)*
23.2	Consent of KPMG LLP
23.3	Consent of Ernst & Young LLP
23.4	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.1 to this Registration Statement)*
23.5	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 8.2 to this Registration Statement)*
24.1	Power of Attorney (included in Part II of the Registration Statement)
99.1	Notice of Special Meeting of Stockholders of thinkorswim Group Inc. (included in the proxy statement/prospectus forming a part of this Registration Statement)
99.2	Form of Proxy Card for Special Meeting of Stockholders of thinkorswim Group Inc.
99.3	Consent of UBS Securities LLC
99.4	Class action complaint filed in Jonathan Simons v. Tom Sosnoff et al., Case No. 09CH02970 (Circuit Court of Cook County, Illinois County Department, Chancery Division)
99.5	Class action complaint filed in Jim Burns v. thinkorswim Group Inc. et al., Case No. 09CH03435 (Circuit Court of Cook County, Illinois County Department, Chancery Division)

*	To be filed by amendment